UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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LORILLARD, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2014 Annual Meeting

of Shareholders and Proxy Statement

Greensboro, North Carolina

May 15, 2014

April 4, 2014

Dear Fellow Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders for 2014 (the “Annual Meeting”) of Lorillard, Inc. (the “Company”), which will be held at the O.Henry Hotel, 624 Green Valley Road, Greensboro, North Carolina 27408, on May 15, 2014 at 10:00 a.m., eastern daylight time.

At the Annual Meeting, shareholders will be asked to elect the seven director nominees named in the attached proxy statement to hold office for one-year terms until the Annual Meeting of Shareholders for 2015 and until their respective successors are duly elected and qualified, to hold a non-binding, advisory vote to approve the Company’s executive compensation, to approve the 2008 Incentive Compensation Plan as amended and restated, to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, to consider two shareholder proposals, if properly presented at the Annual Meeting, and to transact such other business as may properly come before the meeting. The accompanying Notice of Annual Meeting and Proxy Statement describe in more detail the business to be conducted at the Annual Meeting and provide other information concerning the Company of which you should be aware when you vote your shares. Also enclosed is a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Admission to the Annual Meeting will be by ticket only. If you are a registered shareholder planning to attend the meeting, please check the appropriate box on the proxy card and retain the bottom portion of the card as your admission ticket. If your shares are held through an intermediary, such as a bank or broker, please follow the instructions under the “About the Annual Meeting of Shareholders” section of the Proxy Statement to obtain a ticket.

Your participation in the Company’s Annual Meeting is important, regardless of the number of shares you own. In order to ensure that your shares are represented at the Annual Meeting, whether you plan to attend or not, please vote in accordance with the enclosed instructions. As a shareholder of record, you can vote your shares by telephone, electronically via the Internet or by submitting the enclosed proxy card. If you vote using the proxy card, you must sign, date and mail the proxy card in the enclosed envelope. If you decide to attend the Annual Meeting and wish to modify your vote, you may revoke your proxy and vote in person at the meeting.

The Board of Directors appreciates your time and attention in reviewing the accompanying Proxy Statement. Thank you for your interest in Lorillard, Inc. We look forward to seeing you at the meeting.

Sincerely,

Murray S. Kessler

Chairman, President and CEO

LORILLARD, INC.

714 Green Valley Road

Greensboro, North Carolina 27408

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS FOR 2014

To Be Held on May 15, 2014

To Our Shareholders:

The Annual Meeting of Shareholders of Lorillard, Inc. (the “Company”) for 2013 will be held at the O.Henry Hotel, 624 Green Valley Road, Greensboro, North Carolina 27408, on May 15, 2014 at 10:00 a.m., eastern daylight time (the “Annual Meeting”), to consider and vote upon the following matters:

1.	To elect seven director nominees named in the attached proxy statement to hold office for one-year terms until the Annual Meeting of Shareholders for 2015, and until their respective successors are duly elected and qualified;

2.	An advisory vote to approve the Company’s executive compensation;

3.	To approve the 2008 Incentive Compensation Plan as amended and restated;

4.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014;

5.	To consider a shareholder proposal on disclosure of lobbying policies and practices, if properly presented at the Annual Meeting;

6.	To consider a shareholder proposal on additional disclosure of the health risks of smoking, if properly presented at the Annual Meeting; and

7.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 24, 2014 as the record date for the Annual Meeting. Only shareholders of record as of the record date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

By Order of the Board of Directors

Ronald S. Milstein

Executive Vice President, Legal and External Affairs,

General Counsel and Secretary

April 4, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS FOR 2014 TO BE HELD ON MAY 15, 2014. THE PROXY STATEMENT FOR THE ANNUAL MEETING AND THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2013, BOTH OF WHICH ARE PROVIDED HEREWITH, ARE ALSO AVAILABLE AT http://investors.lorillard.com/phoenix.zhtml?c=134955&p=irol-proxy.

PLEASE VOTE YOUR SHARES IN ACCORDANCE WITH THE INSTRUCTIONS PROVIDED IN THE PROXY STATEMENT. IF VOTING USING THE ENCLOSED PROXY CARD, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY IN THE ADDRESSED REPLY ENVELOPE WHICH IS FURNISHED FOR YOUR CONVENIENCE. THE ENVELOPE NEEDS NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

2014 Proxy Summary

This proxy summary highlights information contained elsewhere in the Proxy Statement and does not contain all information that you should consider. Please read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders

• Time and Date	10:00 a.m. EDT on Thursday, May 15, 2014

• Place	O.Henry Hotel, 624 Green Valley Road, Greensboro, North Carolina 27408

• Record Date	March 24, 2014

• Voting	Shareholders as of the record date are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote for each director nominee and each proposal to be voted upon. There is no cumulative voting.

• Admission	An admission ticket is required for attendance at the Annual Meeting. Please see page 1 for instructions.

Voting Matters

Proposal	Description	Board’s Voting Recommendation	Page
1	Election of seven director nominees to hold office until the Annual Meeting of Shareholders for 2015, and until their respective successors are duly elected and qualified	FOR (each Nominee)	9
2	Non-binding, advisory vote to approve the Company’s executive compensation	FOR	21
3	Approval of the 2008 Incentive Compensation Plan as amended and restated	FOR	52
4	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm	FOR	61
5	Shareholder proposal on disclosure of lobbying policies and practices	AGAINST	65
6	Shareholder proposal on additional disclosure of the health risks of smoking	AGAINST	68

Casting Your Vote

How to Vote		Registered Holders and Lorillard Plan Participants	Beneficial Holders through a Broker, Bank or Nominee
Mobile Device	Scan the applicable QR Code to vote using your mobile device:

Internet	Visit the applicable voting website:	www.investorvote.com/LO	www.proxyvote.com

Telephone	Within the United States, its territories and Canada using a touch tone phone, dial:	1-800-652-8683	Refer to voter instruction form.

Mail	Sign and mail your completed proxy card or voter instruction form to the address provided.

In Person	For instructions on attending the Annual Meeting in person, see page 1 of the proxy statement.

For voting via mobile device, the internet or telephone, you will need to have the control number printed on your proxy card or voter instruction form. If you have any difficulties voting, please refer to your proxy card or voter instruction form for additional information.

Accessing Proxy Materials Online

You may access electronic copies of Lorillard’s proxy materials for the Annual Meeting of Shareholders for 2014 by scanning the following QR codes:

2014 Proxy Statement	2013 Annual Report

The 2014 Proxy Statement and 2013 Annual Report are available via our website at www.lorillard.com under “Investor Relations — 2014 Annual Meeting of Shareholders.”

Corporate Governance Highlights

The following table summarizes certain corporate governance and compensation policies, practices and facts.

Size of Board	9
Average Age of Directors	63
Number (%) of Independent Directors	8 (89%)
Annual Election of Directors	Yes*
Majority Voting of Directors	Yes
Separate Chairman and CEO	No
Lead Independent Director	Yes
Aggregate Number of Board and Committee Meetings in 2013	28
Executive Sessions of Independent Directors	Yes
Committees Comprised Solely of Independent Directors	Yes
Committees Authorized to Engage Independent Advisors	Yes
Shareholder Rights Plan (“Poison Pill”)	No
Employment Agreements with Named Executive Officers	No
Change in Control Tax Gross Ups	No‡
Clawback Policy	Yes
Stock Ownership Guidelines	Yes
No Hedging Policy	Yes
Political Contributions and Lobbying Expenditures Policy and Board Oversight	Yes

*	The Company amended its Certificate of Incorporation to provide for the annual election of directors and began electing directors for one-year terms at its Annual Meeting of Shareholders for 2013. Seven of nine directors have been nominated for election to one-year terms at the Annual Meeting of Shareholders for 2014; and all directors will be elected annually at the Annual Meeting of Shareholders for 2015 and thereafter.

‡	In 2013, the Company terminated and replaced existing severance agreements to eliminate the change in control tax gross up provision, effective January 1, 2014. The Company ceased entering into severance agreements with tax gross up provisions in 2010.

Proposal No. 1 — Election of Seven Director Nominees (see page 9)

Name	Age	Director Since	Independent	Committee Membership
				Audit	Compensation	Nominating
Dianne Neal Blixt	54	2011	Yes	X	Chair
Andrew H. Card, Jr.	66	2011	Yes			X
Virgis W. Colbert*	74	2008	Yes		X	X
David E.R. Dangoor	64	2008	Yes	X		X
Murray S. Kessler	54	2010	No
Jerry W. Levin	69	2014	Yes
Richard W. Roedel	64	2008	Yes	Chair		X

*	Mr. Colbert serves as the Lead Independent Director.

Each of our incumbent directors, including the director nominees, attended at least 75% of Board and committee meetings on which he or she served during 2013. If elected, each of the director nominees will serve until the Annual Meeting of Shareholders for 2015, and until their respective successors are duly elected and qualified. The Board recommends a vote FOR each director nominee.

Other Incumbent Directors (not up for election at the Annual Meeting):

Name	Age	Director Since	Independent	Committee Membership
				Audit	Compensation	Nominating
Robert C. Almon	62	2008	Yes	X	X

Kit D. Dietz	57	2008	Yes	X	Chair

The terms for the two incumbent directors not up for election at the Annual Meeting will expire at the Annual Meeting of Shareholders for 2015, at which time they will be up for annual election for one-year terms pursuant to the Company’s Amended and Restated Certificate of Incorporation.

Proposal No. 2 — Advisory Vote to Approve the Company’s Executive Compensation (see page 21)

We are asking shareholders to approve on an advisory basis the compensation for our Named Executive Officers. The Company has adopted an executive compensation program that reflects the Company’s philosophy that executive compensation should be structured so as to provide pay for performance and align each executive’s interests with the interests of our shareholders. The Board recommends a vote FOR this proposal.

Key Performance Highlights for 2013

•  Annual net sales reached a record $6.950 billion, a 4.9% increase compared to 2012.

•  Adjusted operating income(1) for 2013 reached $2.030 billion, a 7.8% increase compared to 2012.

•  Adjusted earnings per diluted share(1) for 2013 reached a record $3.12, a 10.6% increase compared to 2012.

•  The 11th consecutive year of market share gains resulted in Lorillard domestic retail market share of cigarettes reaching a record 14.9%, a 0.5 share point increase over 2012.

•  Total Newport domestic retail market share of cigarettes in 2013 reached a record 12.6%, a 0.6 share point increase over 2012.

•  blu eCigs established itself as the U.S. electronic cigarette category leader with a 47% market share in 2013.

•  The acquisition of the U.K.-based SKYCIG electronic cigarette business was completed in October 2013.

•  $1.6 billion was returned to shareholders in 2013 in the form of share repurchases and dividends.

•  Pursuant to our pay for performance philosophy, the incentive compensation payouts awarded by the Compensation Committee to the Named Executive Officers reflect the Company’s performance relative to the targets established at the beginning of 2013. On average, payouts for the 2013 annual incentive plan and 2013 long-term incentive plan for the Named Executive Officers were at 178% and 169% of target based on exceeding the established Company performance targets and individual executive officer performance goals.

(1)  See Appendix C, “Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Results,” for a reconciliation of adjusted operating income and adjusted earnings per diluted share to the reported results for 2012 and 2013.

What We Do

✓	Align pay with performance
✓	Retain an independent executive compensation consultant which provides no other services to the Company
✓	Maintain a cap on annual and long-term incentive awards
✓	Mitigate compensation program risk
✓	Review tally sheets when making annual executive compensation decisions
✓	Provide limited perquisites to Named Executive Officers
✓	Maintain robust stock ownership guidelines
✓	Prohibit hedging of the Company’s Common Stock
✓	Maintain a clawback policy applicable to a material misstatement of financial results and gross misconduct

What We Don’t Do

No employment agreements
No excise tax gross ups upon a change in control(1)
No tax gross ups for personal aircraft usage
No repricing of underwater stock options or SARs
No share recycling for stock option or SAR awards
No dividend equivalents on unearned performance restricted stock units

(1)

In 2013, the Company terminated and replaced existing severance agreements to eliminate the change in control tax gross up provision, effective January 1, 2014. The Company ceased entering into severance agreements with tax gross up provisions in 2010.

Proposal No. 3 — Approval of 2008 Incentive Compensation Plan as Amended and Restated (see page 52)

In 2014, our Board of Directors approved the 2008 Incentive Compensation Plan as amended and restated (the “Amended Plan”) subject to approval by shareholders at the Annual Meeting. Approval of this proposal will also constitute approval of the “material terms of the performance goals” of the Amended Plan for purposes of Section 162(m) of the Internal Revenue Code. The Board of Directors has approved a number of amendments intended to provide greater flexibility to the Compensation Committee in granting awards and determining their terms and conditions. We believe the 2008 Plan has sufficient shares available for expected awards over the next five years, and no additional authorized shares are being sought in the Amended Plan. We believe the 2008 Plan is fulfilling its purpose of providing appropriate incentives to participants to achieve the Company’s goals, rewarding them for achievement of such goals and aligning their interest with those of shareholders, and we seek your approval of the Amended Plan to continue the incentive programs with those changes described more fully in the Proxy Statement. The Board recommends a vote FOR this proposal.

Proposal No. 4 — Ratification of Independent Registered Public Accounting Firm (see page 61)

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. The submission of this matter for approval by shareholders is not legally required; however, the Board of Directors believes that such submission provides shareholders an opportunity to provide feedback on an important issue of corporate governance. Below is summary information regarding Deloitte & Touche LLP’s fees for services provided in 2012 and 2013. The Board recommends a vote FOR this proposal.

	Year Ended December 31,
Fees by Type	2013	2012
	(In 000s)
Audit fees	$1,724	$1,661
Audit-related fees	950	573
Tax fees	441	443
All other fees	—	—

Total	$3,115	$2,677

Proposals No. 5 and 6 — Shareholder Proposals (see pages 65 and 68)

The Company has received two shareholder proposals for inclusion in the Proxy Statement, if properly presented at the Annual Meeting. The first shareholder proposal relates to the disclosure of lobbying policies and practices. Our Board of Directors has considered the current proposal and believes that adopting the proposal is unnecessary and would not be in the best interests of the Company or its shareholders. The Board has considered similar proposals in 2011, 2012 and 2013. Although those proposals did not receive majority shareholder support, in 2013 we enhanced our policies and practices to provide for additional disclosure regarding Board oversight of political contributions and lobbying expenditures and provided additional disclosure regarding certain types of expenditures in the aggregate. In particular, the Company provides shareholders with information regarding the Company’s guidelines for government relations and political contributions as well as the total contributions made by the Company and its political action committee, which is available on the Company’s website (http://www.lorillard.com/responsibility/political-contributions/).

The second shareholder proposal relates to the additional disclosure of the health risks of smoking. The Company already has implemented and continues to implement responsible measures and other initiatives that render this proposal superfluous. The Company already addresses the matters raised by this proposal through its voluntary communications, programs implemented as part of its settlement with the various states and disclosures mandated by federal statutes, rules and regulations.

The Board recommends votes AGAINST both of these proposals.

Annual Meeting of Shareholders for 2015

The deadline for submission of shareholder proposals for inclusion in the proxy statement for the Annual Meeting of Shareholders for 2015 is December 5, 2014.

LORILLARD, INC.

2014 PROXY STATEMENT

Proposal No. 4 — Ratification of Selection of the Company’s Independent Registered Public Accounting Firm	61
Principal Accountant Fees and Services	62
Audit Committee Policies and Practices	63
Report of the Audit Committee	64
Proposal No. 5 — Shareholder Proposal on Disclosure of Lobbying Policies and Practices	65

LORILLARD, INC.

714 Green Valley Road Greensboro, North Carolina 27408

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS FOR 2014 TO BE HELD ON MAY 15, 2014

ABOUT THE ANNUAL MEETING OF SHAREHOLDERS

Who is soliciting my vote?

The Board of Directors of Lorillard, Inc., a Delaware corporation (“we,” “our,” “us,” “Lorillard” or the “Company”), is soliciting your vote at our Annual Meeting of Shareholders for 2014, and any adjournment or postponement thereof (the “Annual Meeting”), to be held on the date at the time and place, and for the purposes set forth in the accompanying notice. This Proxy Statement and Appendices A, B and C, the accompanying Notice of Annual Meeting, the enclosed proxy card and our Annual Report on Form 10-K for the year ended December 31, 2013 (the “2013 Annual Report”) filed with the Securities and Exchange Commission (“SEC”) on February 21, 2014 are being mailed to shareholders on or about April 4, 2014.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act on the matters outlined in the accompanying notice. The only matters scheduled to be acted upon at the Annual Meeting are (1) the election of the seven nominees named in this Proxy Statement to hold office until the Annual Meeting of Shareholders for 2015 (see page 9 of this Proxy Statement), (2) a non-binding, advisory vote to approve the Company’s executive compensation (see page 21 of this Proxy Statement), (3) approval of the 2008 Incentive Compensation Plan as amended and restated (see page 52 of this Proxy Statement), (4) the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 (see page 61 of this Proxy Statement), (5) a shareholder proposal on disclosure of lobbying policies and practices, if properly presented at the Annual Meeting (see page 65 of this Proxy Statement), (6) a shareholder proposal on additional disclosure of the health risks of smoking, if properly presented at the Annual Meeting (see page 68 of this Proxy Statement) and (7) to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Who can attend the Annual Meeting?

Only shareholders of record as of March 24, 2014 (the “Record Date”), or their duly appointed proxies, may attend the Annual Meeting. Registration and seating for the Annual Meeting on May 15, 2014 will begin at 9:00 a.m. Shareholders will be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you must bring either a copy of the voting instruction card provided by your broker or nominee or a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the Annual Meeting.

A list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder for any purpose germane to the Annual Meeting beginning ten days prior to the Annual Meeting during ordinary business hours at 714 Green Valley Road, Greensboro, North Carolina 27408, the Company’s principal place of business, and ending on the date of the Annual Meeting.

Do I need a ticket to attend the Annual Meeting?

Yes. Attendance at the Annual Meeting will be limited to shareholders as of the Record Date, their authorized representatives and our guests. Admission will be by ticket only. For registered shareholders, the bottom portion of the proxy card enclosed with the Proxy Statement is the Annual Meeting ticket. If you are a beneficial owner and hold your shares in “street name,” or through an intermediary, such as a bank or broker, you should request tickets in writing from Lorillard, Inc., Attention: Investor Relations, 714 Green Valley Road, Greensboro, North Carolina 27408, and include proof of ownership, such as a bank or brokerage firm account statement or letter from the broker, trustee, bank or nominee holding your stock, confirming your beneficial ownership. Shareholders who do not obtain tickets in advance may obtain them on the Annual Meeting date at the registration desk upon verifying their stock ownership as of the Record Date. In accordance with our security procedures, all persons attending the Annual Meeting must present a picture identification along with their admission ticket or proof of beneficial ownership in order to gain admission. Admission to the Annual Meeting will be expedited if tickets are obtained in advance. Tickets may be issued to others at our discretion.

How many votes do I have?

You will have one vote for every share of our common stock, $0.01 par value, (“Common Stock”) you owned on the Record Date.

How many votes can be cast by all shareholders?

362,535,697 votes may be cast at the Annual Meeting, representing one vote for each share of our Common Stock that was outstanding on the Record Date. There is no cumulative voting, and the holders of our Common Stock vote together as a single class.

How many votes must be present to hold the Annual Meeting?

A majority of the outstanding shares of our Common Stock entitled to vote at the Annual Meeting must be represented, in person or by proxy, to constitute a quorum at the Annual Meeting. Abstentions will be counted as present in determining the existence of a quorum.

What is a broker non-vote?

Generally, a broker non-vote occurs when shares held by a bank or broker for a beneficial owner are not voted with respect to a particular proposal because (i) the bank or broker has not received voting instructions from the beneficial owner and (ii) the bank or broker lacks discretionary voting power to vote such shares on a particular matter. Under the New York Stock Exchange (the “NYSE”) regulations, a bank or broker does not have discretionary voting power with respect to “non-routine” matters. The NYSE rules classify Proposal Nos. 1, 2, 3, 5 and 6 in the Proxy Statement as non-routine matters which prevents banks and brokers from voting the shares of beneficial owners who do not provide voting instructions. As a result, banks and brokers do not have discretionary authority to vote the shares of beneficial owners for Proposal Nos. 1, 2, 3, 5 and 6. Banks and brokers have discretionary authority to vote on Proposal No. 4.

How many votes are required to elect directors and adopt any other proposals?

Proposal No. 1 — the election of each director nominee – requires the affirmative vote of a majority of the votes cast “for” or “against” each nominee’s election at the Annual Meeting, in person or by proxy. Votes may be cast “for” or “against” each nominee or a shareholder may abstain from voting with respect to one or more nominees. In determining whether the nominees have received the requisite number of affirmative votes, abstentions will have no effect on the outcome of the vote. Pursuant to NYSE regulations, brokers do not have discretionary voting power on this proposal, and broker non-votes will have no effect on the outcome of the vote. In the event of a contested election, the nominees will be elected by the affirmative vote of a plurality of the votes cast for the election of directors at the Annual Meeting.

Proposal Nos. 2, 3, 4, 5 and 6 — the nonbinding, advisory vote to approve the Company’s executive compensation, the approval of the 2008 Incentive Compensation Plan as amended and restated, the ratification of the selection of our independent registered public accounting firm and two shareholder proposals — and generally all other matters that may come before the Annual Meeting, require the affirmative vote of the holders of a majority of the shares of our Common Stock represented, in person or by proxy, and entitled to vote on the specific proposal at the Annual Meeting. Votes may be cast “for” or “against” such proposals, or a shareholder may abstain from voting on such proposals. Abstentions will have the same effect as a negative vote on these proposals. Pursuant to NYSE regulations, brokers do not have discretionary voting power with respect to any of these proposals, except the ratification of the selection of our independent registered public accounting firm. Broker non-votes will have no effect on the outcome of the vote.

How do I vote?

You can vote in person or by valid proxy received by telephone, via the Internet or by mail. If voting by mail, you must:

•	indicate your instructions on the proxy card;

•	date and sign the proxy card;

•	mail the proxy card promptly in the enclosed envelope; and

•	allow sufficient time for the proxy card to be received before the date of the Annual Meeting.

Alternatively, in lieu of returning signed proxy cards, our shareholders of record can vote their shares by telephone or via the Internet. If you are a registered shareholder (that is, if you hold your stock in certificate form or book entry form on the records of our transfer agent), you may vote by telephone or electronically through the Internet by following the instructions included with your proxy card. The deadline for voting by telephone or electronically through the Internet is 11:59 p.m., eastern daylight time, on May 14, 2014. If your shares are held in “street name” such as in a stock brokerage account or by a bank or other nominee, please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically through the Internet.

Can I change my vote?

Yes. A proxy may be revoked at any time prior to the voting at the Annual Meeting by submitting a later dated proxy (including a proxy by telephone or electronically through the Internet), by giving timely written notice of such revocation to our Corporate Secretary or by attending the Annual Meeting and voting in person. However, if you hold shares in “street name,” you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the shareholder of record.

What if I do not vote for some of the matters listed on my proxy card?

Shares of our Common Stock represented by proxies received by us (whether through the return of the enclosed proxy card, by telephone or through the Internet), where the shareholder has specified his or her choice with respect to the proposals described in this Proxy Statement will be voted in accordance with the specification(s) so made.

If you are a shareholder of record and you do not vote your proxy, no votes will be cast on your behalf on any of the proposals at the Annual Meeting. If you sign and return your proxy card without specific voting instructions, or if you vote by telephone or via the Internet without indicating how you want to vote, your shares will be voted in accordance with the Board’s voting recommendations as follows:

Proposal	Description	Board’s Voting Recommendation
1	Election of seven director nominees to hold office until the Annual Meeting of Shareholders for 2015, and until their respective successors are duly elected and qualified	FOR (each Nominee)
2	Non-binding, advisory vote to approve the Company’s executive compensation	FOR
3	Approval of the 2008 Incentive Compensation Plan as amended and restated	FOR
4	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm	FOR
5	Shareholder proposal on disclosure of lobbying policies and practices	AGAINST
6	Shareholder proposal on additional disclosure of the health risks of smoking	AGAINST

If you are a shareholder through a bank or broker, see “What is a broker non-vote?” above for more information on how shares may be voted in the absence of submitted voting instructions.

Could other matters be decided at the Annual Meeting?

The Board of Directors does not intend to bring any matter before the Annual Meeting other than those set forth above, and the Board is not aware of any matters that anyone else proposes to present for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Our directors, officers and employees may solicit proxies on behalf of the Company in person or by telephone, facsimile or other electronic means. We have engaged Georgeson Shareholder Communications Inc. to assist us in the distribution and solicitation of proxies for a fee of $14,000 plus expenses. In accordance with the regulations of the SEC and the NYSE, we also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our Common Stock as of the Record Date.

Has the Company adopted the new e-proxy rules for the delivery of the proxy materials?

No. We are delivering the proxy materials, including the 2013 Annual Report, the Proxy Statement and other materials, to all shareholders. We will evaluate whether to adopt the notice and access option under the e-proxy rules for delivery of proxy materials for future annual meetings.

How can I access the Company’s proxy materials and 2013 Annual Report electronically?

Copies of the 2013 Annual Report, the Proxy Statement and other materials filed by the Company with the SEC are available without charge to shareholders on our corporate website at www.lorillard.com or upon written request to Lorillard, Inc., Attention: Corporate Secretary, 714 Green Valley Road, Greensboro, North Carolina 27408. You can elect to receive future annual reports and proxy statements electronically by following the instructions provided if you vote via the Internet or by telephone.

What financial information is accompanying the Proxy Statement?

Accompanying the Proxy Statement is the 2013 Annual Report. The 2013 Annual Report includes our audited consolidated financial statements as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011. Based on the inherent uncertainties of our business, the historical financial information included in the 2013 Annual Report and selected financial data may not be indicative of what our results of operations and financial position will be in the future.

Has the Proxy Statement been updated to reflect the Company’s three-for-one stock split on January 15, 2013?

Yes. The Company’s Board of Directors declared a three-for-one split of our Common Stock effected in the form of a 200% stock dividend. The record date of the stock split was December 14, 2012, and the additional shares were distributed January 15, 2013. All shares, per share amounts and exercise prices for all periods presented in this Proxy Statement have been adjusted for the stock split.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

BOARD OF DIRECTORS

Our Board of Directors currently consists of nine members. Our Amended and Restated Certificate of Incorporation provides for annual election of directors for one-year terms, which began in 2013, and at each subsequent annual meeting directors will be elected for one-year terms resulting in the entire Board being elected annually beginning with the Annual Meeting of Shareholders for 2015. The following table sets forth certain information with respect to the members of our Board of Directors:

Name	Age	Position(s)	Term Expires at Annual Meeting Held for the Year
Murray S. Kessler	54	Chairman of the Board, President and Chief Executive Officer	2014
Robert C. Almon	62	Director	2015
Dianne Neal Blixt	54	Director; Chair of the Compensation Committee	2014
Andrew H. Card, Jr.	66	Director	2014
Virgis W. Colbert	74	Lead Independent Director	2014
David E.R. Dangoor	64	Director	2014
Kit D. Dietz	57	Director; Chair of the Nominating and Corporate Governance Committee	2015
Jerry W. Levin	69	Director	2014
Richard W. Roedel	64	Director; Chair of the Audit Committee	2014

Below are biographies for each of the director nominees and continuing directors which contain information regarding the individual’s service as a director of the Company, business experience, director positions held currently or at any time in the past five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Board to determine that such individual should serve as a director of the Company. The process undertaken by the Nominating and Corporate Governance Committee in recommending qualified director candidates to the Board is described below under “Corporate Governance–Nomination Process and Qualifications for Director Nominees” (see page 13 of this Proxy Statement).

Murray S. Kessler joined Lorillard in September 2010 as Director, President and Chief Executive Officer, and assumed the role of Chairman of the Board on January 1, 2011. Prior to joining Lorillard, Mr. Kessler was Vice Chair of Altria Group, Inc. (“Altria”) and President and Chief Executive Officer of UST LLC, a wholly owned subsidiary of Altria. Mr. Kessler held this position from January 2009 through June 2009, the six months following the acquisition of UST, Inc. (“UST”) by Altria. Prior to 2009, Mr. Kessler had served as Chairman of the Board of UST, the principal businesses of which included U.S. Smokeless Tobacco Company (“USSTC”) and Ste. Michelle Wine Estates, since January 2008 and President and Chief Executive Officer of UST since January 2007. He was President and Chief Operating Officer from November 2005 to December 2006 and was President of USSTC from April 2000 through October 2005. Mr. Kessler served as a director of UST from 2005 through 2008. Prior to joining UST, Mr. Kessler had over 18 years of consumer packaged goods experience with companies, including Campbell Soup and Clorox. As a result of these and other professional experiences, Mr. Kessler has particular knowledge of and extensive experience in the leadership, operations, strategic planning, finance, sales and marketing of a major company in the tobacco industry, senior management of regulated consumer package goods companies as well as public company board and committee practices.

Robert C. Almon became a director of Lorillard in November 2008. Mr. Almon has served as Executive Vice President and Chief Financial Officer at Pace University in New York since September 2013 and from May 2010 through January 2012. From January 2012 to August 2013, he served as Senior Adviser to the President for Enterprise Finance and Long-range Financial Planning at Pace University. From 1998 until 2007, Mr. Almon was a principal of Ernst & Young LLP where he established and served as National Director of the Center for Strategic Transactions, a strategy consulting practice focused on enhancing shareholder value, and subsequently he served on Ernst & Young’s Partner Advisory Council. Prior to 1998, Mr. Almon was a Managing Director in

Corporate Finance at Salomon Brothers (now Citigroup) and previously at Lehman Brothers. Before becoming an investment banker he held strategic and treasury positions with General Motors Corporation and General Motors Acceptance Corporation (now Ally Financial). Since May 2009, Mr. Almon has served as the independent trustee of GMAC Common Equity Trust I (“Trust”) with absolute discretion to manage approximately 10% of the common equity interests of GMAC and/or proceeds therefrom held by the Trust for the benefit of General Motors Company as sole beneficiary. As a result of these and other professional experiences, Mr. Almon has particular knowledge of and extensive experience in strategic consulting, capital structure, finance and risk management.

Dianne Neal Blixt became a director of Lorillard, Inc. in January 2011. Ms. Blixt served as Executive Vice President and Chief Financial Officer of Reynolds American Inc. (“RAI”) from July 2004 until her retirement in December 2007. Prior to that, she had served as Executive Vice President and Chief Financial Officer of R.J. Reynolds Tobacco Holdings, Inc., a wholly owned subsidiary of RAI, from July 2003 to June 2004. Ms. Blixt served in various roles of increasing responsibility with RAI and its subsidiaries since 1988. In addition to Lorillard, Inc., she also serves on the board of directors of Ameriprise Financial, Inc. Ms. Blixt served on the board of directors of LandAmerica Financial Group, Inc. from 2006 to 2009 and Metavante Technologies, Inc. from 2007 to 2009. She is also Chairperson of the board of directors for the Reynolda House Museum of American Art. As a result of these and other professional experiences, Ms. Blixt has particular knowledge and extensive experience in finance, accounting, risk management and strategic planning in the tobacco industry.

Andrew H. Card, Jr. became a director of Lorillard in August 2011. Mr. Card serves as Executive Director, Office of the Provost and Vice President for Academic Affairs at Texas A&M University. From July 2011 to July 2013, he served as the Acting Dean of the Bush School at Texas A&M University. He served as Chief of Staff to President George W. Bush from November 2000 to April 2006. Prior to serving on the White House staff, Mr. Card was Vice President, Government Relations for General Motors Corporation. From 1993 to 1998, Mr. Card was President and Chief Executive Officer of the American Automobile Manufacturers Association. Mr. Card served as the 11th Secretary of Transportation under President George H.W. Bush from 1992 to 1993. He also served as a Deputy Assistant to the President and Director of Intergovernmental Affairs for President Ronald Reagan. Mr. Card serves as a director of Union Pacific Corp. He also serves on the board of directors of the Museum of the American Revolution. As a result of these and other professional experiences, Mr. Card has particular knowledge of and extensive experience in top-level federal government relations, business leadership and economic affairs.

Virgis W. Colbert became a director of Lorillard in July 2008 and has served as Lead Independent Director since May 2013. Mr. Colbert served in a variety of key leadership positions with Miller Brewing Company since 1979, including Executive Vice President of Worldwide Operations from 1997 to 2005 and Senior Vice President of Operations from 1993 to 1997. He continues to serve as a Senior Advisor to MillerCoors LLC. Mr. Colbert serves on the Board of Directors of STAG Industrials, Inc. Mr. Colbert also served on the Board of Directors of Bank of America Corp. from 2009 to 2013, Stanley Black & Decker from 2009 to 2013, The Hillshire Brands Company (formerly known as Sara Lee Corporation) from 2006 to 2013, and The Manitowoc Company, Inc. from 2001 to 2012. He is Director Emeritus of the Board for the Thurgood Marshall Scholarship Fund and former Chairman of the Board of Trustees for Fisk University. He is a life member of the National Association for the Advancement of Colored People. As a result of these and other professional experiences, Mr. Colbert has particular knowledge of and extensive experience in public company board and committee practices and in the management and oversight of a regulated consumer business, including operations, logistics and strategic planning.

David E.R. Dangoor became a director of Lorillard in July 2008. Mr. Dangoor has been President of Innoventive Partners LLC, a firm providing consulting services in the fields of marketing strategy and public relations, since 2003. Mr. Dangoor retired from Philip Morris Companies Inc. (now known as Altria) in 2002 following more than 27 years in senior executive positions, which included Head of Marketing, Philip Morris Germany; President, Philip Morris Canada; Senior Vice President of Marketing, Philip Morris USA, and Executive Vice President, Philip Morris International. Mr. Dangoor serves as a director of Lifetime Brands, Inc.; Chairman of the Board of Directors of BioGaia AB; and a member of the Advisory Board of the Denihan

Hospitality Group. As a result of these and other professional experiences, Mr. Dangoor has particular knowledge and extensive experience in marketing, finance and strategic planning in the tobacco industry.

Kit D. Dietz became a director of Lorillard in June 2008. Mr. Dietz is the principal of Dietz Consulting LLC, a consulting firm founded in 2004 to provide consulting services for the convenience industry in the United States and Canada. In 2003, Mr. Dietz was a Senior Vice President with Willard Bishop Consulting LTD, which provides consulting services to companies in the food industry, including consumer packaged goods companies. Mr. Dietz also served as Chairman of Tripifoods, Inc. and president of J.F. Walker Company, Inc., L&L Jiroch Distributing Company, Inc. and United Wholesale Company, Inc. In addition, Mr. Dietz has served on the Board of Directors of the American Wholesale Marketer’s Association, an international trade organization working on behalf of convenience distributors in the United States, and was the Chairman of its Industry Education Committee. Mr. Dietz continues to provide consulting services to the American Wholesale Marketer’s Association and leading consumer packaged goods manufacturers to enhance their market strategies and efficiencies in the convenience channel. As a result of these and other professional experiences, Mr. Dietz has particular knowledge of and extensive experience with supply chain and strategic consulting in the tobacco industry and its distribution channels.

Jerry W. Levin became a director of Lorillard in March 2014. Mr. Levin has served as Executive Chairman of Wilton Brands Inc., a creative consumer products company, since October 2009. He served as Chief Executive Officer of Wilton Brands Inc. from October 2009 to March 2014. Mr. Levin also served as Chairman and Chief Executive Officer of JW Levin Partners LLC, a management and investment firm, since founding the firm in February 2005. He served as Vice Chairman of Clinton Group, a private diversified asset management company, from December 2007 until October 2008. Mr. Levin served as Chairman of Sharper Image Corporation, a specialty retailer, from September 2006 until April 2008 and as interim Chief Executive Officer from September 2006 until April 2007. From 1998 until January 2005, Mr. Levin served as the Chairman and Chief Executive Officer of American Household, Inc. (formerly Sunbeam Corporation), a leading consumer products company. Prior to that, he served as chief executive officer for a number of large consumer product companies. Mr. Levin serves on the Board of Directors of U.S. Bancorp and Ecolab Inc. He served on the Board of Directors of Saks Incorporated from 2007 to 2013. As a result of these and other professional experiences, Mr. Levin has particular knowledge of and extensive experience in senior management of consumer product businesses, including extensive experience in leadership, marketing, operations, mergers and acquisitions and strategic planning.

Richard W. Roedel became a director of Lorillard in June 2008. He is also a director and member of the Audit Committee and Chairman of the Risk Committee of IHS, Inc., a director and member of the Audit Committee of Six Flags Entertainment Corporation, and a director and non-executive chairman of Luna Innovations Incorporated. From 1985 through 2000, Mr. Roedel was employed by the accounting firm BDO Seidman LLP, the United States member firm of BDO International, as an Audit Partner, being promoted in 1990 to Managing Partner in Chicago, and then to Managing Partner in New York in 1994, and finally in 1999 to Chairman and Chief Executive. Mr. Roedel joined the Board of Directors of Take-Two Interactive Software, Inc., a publisher of video games, in November 2002 and served in various capacities with that company through June 2005 including Chairman and Chief Executive Officer. Mr. Roedel served on the Boards of Directors of Brightpoint, Inc. from 2002 to 2012 and Sealy Corporation from 2006 to March 2013. He also served as a director and chairman of the audit committee of Broadview Network Holdings, Inc., a private company, until 2012. Mr. Roedel was appointed to the Public Accounting Oversight Board’s Standing Advisory Group for a three-year term commencing January 1, 2014. He is also a director of the Association of Audit Committee Members, Inc., a non-profit association of audit committee members dedicated to strengthening the audit committee by developing best practices. Mr. Roedel is a certified public accountant. As a result of these and other professional experiences, Mr. Roedel has particular knowledge of and extensive experience in finance, accounting and risk management and in public company board and committee practices.

INDEPENDENCE OF THE BOARD OF DIRECTORS

Under the rules of the NYSE, our Board of Directors is required to affirmatively determine which directors are independent and to disclose such determination in the proxy statement for each annual meeting of shareholders. On February 20, 2014, (March 26, 2014 for Mr. Levin), our Board of Directors reviewed each director’s relationships with us in conjunction with our Independence Standards for Directors (the “Independence Standards”) and Section 303A of the NYSE’s Listed Company Manual (the “NYSE Listing Standards”). A copy of our Independence Standards is attached to this Proxy Statement as Appendix B and is available on our corporate website at www.lorillard.com under the heading “Investor Relations — Governance.” A copy of our Independence Standards is also available to shareholders upon request, addressed to the Corporate Secretary at 714 Green Valley Road, Greensboro, North Carolina 27408. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, affirmatively determined that all non-executive directors — Ms. Blixt and Messrs. Almon, Card, Colbert, Dangoor, Dietz, Levin and Roedel — meet the categorical standards under the Independence Standards and are independent directors under the NYSE Listing Standards.

The Board determined that Mr. Kessler, who serves as an executive officer of the Company, is not an independent director. Accordingly, eight of the nine members of our Board of Directors are independent in compliance with our Corporate Governance Guidelines, which require a majority of independent directors.

PROPOSAL NO. 1 — ELECTION OF SEVEN DIRECTOR NOMINEES

The Board of Directors has nominated Ms. Blixt and Messrs. Card, Colbert, Dangoor, Kessler, Levin and Roedel to be elected at the Annual Meeting to serve for a one-year term ending at the Annual Meeting of Shareholders for 2015 and until their respective successors are duly elected and qualified. Each of the nominees is currently an incumbent director of the Company. Mr. Levin was identified as a director candidate by a third-party search firm retained by the Nominating and Corporate Governance Committee.

Each nominee has consented to being named in this Proxy Statement and to serve if elected. If, prior to the Annual Meeting, any nominee should become unavailable to serve, the shares of our Common Stock represented by a properly executed and returned proxy (whether through the return of the enclosed proxy card, by telephone or electronically through the Internet) will be voted for such other person as shall be designated by the Board of Directors, unless the Board of Directors determines to reduce the number of directors in accordance with our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws.

Vote Required

Directors are elected by a majority of the votes cast “for” or “against” the nominee at the Annual Meeting, in person or by proxy, except in a contested election which will use a plurality voting standard. Votes may be cast “for” or “against” each nominee, or a shareholder may abstain from voting for one or more nominees. Pursuant to applicable Delaware law, in determining whether such nominees have received the requisite number of affirmative votes, abstentions will have no effect on the outcome of the vote. Pursuant to NYSE regulations, brokers do not have discretionary voting power on this proposal, and broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE.

COMMITTEES OF THE BOARD

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee consisting of directors who have been affirmatively determined to be “independent” as defined in our Independence Standards, the NYSE Listing Standards and applicable SEC regulations. Each of these committees operates pursuant to a written charter approved by the Board of Directors and available on our corporate website at www.lorillard.com under the heading “Investor Relations —Governance.” A copy of each committee charter is also available to shareholders upon request, addressed to the Corporate Secretary at 714 Green Valley Road, Greensboro, North Carolina 27408.

Committee Membership

Name	Director Since	Independent		Committee Membership
				Audit	Compensation	Nominating
Robert C. Almon	2008	Yes	*	X	X
Dianne Neal Blixt	2011	Yes	*	X	Chair
Andrew H. Card, Jr.	2011	Yes				X
Virgis W. Colbert	2008	Yes			X	X
David E.R. Dangoor	2008	Yes		X		X
Kit D. Dietz	2008	Yes			X	Chair
Murray S. Kessler	2010	No
Jerry W. Levin	2014	Yes
Richard W. Roedel	2008	Yes	*	Chair		X

Committee Meetings in 2013	9	5	4

*	Our Board of Directors has determined that Ms. Blixt and Messrs. Almon and Roedel qualify as “audit committee financial experts” as that term is defined by SEC regulations.

Audit Committee

The Audit Committee has sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace our independent registered public accounting firm. The Audit Committee assists our Board of Directors with oversight of:

•	the integrity of our accounting and financial reporting processes and financial statements;

•	the scope and results of the audit by the independent registered public accounting firm;

•	the qualifications, independence, performance and compensation of our independent registered public accounting firm;

•	the performance of our internal audit staff and our independent registered public accounting firm;

•	compliance with legal and regulatory requirements;

•	our system of internal control over financial reporting; and

•	our enterprise risk management process.

Compensation Committee

The Compensation Committee is responsible for, among other things:

•	annually reviewing and approving the corporate goals and objectives relevant to the compensation of the Chief Executive Officer and evaluating his or her performance in light of these goals;

•	determining the compensation of our executive officers and other appropriate officers;

•	reviewing and reporting to the Board of Directors on compensation of directors and board committee chairs;

•	administering the Company’s incentive compensation programs and equity incentive plans, including the 2008 Incentive Compensation Plan; and

•	reviewing incentive compensation arrangements to ensure that the structure of such plans does not encourage unnecessary risk taking.

See “Executive Compensation” for additional information regarding the process for the determination and consideration of executive compensation, including the involvement of management and compensation consultants.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other things:

•	identifying, evaluating and recommending nominees for our Board of Directors for each annual meeting (see “Nomination Process and Qualifications for Director Nominees” below);

•	evaluating the composition, organization and governance of our Board of Directors and its committees;

•	developing and recommending corporate governance principles and policies applicable to the Company;

•	overseeing the annual self-evaluation of the Board and its committees; and

•	reviewing the Company’s political contribution and lobbying policies, procedures and expenditures.

BOARD, COMMITTEE AND SHAREHOLDER MEETINGS

In 2013, our Board of Directors held ten meetings and the three standing committees of the Board of Directors held an aggregate of 18 meetings. All incumbent directors during 2013 attended at least 75% of the aggregate number of meetings of the Board of Directors and Committees of the Board of Directors on which they served in 2013. All directors are expected to attend each regularly scheduled Board of Directors meeting as well as each Annual Meeting of our Shareholders (subject to limited exceptions). All of our incumbent directors during 2013, except Ms. Blixt who was unable to attend due to illness, attended the Company’s Annual Meeting of Shareholders for 2013.

DIRECTOR COMPENSATION

The Compensation Committee is responsible for reviewing and recommending to the Board of Directors the compensation of our non-executive directors. Mr. Kessler, who serves as our Chairman, President and Chief Executive Officer, does not receive compensation for serving as a director (other than travel-related expenses for Board meetings held outside of our corporate offices). The following table sets forth the annual retainer and stipend compensation for non-executive directors in 2013.

Compensation
Annual Non-Executive Director Cash Retainer	$100,000
Annual Non-Executive Director Equity Retainer	150,000
Lead Independent Director Stipend	25,000
Audit Committee Chair Stipend	20,000
Compensation Committee Chair Stipend	15,000
Nominating and Corporate Governance Committee Chair Stipend	10,000

The annual non-executive director cash retainer, the Lead Independent Director and the Committee Chair stipends set forth in the table above are paid in equal quarterly installments in the first week of each calendar quarter. The annual non-executive director equity retainer is granted in the form of restricted stock annually on January 1 of each calendar year. The number of shares of restricted stock is determined by dividing the amount of the annual non-executive director equity retainer by the closing price of our Common Stock on the date of grant (rounding up to the nearest whole share). The restricted stock vests in full on the first anniversary of the date of grant, subject to the director’s continued service through such date (or on the earlier of the death or disability of such director). In July 2013, based upon an evaluation of non-executive director compensation relative to the Company’s peer group, the Compensation Committee recommended, and the Board of Directors approved, an increase in the annual non-executive equity retainer to $150,000, which was implemented on a pro rata basis for 2013. Directors may use Company leased or fractionally-owned aircraft for travel to and from Board meetings and are reimbursed for other travel-related expenses for Board and committee meetings. The Board has also adopted a reimbursement policy for director attendance at third-party director education programs (up to $7,500 per year). In addition, the Company has established Stock Ownership Guidelines requiring non-executive directors to hold shares of Company Common Stock at least equal to five times the annual non-executive director cash retainer. Beginning in 2014, the Company established a matching gifts program for directors. Under the matching gifts program, the Company matches contributions by a director to approved charitable organizations up to $15,000 per calendar year. We do not maintain a pension plan, incentive plan or deferred compensation arrangements for non-executive directors. Non-executive directors did not receive any other compensation for 2013.

Director Compensation Table

The following table sets forth the compensation paid to or earned by each non-executive director for 2013:

Non-Executive Director(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Total
Robert C. Almon	$100,000	$135,575	$235,575
Dianne Neal Blixt	107,500	135,575	243,075
Andrew H. Card, Jr.	100,000	135,575	235,575
Virgis W. Colbert	127,500	135,575	263,075
David E.R. Dangoor	100,000	135,575	235,575
Kit D. Dietz	110,000	135,575	245,575
Richard W. Roedel	145,000	135,575	280,575

(1)	Mr. Levin joined the Board in March 2014 and is not included in the table for 2013.

(2)	The fees include four quarterly retainer payments of $25,000 to each non-executive director in 2013. In addition, Messrs. Roedel, Colbert and Dietz and Ms. Blixt received $45,000, $27,500, $10,000 and $7,500, respectively, representing the annual stipends for their respective service as Lead Independent Director and chair of the Audit Committee, chair of the Compensation Committee and chair of the Nominating and Corporate Governance Committee during 2013. As part of the Board’s evaluation of its governance structure and rotation of Board leadership positions in 2013, Mr. Colbert was elected to succeed Mr. Roedel as Lead Independent Director, and Ms. Blixt was elected to succeed Mr. Colbert as Chair of the Compensation Committee in May 2013. The foregoing amounts reflect pro rata payments to Mr. Colbert and Ms. Blixt for their new Board leadership positions.

(3)	The amount shown reflects the grant date fair value of the restricted stock awarded to each non-executive director in 2013, calculated under FASB ASC Topic 718 using the closing price for our Common Stock on the date of grant. Each director received an annual non-executive director equity retainer award of 3,216 shares of restricted stock on January 1, 2013 and 247 shares of restricted stock on July 31, 2013 in accordance with the pro rated annual non-executive director equity award increase on July 31, 2013. The closing price of our Common Stock was $38.89 on December 31, 2012, the effective stock price for the January 1, 2013 grant, and $42.53 on July 31, 2013. Each restricted stock grant vests in full on the first anniversary of the date of grant if the director continues to serve as a director on such date (or on the earlier of the death or disability of such director). Non-executive directors received payment of dividends on unvested restricted stock awarded for each dividend declared for all shareholders. All share amounts and prices have been adjusted to reflect the three-for-one stock split effected on January 15, 2013.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines to assist the Board of Directors in monitoring the effectiveness of policy and decision making, both at the Board of Directors and management levels with a view to enhancing shareholder value over the long term. The Corporate Governance Guidelines outline, among other things, the following:

•	the composition of the Board of Directors, including director qualification standards;

•	the responsibilities of the Board of Directors, including access to management and independent advisors;

•	the responsibilities of the Lead Independent Director;

•	the process for interested parties to communicate with the Board of Directors;

•	the conduct of Board of Directors and committee meetings;

•	succession planning for our Chief Executive Officer; and

•	the process for evaluating the performance of and compensation for the Board of Directors and the Chief Executive Officer.

Our Corporate Governance Guidelines are available on our corporate website at www.lorillard.com under the heading “Investor Relations — Governance.” A copy of our Corporate Governance Guidelines is also available to shareholders upon request, addressed to the Corporate Secretary at 714 Green Valley Road, Greensboro, North Carolina 27408.

Code of Business Conduct and Ethics

We are committed to maintaining high standards for honest and ethical conduct in all of our business dealings and complying with applicable laws, rules and regulations. In furtherance of this commitment, our Board of Directors promotes ethical behavior and has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that is applicable to all of our employees, including our directors and officers. The Code of Conduct provides, among other things:

•	guidelines with respect to ethical handling of possible conflicts of interest, corporate opportunities and protection of corporate assets;

•	standards for dealing with customers, suppliers, employees and competitors;

•	a requirement to comply with all applicable laws, rules and regulations, including, but not limited to, insider trading prohibitions;

•	standards for promoting full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by us;

•	reporting procedures promoting prompt internal communication of any suspected violations of the Code of Conduct to the appropriate person or persons; and

•	disciplinary measures for violations of the Code of Conduct.

The Code of Conduct is available on our corporate website at www.lorillard.com under the heading “Investor Relations — Governance.” We will post any amendments to the Code of Conduct, or waivers of the provisions thereof, to our corporate website under the heading “Investor Relations — Governance.” A copy of the Code of Conduct is also available to shareholders upon request, addressed to the Corporate Secretary at 714 Green Valley Road, Greensboro, North Carolina 27408.

Nomination Process and Qualifications for Director Nominees

The Board of Directors has established certain procedures and criteria for the selection of nominees for election as a member of our Board of Directors. Pursuant to its charter, the Nominating and Corporate Governance Committee is responsible for screening candidates, for developing and recommending to the Board criteria for nominees and for recommending to the Board a slate of nominees for election to the Board at the annual meeting of shareholders. In recommending candidates, the committee may consider criteria it deems appropriate, including judgment, skill, diversity, experience with businesses and other organizations, the interplay of the candidate’s experience with the experience of the other directors and the extent to which the candidate would be a desirable addition to the Board of Directors. The Company does not have a formal policy with regard to diversity although the Board and the Nominating and Corporate Governance Committee believe that it is essential that members of the Board represent a diversity of backgrounds, experience and viewpoints. In considering a candidate for nomination to the Board, the Nominating and Corporate Governance Committee considers the sum of his or her qualifications in the context of the foregoing criteria.

Our Amended and Restated By-Laws provide the procedure for shareholders to make director nominations either at any annual meeting of shareholders or at any special meeting of shareholders called for the purpose of electing directors. A shareholder who is a shareholder of record on the date of notice, is entitled to vote at such meeting and who complies with the notice procedures set forth in our Amended and Restated By-Laws can nominate persons for election to our Board of Directors either at an annual meeting of shareholders or at any special meeting of shareholders called for the purpose of electing directors. The Nominating and Corporate Governance Committee considers all nominee candidates in its screening process. To be timely, the notice must be delivered to or mailed and received by the Corporate Secretary at 714 Green Valley Road, Greensboro, North Carolina 27408:

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in the case of an annual meeting of shareholders, not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting of shareholders; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such annual meeting is first made, and

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in the case of a special meeting of shareholders called for the purpose of electing directors, not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above. Furthermore, in the event that the number of directors to be elected to the Board of Directors at the annual meeting is increased effective after the time period for which nominations would otherwise be due and there is no public announcement naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice shall also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to the Corporate Secretary not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made.

To be in proper written form, the shareholder’s notice to our Corporate Secretary must set forth (a) as to each person whom the shareholder proposes to nominate for election as a director, (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Exchange and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (b) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made:

•	the name and record address of the shareholder and any such beneficial owner;

•	the class or series and number of shares of our capital stock which are owned beneficially or of record by the shareholder and such beneficial owner;

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a description of any agreement, arrangement or understanding between or among the shareholder and/or such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, including the nominee;

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a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, such shareholder and such beneficial owners, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such shareholder or such beneficial owner;

•	a representation that the shareholder is a holder of record of stock and entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination;

•

a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the outstanding capital stock required to elect the nominee and/or (b) otherwise to solicit proxies or votes from shareholders in support of such nomination; and

•

any other information relating to the shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

Communication with Non-Executive Directors

In accordance with our Corporate Governance Guidelines, interested parties, including shareholders, may communicate with the Board of Directors, the non-executive directors as a group, the Lead Independent Director or any individual director by forwarding such communication to the attention of the Corporate Secretary at 714 Green Valley Road, Greensboro, North Carolina 27408. The Corporate Secretary shall forward all interested party communications to the appropriate members of the Board.

Board Leadership Structure

The Board believes that independent oversight of management is an important component of an effective board of directors. The Board has determined that the most effective Board leadership structure for the Company at the present time is for the Chief Executive Officer to serve as Chairman of the Board. Mr. Kessler has served as the Chairman and Chief Executive Officer of UST Inc. prior to joining the Company as President and CEO in September 2010, and was appointed the Company’s Chairman of the Board on January 1, 2011. He is the director most familiar with both the tobacco industry and the Company’s strategic priorities. The Board believes that Mr. Kessler is best situated to serve as Chairman of the Board given his background and experience and the combined role promotes clear accountability, effective decision making and efficient communication and execution of corporate strategy. The Board retains the authority to modify this structure to best address the Company’s unique circumstances and the best interests of our shareholders, as necessary and appropriate.

The Board believes that its existing corporate governance policies and practices provide independent oversight and accountability of management. The Company’s Corporate Governance Guidelines and Committee charters provide for a number of processes and practices, including the appointment of a Lead Independent Director, executive sessions of the independent directors without management at each regular Board meeting; a supermajority of independent directors exceeding the NYSE Listing Standards; and an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee comprised exclusively of independent directors.

Lead Independent Director

In May 2013, as part of the Board’s regular review of its governance structure and consideration of the rotation of Board leadership positions, the independent directors of the Board elected Mr. Colbert to the position of Lead Independent Director. Prior to that, Mr. Roedel had served as Lead Independent Director since the creation of the position in February 2010. The Lead Independent Director:

•	serves as the liaison between the Chairman of the Board of Directors and the independent directors;

•	presides over all executive sessions of the independent directors;

•	in the absence of the Chairman, serves as chairman at the meetings of the Board of Directors;

•	establishes the agenda for the executive sessions of the independent directors;

•	with the Chairman of the Board of Directors and the Corporate Secretary, establishes the agenda for regular Board meetings;

•	coordinates with the committee chairs regarding committee agenda and information requirements;

•

presides over any portions of meetings of the Board of Directors at which (i) the evaluation or compensation of the Chief Executive Officer is presented or discussed or (ii) the performance of the Board of Directors is presented or discussed;

•	coordinates the activities of the other independent directors; and

•	performs such other duties as may be established or delegated by the Chairman of the Board of Directors.

Executive Sessions of Independent Directors

Executive sessions of independent directors without management present are held regularly by the Board of Directors. In 2013, the independent directors met in executive session without management five times during which the Lead Independent Director presided over the sessions.

Annual Election of Directors by Majority Voting Standard

In 2013, the Board of Directors implemented a process to declassify the Board and provide for the annual election of all directors for one-year terms. Shareholders approved the declassification proposal at the Annual Meeting of Shareholders for 2013, which resulted in three directors in 2013 and seven directors in 2014 being nominated for annual election for one-year terms. In 2015 and thereafter, all directors of the Board will be elected for one-year terms.

In 2011, the Board of Directors implemented a majority voting standard for all uncontested director elections. Under Delaware law, an incumbent director who is not reelected under this majority vote standard would continue to serve as a director until the earlier of his or her resignation or the election of a successor. In light of this, as a condition to nomination by the Board, incumbent director nominees are required to provide, and each nominee for election at the Annual Meeting has provided, the Board with an irrevocable resignation contingent upon the nominee not receiving the affirmative vote of a majority of the votes cast in an uncontested director election and acceptance of the resignation by the Board of Directors. In the event of a contested election, the director nominees will be elected by the affirmative vote of a plurality of the votes cast.

Board and Committee Roles in Risk Oversight

The Board of Directors as a whole and through its Committees oversees the Company’s risk management. The Company has an enterprise risk management program through which material enterprise risks are identified and prioritized by management and presented to the Board and/or one of its Committees. The enterprise risk management program is reviewed by both the Audit Committee on a quarterly basis and Board of Directors on an annual basis. In addition, members of senior management regularly report to the Board on areas of material risk to the Company. The Board regularly reviews information regarding the Company’s strategy, finances, operations, legal and regulatory developments, research and development, liquidity and competitive environment as well as the risks associated therewith. In addition, the Board has delegated the responsibility for oversight of certain risks to its Board committees as follows:

Audit Committee

•    Oversees risks related to the Company’s financial reporting process and internal control over financial reporting;

•    Oversees risks related to legal and regulatory compliance; and

•    Monitors the annual internal audit risk assessment process, which identifies and prioritizes risks related to the Company’s financial statements and internal controls in order to develop internal audit plans for future fiscal years.

Compensation Committee

•    Oversees risks related to the Company’s compensation plans, arrangements, structure and design, including those for its Named Executive Officers; and

•    Reviews incentive compensation arrangements to assure that incentive pay does not encourage unnecessary and excessive risk taking.

Nominating and Corporate Governance Committee

•    Oversees risks related to the Company’s governance structure, independence of the Board of Directors and potential conflicts of interest; and

•    Monitors corporate governance developments and trends that may impact the Company.

The Committees provide periodic reports to the Board of Directors regarding their areas of responsibility and oversight of risk.

Assessment of Risks Related to Compensation Plans

The Compensation Committee oversees the management of risks related to the Company’s compensation plans and arrangements, including those for its Named Executive Officers. In November 2013, the Compensation Committee, with the assistance of the Committee’s Compensation Consultant (as defined below), reviewed the Company’s compensation policies and practices for all employees, including the Named Executive Officers, and does not believe that the Company’s compensation programs create risks that would be reasonably likely to have a material adverse effect on the Company.

Political Contributions and Lobbying Expenditures

We are committed to playing a constructive role in the political process in order to build lines of communication regarding legislation and regulation that may impact our business. In order to provide greater transparency to our shareholders regarding our political contributions and lobbying expenditures and to ensure board-level oversight of such activities, the Nominating and Corporate Governance Committee has adopted a Political Contributions and Lobbying Expenditures Policy. The policy is available on our corporate website at www.lorillard.com under the heading “Responsibility — Political Contributions.”

Pursuant to the policy, all political contributions and lobbying expenditures are to be made in support of the business interests of Lorillard without regard to the individual political preferences of our executives. The policy requires that all contributions comply with applicable federal, state and local laws and disclosure requirements. In addition, the policy requires the semiannual disclosure on our corporate website of aggregate political contributions and lobbying expenditures and aggregate contributions to third party groups, including trade associations organized under section 501(c) of the Internal Revenue Code, if in excess of $50,000. Our corporate political contributions and lobbying expenditures are regularly reported to the Nominating and Corporate Governance Committee, which also reviews the policy to determine if any amendments are required.

Succession Planning

The Board regularly discusses succession planning for the Company’s Named Executive Officers, including the Chief Executive Officer. In addition, as part of the Company’s annual strategic review meeting, the Board reviews a succession planning report prepared by management regarding the Company’s senior executives, including the Named Executive Officers, which identifies executive development opportunities and succession recommendations for the Named Executive Officers in the event of their termination from employment for any reason, including death or disability.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

We have a written policy regarding related person transactions which requires that any transaction, regardless of the size or amount involved, involving the Company or any of its subsidiaries in which a “related person” had or will have a direct or indirect material interest must be reviewed and approved or ratified by the Audit Committee. Directors and executive officers are required to submit all related person transactions to our General Counsel for review and reporting to the Audit Committee. A “related person” is any director, nominee for director, executive officer, holder of 5% or more of any class of our outstanding voting securities and any immediate family member of such person who shares the same household. In addition to our written policy, our legal staff is responsible for the development and implementation of other processes and controls, including regular director and officer questionnaires, to obtain information from the directors and executive officers with respect to related person transactions. Based on the facts and circumstances identified through the written policy and these information gathering processes, the Audit Committee determines whether the Company or a related person has a direct or indirect material interest in any transactions identified. During 2013, there were no reportable related person transactions.

EXECUTIVE OFFICERS

Our executive officers are set forth in the table below. All executive officers are appointed by and serve at the pleasure of the Board of Directors. Messrs. Kessler, Taylor, Spell, Milstein and Hennighausen together are referred to as the “Named Executive Officers.”

Name	Age	Position(s)
Murray S. Kessler	54	Chairman, President and Chief Executive Officer
David H. Taylor	58	Executive Vice President, Finance and Planning and Chief Financial Officer
Randy B. Spell	62	Executive Vice President, Marketing and Sales
Ronald S. Milstein	57	Executive Vice President, Legal and External Affairs, General Counsel and Secretary
Charles E. Hennighausen	59	Executive Vice President, Production Operations

David H. Taylor is the Executive Vice President, Finance and Planning and Chief Financial Officer of Lorillard. Mr. Taylor joined Lorillard in January 2008 and served on the Board of Directors from 2008 to 2010. Prior to joining Lorillard, Mr. Taylor was a Senior Managing Director with FTI Palladium Partners, a firm specializing in providing interim management services. In that capacity, he served as Interim Chief Financial Officer of Eddie Bauer Holdings, Inc. from January 2006 to November 2007.

Randy B. Spell is the Executive Vice President, Marketing and Sales of Lorillard and has served in the same position with Lorillard since 1999. Previously, Mr. Spell served as Senior Vice President, Sales and prior to that, as Vice President, Sales. Mr. Spell has been with Lorillard since 1977.

Ronald S. Milstein is the Executive Vice President, Legal and External Affairs, General Counsel and Secretary of Lorillard, a position he has held since February 2012. Previously, Mr. Milstein served as Senior Vice President, Legal and External Affairs, General Counsel and Secretary from 2005 to 2012 and Vice President, General Counsel and Secretary from 1998 to 2005. Mr. Milstein has been with Lorillard since 1996.

Charles E. Hennighausen is the Executive Vice President, Production Operations of Lorillard. Mr. Hennighausen has served in this position since he joined Lorillard in 2002.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Executive officers, directors and greater than ten percent beneficial owners are required to furnish us with copies of all Forms 3, 4 and 5 they file. Based on our review of the copies of such forms we have received and written representations from such reporting persons, we believe that all of our executive officers and directors complied with all filing requirements applicable to them with respect to transactions during 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our outstanding Common Stock, as of March 14, 2014, by those persons who are known to us to be beneficial owners of 5% or more of our Common Stock, by each of our directors and Named Executive Officers and by our directors and executive officers as a group. All share amounts reflect the three-for-one stock split effected on January 15, 2013.

Name	Shares Beneficially Owned(1)	Percent of Common Stock Outstanding(2)
Principal Shareholders:
BlackRock Inc. (3)	37,439,043	10.3%
FMR LLC (4)	30,038,143	8.3%
The Vanguard Group (5)	18,922,817	5.2%
Massachusetts Financial Services Company (6)	18,597,333	5.1%
Directors and Named Executive Officers:
Murray S. Kessler (7)	885,839	*
David H. Taylor (8)	164,626	*
Randy B. Spell (9)	127,008	*
Ronald S. Milstein (10)	203,064	*
Charles E. Hennighausen (11)	208,780	*
Robert C. Almon (12)	24,431	*
Dianne Neal Blixt (13)	20,529	*
Andrew H. Card, Jr. (14)	13,914	*
Virgis W. Colbert (15)	24,576	*
David E.R. Dangoor (16)	32,076	*
Kit D. Dietz (17)	22,918	*
Jerry W. Levin (18)	—	*
Richard W. Roedel (19)	24,576	*
All Directors and Executive Officers as a Group (13 persons)	1,752,337	*

*	Represents less than one percent.

(1)

Fractional shares are rounded to the nearest whole share. All information is based upon materials furnished to us by the respective shareholders or contained in filings made with the SEC. For purposes of this table, if a person has or shares voting or investment power with respect to any of our Common Stock, then such Common Stock is considered beneficially owned by that person under the SEC rules. Shares of our Common Stock beneficially owned include direct and indirect ownership of shares, restricted stock and stock options and stock appreciation rights which are vested or are expected to vest within 60 days of March 14, 2014. Unless otherwise indicated in the table, the address of all listed shareholders is c/o Lorillard, Inc., 714 Green Valley Road, Greensboro, North Carolina 27408.

(2)

Based upon 362,533,361 shares of our Common Stock outstanding as of March 14, 2014. Shares underlying restricted stock, stock options or stock appreciation rights which vest or are expected to vest within 60 days of March 14, 2014 are deemed outstanding for the purpose of computing the percentage ownership for the named shareholders, directors and executive officers, but not the other shareholders listed.

(3)

Reflects beneficial ownership of shares of our Common Stock as reported in a Schedule 13G/A filed with the SEC by BlackRock Inc., 40 East 52nd Street, New York, NY 10022 on behalf of itself and its affiliates on January 10, 2014.

(4)

Reflects beneficial ownership of shares of our Common Stock as reported in a Schedule 13G/A filed with the SEC by FMR LLC, 82 Devonshire Street, Boston, MA 02109 on behalf of itself and its direct and indirect subsidiaries on February 14, 2014.

(5)

Reflects beneficial ownership of shares of our Common Stock as reported in a Schedule 13G filed with the SEC by The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355 on behalf of itself and its affiliates on February 12, 2014.

(6)

Reflects beneficial ownership of shares of our Common Stock as reported in a Schedule 13G filed with the SEC by Massachusetts Financial Services Company, 111 Huntington Avenue, Boston, MA 02199 on behalf of itself and its direct and indirect subsidiaries on February 10, 2014.

(7)

Represents 37,500 shares of our Common Stock directly held by Mr. Kessler, 344,364 shares of restricted stock and exercisable options and/or stock appreciation rights to purchase 503,975 shares of our Common Stock.

(8)

Represents 49,551 shares of our Common Stock held by the David Howell Taylor 2011 Revocable Trust and 67,430 shares of restricted stock and exercisable options and/or stock appreciation rights to purchase 47,645 shares of our Common Stock held directly held by Mr. Taylor.

(9)

Represents 42,769 shares of our Common Stock directly held by Mr. Spell, 48,053 shares of restricted stock and exercisable options and/or stock appreciation rights to purchase 35,736 shares of our Common Stock.

(10)

Represents 42,351 shares of our Common Stock directly held by Mr. Milstein, 49,609 shares of restricted stock and exercisable options and/or stock appreciation rights to purchase 111,104 shares of our Common Stock.

(11)

Represents 32,944 shares of our Common Stock directly held by Mr. Hennighausen, 42,036 shares of restricted stock and exercisable options and/or stock appreciation rights to purchase 133,800 shares of our Common Stock.

(12)	Represents 21,224 shares of our Common Stock directly held and 3,207 shares of restricted stock.

(13)

Represents 10,296 shares of our Common Stock directly held, 7,026 shares held by the Charles and Dianne Blixt Trust, of which Ms. Blixt and her spouse are the sole trustees and beneficiaries, and 3,207 shares of restricted stock.

(14)	Represents 10,707 shares of our Common Stock directly held and 3,207 shares of restricted stock.

(15)	Represents 21,369 shares of our Common Stock directly held and 3,207 shares of restricted stock.

(16)	Represents 21,369 shares of our Common Stock directly held, 7,500 shares held in an IRA and 3,207 shares of restricted stock.

(17)	Represents 14,869 shares of our Common Stock directly held, 4,842 shares held in an IRA and 3,207 shares of restricted stock.
(18)

Mr. Levin was elected to the Board on March 31, 2014. The table, which reflects beneficial ownership as of March 14, 2014, does not include the pro rata annual non-executive director equity award granted upon his election.

(19)	Represents 21,369 shares held by Mr. Roedel’s spouse and 3,207 shares of restricted stock.

PROPOSAL NO. 2 — ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

We recognize the interest the Company’s shareholders have in the Company’s executive compensation policies and practices. In recognition of that interest and in accordance with the requirements of the SEC rules and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), this proposal, commonly known as a “say on pay” proposal, provides the Company’s shareholders with the opportunity to cast an advisory vote to approve the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules, including the discussion of the Company’s compensation program and philosophy and the compensation tables of this Proxy Statement.

Key Performance Highlights for 2013

•	Annual net sales reached a record $6.950 billion, a 4.9% increase compared to 2012.

•	Adjusted operating income(1) for 2013 reached $2.030 billion, a 7.8% increase compared to 2012.

•	Adjusted earnings per diluted share(1) for 2013 reached a record $3.12, a 10.6% increase compared to 2012.

•	The 11th consecutive year of market share gains resulted in Lorillard domestic retail market share of cigarettes reaching a record 14.9%, a 0.5 share point increase over 2012.

•	Total Newport domestic retail market share of cigarettes in 2013 reached a record 12.6%, a 0.6 share point increase over 2012.

•	blu eCigs established itself as the U.S. electronic cigarette category leader with a 47% market share in 2013.

•	The acquisition of the U.K.-based SKYCIG electronic cigarette business was completed in October 2013.

•	$1.6 billion was returned to shareholders in 2013 in the form of share repurchases and dividends.

(1)

See Appendix C, “Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Results,” for a reconciliation of adjusted operating income and adjusted earnings per diluted share to the reported results for 2012 and 2013.

As described in more detail below on page 22 under the heading “Executive Compensation — Compensation Discussion and Analysis,” the Company has adopted an executive compensation program that reflects the Company’s philosophy that executive compensation should be structured so as to provide pay for performance and align each executive’s interests with the interests of our shareholders.

The advisory shareholder vote on our executive compensation will be held annually subject to future advisory votes of the shareholders, and is not intended to address any specific element of compensation, but rather the overall compensation of our Named Executive Officers. Pursuant to the Dodd-Frank Act, this vote is advisory and will not be binding on the Company. However, the Board of Directors and the Compensation Committee will review and consider the voting results when evaluating future compensation decisions relating to our Named Executive Officers.

We request that shareholders approve, on an advisory basis, the compensation of our Named Executive Officers, as disclosed in the Proxy Statement, including the Compensation Discussion and Analysis, related compensation tables and disclosures, pursuant to the compensation disclosure requirements of the SEC.

Vote Required

The affirmative vote of the holders of a majority of the total number of shares of our Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to be voted on this proposal at the Annual Meeting is required for advisory approval of the proposal, provided that a quorum is present. Pursuant to applicable Delaware law, in determining whether the proposal has received the requisite number of affirmative votes, abstentions will have the same effect as negative votes. Pursuant to NYSE regulations, brokers do not have discretionary voting power with respect to this proposal, and broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

We manage our business with the objective of creating long-term value with an emphasis on returning cash to shareholders. In designing and evaluating the compensation programs for our Named Executive Officers, the Compensation Committee considered the performance of the Company and each officer in light of the current economic conditions, the competitive and regulatory environment and the performance of the Company’s peer group and primary competitors. In 2013, the Company successfully executed its strategy and returned results that exceeded the record net sales, adjusted operating income, Lorillard domestic retail market share and adjusted earnings per diluted share from the prior year. All shares, per share amounts and exercise prices for all periods presented in this Proxy Statement have been adjusted for the three-for-one stock split effected on January 15, 2013.

Key Performance Highlights for 2013

Provided below are highlights of the Company’s performance, total shareholder return and the resulting incentive compensation payouts for 2013.

•  In 2013, the Company reported record results for net sales, total domestic retail market share, adjusted operating income and adjusted diluted earnings per share compared to 2012. The following charts set forth selected results for 2013.

* See Appendix C, “Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Results,” for a reconciliation of adjusted results to reported results for 2012 and 2013.

•  blu eCigs established itself as the U.S. electronic cigarette category leader with a 47% market share in 2013.

•  In October 2013, the Company completed the acquisition of the U.K.-based SKYCIG electronic cigarette business.

•  $1.6 billion was returned to shareholders in 2013 in the form of share repurchases and dividends.

•  Our exceptional performance in 2013 was reflected in our total shareholder return, which outperformed the S&P 500 Index, S&P Tobacco Index and the median of our Peer Group not only for the year ended December 31, 2013, but also for the three and five years ended December 31, 2013 reflecting our focus on long-term growth. See “Benchmarking” on page 26 for additional information regarding the Peer Group. The following charts show the one-year, three-year and five-year total shareholder returns as of December 31, 2013 for Lorillard, the S&P 500 Index, the S&P Tobacco Index and the median for our Peer Group. The charts reflect the total return on common shares over the time period specified and assume that all cash dividends are reinvested.

•  Pursuant to our pay for performance philosophy, the incentive compensation payouts awarded by the Compensation Committee to the Named Executive Officers reflect the Company’s performance relative to the goals established at the beginning of 2013. On average, payouts for the 2013 annual incentive plan and 2013 long-term incentive plan for the Named Executive Officers were at 178% and 169% of target based on exceeding the established Company performance goals and individual executive officer performance objectives.

What We Do

✓	Align pay with performance
✓	Retain an independent executive compensation consultant which provides no other services to the Company
✓	Maintain a cap on annual and long-term incentive awards
✓	Mitigate compensation program risk
✓	Review tally sheets when making annual executive compensation decisions
✓	Provide limited perquisites to Named Executive Officers
✓	Maintain robust stock ownership guidelines
✓	Prohibit hedging of the Company’s Common Stock
✓	Maintain a clawback policy applicable to a material misstatement of financial results and gross misconduct

What We Don’t Do

No employment agreements
No excise tax gross ups upon a change in control(1)
No tax gross ups for personal aircraft usage
No repricing of underwater stock options or SARs
No share recycling for stock option or SAR awards
No dividend equivalents on unearned performance restricted stock units

(1)

In 2013, the Company terminated and replaced existing severance agreements to eliminate the change in control tax gross up provision, effective January 1, 2014. The Company ceased entering into severance agreements with tax gross up provisions in 2010.

Key Executive Compensation Decisions and Policies

In 2013 and 2014, the Compensation Committee continued its review of the Company’s compensation programs and made a number of important decisions with respect to the Company’s executive compensation practices. The Compensation Committee took the following actions:

•

Determined to improve its flexibility to appropriately recognize the specific responsibilities, extensive experience and exceptional performance of our Named Executive Officers by managing their total compensation expenditures to between the 50th and 75th percentile of Peer Group practices.

•	Approved 2013 base salary increases of 3.5% for the Named Executive Officers.

•

Determined that Mr. Kessler’s 2013 Stock Award target value should be increased to $5.5 million, which was at the median of the Peer Group. There were no increases in the 2013 Stock Award target values for the other Named Executive Officers.

•

Determined that the Company achieved 105.8% of its adjusted operating income target and 104.7% of its Newport market share target, and, as a result, approved for the Named Executive Officers 2013 annual incentive plan payouts averaging 178% of target levels.

•

Determined that the Company achieved 106.8% of its adjusted earnings per diluted share performance target, and concluded that Named Executive Officers earned 169% of their 2013 performance restricted stock units.

•

Replaced the change in control severance agreements for executive officers, including the Named Executive Officers, with new agreements that eliminated the change in control tax gross up provisions and enhanced certain restrictive covenants, effective January 1, 2014.

•	Continued its policy, in place since 2010, of entering into no new severance agreements with change in control tax gross up provisions.

•

Increased Mr. Kessler’s annual allowance for personal use of the Company leased or fractionally-owned aircraft to $375,000 in 2014, providing him with a valuable retention benefit with limited incremental cost to the Company.

Named Executive Officers

The following are the Named Executive Officers discussed in this Compensation Discussion and Analysis:

Murray S. Kessler	Chairman, President and Chief Executive Officer

David H. Taylor	Executive Vice President, Finance and Planning and Chief Financial Officer

Randy B. Spell	Executive Vice President, Marketing and Sales

Ronald S. Milstein	Executive Vice President, Legal and External Affairs, General Counsel and Secretary

Charles E. Hennighausen	Executive Vice President, Production Operations

Compensation Committee Oversight of Executive Compensation

The Board of Directors has adopted a Compensation Committee Charter that sets forth the purpose, composition, authority and responsibilities of the Compensation Committee of the Board of Directors. Pursuant to the charter, the Compensation Committee of the Board of Directors comprises four independent, non-executive directors — in 2013, Ms. Blixt (Chair) and Messrs. Colbert, Almon and Dietz — and is responsible for overseeing our executive compensation policies. In connection with its oversight role, the Compensation Committee evaluates and approves the base salaries, annual and long-term incentive awards, equity awards and other compensation elements for each Named Executive Officer, including our Chief Executive Officer. The Compensation Committee also reviews our compensation policies and assesses whether any of our compensation programs create risks that would be reasonably likely to have a material adverse effect on the Company. See “Board and Committee Roles in Risk Oversight” above for additional information. To assist with its evaluations, the Compensation Committee has the authority to engage and retain independent executive compensation consultants and has engaged its own consultant as described below.

Executive Compensation Consultants

The Compensation Committee retained Exequity LLP, a nationally recognized executive compensation consulting firm, (“Exequity” or “Committee’s Compensation Consultant”) to serve as its compensation consultant for 2013. Exequity analyzed and provided comparative executive compensation data and compensation program proposals to assist in evaluating and setting the compensation of the Named Executive Officers and the overall structure of our executive compensation policies. Exequity provided no other services to the Company during 2013 and has been retained by the Compensation Committee since 2011. The Committee considered the six independence factors adopted by the SEC under the Dodd-Frank Act, and other factors it deemed relevant, and determined that Exequity’s work for the Compensation Committee raised no conflicts of interest.

The Compensation Committee and management agreed to the engagement of an executive compensation consultant to assist management with compensation plan design proposals in order to permit the Committee’s Compensation Consultant to advise the Compensation Committee exclusively. Management engaged Pearl Meyer & Partners, LLC, a nationally recognized executive compensation consulting firm, (“Pearl Meyer” or “Management’s Consultant,” and together with Exequity, the “Consultants”) for 2013 to provide management with advice regarding benchmarking of executive compensation programs, annual incentive and long-term incentive compensation programs, plan design updates, stock ownership guidelines and clawback policies. Pearl Meyer has been retained by management since 2010. The Committee takes into account that Pearl Meyer was engaged by and provides executive compensation services to management when considering the information and analyses provided by the firm.

Role of Management in Executive Compensation Decisions

Generally, our Chief Executive Officer makes recommendations to the Compensation Committee relating to the compensation of the other Named Executive Officers. In addition, our Chief Executive Officer and Senior

Vice President of Human Resources provide input and make proposals regarding the design, operation, objectives and values of the various components of compensation in order to provide appropriate performance and retention incentives for key employees. These proposals may be initiated by the Chief Executive Officer or upon the request of the Compensation Committee and may reflect the advice and counsel of the Committee’s Compensation Consultant or Management’s Consultant. Ultimately, decisions regarding the compensation of the Named Executive Officers are made solely by the Compensation Committee.

Consideration of 2013 Advisory Vote on Executive Compensation

At the Annual Meeting of Shareholders for 2013, we held our third annual advisory vote on executive compensation and 98% of the votes cast were in favor of the proposal. While this was an extremely favorable vote, we continue to seek feedback from shareholders regarding any concerns with the Company’s executive compensation program. Consistent with the results of the 2011 shareholder advisory vote on the frequency of future advisory votes on executive compensation, the Company will hold an advisory vote on executive compensation annually, subject to future advisory votes of the shareholders. We will consider the results of this year’s and future advisory votes on executive compensation and continue to seek shareholder input regarding executive compensation.

Benchmarking

The Compensation Committee refers to the pay practices in place at other companies when making decisions about executive compensation, including adjustments to base salary, annual incentive compensation and stock-based award levels. In making its determinations about total direct compensation levels, the Compensation Committee considers competitive information compiled by the Consultants, along with factors such as internal equity, individual performance, promotion potential and retention risk. The Committee periodically benchmarks our executive compensation against the compensation paid to executives at a group of companies consisting of 20 food, beverage and tobacco companies (the “Peer Group”) and considers survey data for the food, beverage and tobacco industry (the “Survey Data”) to obtain a general understanding of current compensation practices. The companies comprising the Peer Group provide a useful comparison to the Company based, among other things, on their similarity in size, revenues, net income, market capitalization, scope of operations and consumer product focus.

The Peer Group companies are listed below.

•  Altria Group, Inc.

•  Brown Forman Corp.

•  Campbell Soup Company

•  Chiquita Brands International, Inc.

•  The Coca-Cola Company

•  ConAgra Foods, Inc.

•  Constellation Brands, Inc.

•  Dean Foods Co.

•  General Mills, Inc.

•  The Hershey Company

•  H.J. Heinz Company

•  Hormel Foods Corp.

•  J.M. Smuckers Co.

•  Kellogg Company

•  Mondelēz International, Inc.

•  Molson Coors Brewing Co.

•  PepsiCo, Inc.

•  Reynolds American, Inc.

•  The Hillshire Brands Company

•  Universal Corp.

The following table provides Lorillard’s ranking relative to the Peer Group based on average net income, market capitalization and enterprise value (market capitalization plus outstanding debt) for the three years ended December 31, 2013.

(Amounts in Billions)	3-Year Average Net Income	3-Year Average Market Cap	3-Year Average Enterprise Value
75th Percentile	$1.534	$24,814	$28,553
Median	0.695	11,667	13,766
25th Percentile	0.499	7,263	8,878
Lorillard, Inc.	$1.134	$16,387	$17,790
Percentile Rank	66th	62nd	60th

The Compensation Committee periodically evaluates the appropriateness of the size and composition of the Peer Group, and makes changes to its membership in response to mergers and acquisitions and changes in organizational comparability.

Tally Sheets

In addition to considering compensation levels for the Peer Group and Survey Data, the Compensation Committee also considers information contained in total compensation tally sheets for each Named Executive Officer. The tally sheets summarize each component of compensation, including base salary, target annual incentive plan payout, vested and unvested long-term incentive plan awards, retirement benefits, health and welfare benefits, perquisites and potential payments in the event of termination of employment under various scenarios. The Compensation Committee uses the tally sheets to evaluate accumulated equity value and total compensation opportunities for each Named Executive Officer.

Executive Compensation Policies and Objectives

Following are important elements of the Company’s executive compensation policies:

•	Our executive compensation program is designed to reflect:

–	the Company’s business, financial and operational strategies and goals;

–	the executive compensation programs and market practices of large, non-durable consumer goods companies;

–	Peer Group and Survey Data of executive compensation practices and levels;

–	recommendations of external compensation and benefits consultants; and

–	our historical compensation practices.

•

Our program is meant to motivate executives to achieve Company and individual performance objectives, and to reward them commensurately for accomplishments that further the attainment of the Company’s short-term and long-term financial and operating goals.

•

The Compensation Committee does not rely upon a fixed formula or specific numerical criteria in determining each Named Executive Officer’s total compensation or the allocation of compensation among the various components of compensation described below.

•

Generally, our executive compensation program provides for increased annual incentive awards and incentive equity awards as a percentage of total compensation for our executives as they are promoted to roles of increasing responsibilities. This places more of their compensation at risk and subject to the achievement of our short-term and long-term financial and operating goals.

•	The Compensation Committee exercises its business judgment in determining total compensation. The Compensation Committee bases its decisions on the following criteria:

–	our long-term strategic objectives and financial and operating results;

–	the compensation levels for executive officers at companies in similar businesses and/or of similar size;

–	each executive’s performance and potential;

–	the compensation levels of other executives within the Company;

–	unique circumstances impacting the industry, the Company and our executive officers;

–	the risk of recruitment by competitors; and

–	the advice of the Committee’s Compensation Consultant.

•

Negative public opinion regarding the tobacco industry makes it difficult to attract qualified and talented executives. To attract and retain world class executive talent, we have been managing executive compensation levels to the 50th percentile of Peer Group practices. Given the need to provide flexibility to the Compensation Committee in consideration of the specific responsibilities, extensive experience and exceptional performance of our Named Executive Officers, the Compensation Committee determined that it was in the best interests of the Company and its shareholders to revise our compensation policy to manage total direct compensation for the group of Named Executive Officers to between the 50th and 75th percentiles of our Peer Group practices. Individual compensation may vary within this range to account for individual contribution, incumbent expertise, professional development, internal equity and succession planning considerations.

Pay Mix

The Company is committed to a maintaining a pay for performance environment, and strongly aligns compensation with results. The predominant portion of total direct compensation for our Named Executive Officers varies with proven performance. The charts below provide a breakdown of the 2013 pay elements (at target) for our Chief Executive Officer and for our other Named Executive Officers (average).

Pay Elements at Target for 2013

Components of Executive Compensation

The principal components of compensation for our Named Executive Officers in the last fiscal year were:

Pay Element	Purpose	Description	Link to Performance
Base salary	To attract and retain leadership talent and to provide a competitive basis of compensation that recognizes the executive’s skills, experience and responsibilities in the position.	Fixed, non-variable portion of cash compensation.

Base salary levels principally are tied to the individual’s sustained performance over time, but they also reflect compensation standards for others in comparable positions elsewhere, promotion potential and proven expertise in role.

Annual incentive awards	To provide executives with a clear financial incentive to achieve critical short-term operational and financial objectives linked to shareholder wealth.	Annual cash payout based on internal measures of Company performance and individual performance over the fiscal year.

80% of the annual incentive plan’s total target payout opportunity is based on two equally weighted measures of the Company’s annual performance, specifically adjusted net operating income and Newport market share.

20% of the total target payout opportunity is based on achievement of individual objectives and overall individual performance.

Stock-based incentive awards

To align significant portions of executive compensation to the Company’s long-term performance as measured by stock price growth and total shareholder return and to promote the retention of executive talent.

Performance-based restricted stock unit awards (65% of total award value) which are earned only upon the achievement of a prospective performance target (adjusted earnings per diluted share); service-based restricted stock (35% of total award value).

The value of all equity awards are predicated on the Company’s stock price and settled in stock. Except in the case of certain terminations of employment, vesting occurs at the conclusion of a three-year period, providing executives with a direct, long-term link to stock price.

Retirement, severance and other benefits	To provide executives with an appropriate financial safeguard against individual circumstances or events and to meet competitive market practices with regard to such benefits.

Health and welfare benefits, a defined benefit retirement plan, life insurance and other benefits generally provided to all salaried employees; executives also participate in a non-qualified benefit equalization plan and severance programs.

Since these benefits are generally made available to all employees or offered to meet competitive market practices, there is no specific performance component, but the plans function to retain key executives.

Base Salary.  We pay base salaries in order to attract and retain leadership talent and to provide a competitive basis of compensation that recognizes the executive’s skills and experience relative to his or her responsibilities in the position.

2013 Salary Adjustments. In October 2012, the Compensation Committee reviewed the base salaries for each of the Named Executive Officers. Following discussions with the Committee’s Compensation Consultant and a review of Peer Group data, the Committee determined that a 3.5% increase be made to the base salaries of the Named Executive Officers. This increase was consistent with the Company’s overall merit increase budget for the year.

Name	Title	2012 Base Salary	2013 Base Salary
Murray S. Kessler	Chairman, President and Chief Executive Officer	$1,260,000	$1,304,000
David H. Taylor	Executive Vice President, Finance and Planning and Chief Financial Officer	913,000	945,000
Randy B. Spell	Executive Vice President, Marketing and Sales	695,000	719,000
Ronald S. Milstein	Executive Vice President, Legal and External Affairs, General Counsel and Secretary	669,000	692,000
Charles E. Hennighausen	Executive Vice President, Production Operations	660,000	684,000

Annual Incentive Awards.  Our annual incentive plan (“AIP”) ensures that a significant portion of each Named Executive Officer’s annual compensation is at risk and dependent upon achievement of Company and individual performance goals that are intended to further the interests of shareholders. The percentage of annual compensation that is contingent upon performance increases with an executive’s responsibility and is highest for the Chief Executive Officer. Target AIP awards as a percentage of total cash compensation were 59% for our Chief Executive Officer and an average of 44% for the other Named Executive Officers in 2013. Actual awards paid reflect actual results generated for the year. Better performance yields higher payouts; lesser performance yields lower payouts. Individual payouts may not exceed $10,000,000.

The Compensation Committee administers the AIP pursuant to the terms of the 2008 Incentive Compensation Plan (the “2008 Plan”), which was approved by our shareholders in May 2009. The 2008 Plan provides for cash-based performance awards intended to qualify as performance based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”).

2013 Performance Parameters. In February 2013, the Compensation Committee established the performance targets and terms of the annual incentive plan for 2013 (the “2013 AIP”). The Compensation Committee adopted the 2013 AIP with the following performance metrics and weightings:

2013 AIP Performance Metrics	Weight	Payout Below Threshold	Payout at Threshold	Payout at Target	Payout at Maximum
Adjusted operating income	40%	0%	20%	40%	80%
Newport market share	40%	0%	20%	40%	80%
Individual performance metrics(1)	20%	0%	0%	20%	40%
Total payout as % of target		0%	40%	100%	200%

(1)	The Committee has full discretion to reduce the individual component based on its determination of each Named Executive Officer’s performance.

The Committee adopted these performance metrics for application to the 2013 AIP because they were deemed important indicators of the Company’s performance and financial well-being. Unlike in prior years, the 2013 AIP adjusted operating income goal was net of state settlement agreement expense, tobacco grower expense and FDA user fees. As a result, the adjusted operating income performance metric for the 2013 AIP was the same amount reported in the Company’s financial statements, excluding any extraordinary items as defined in the

2008 Plan; litigation settlements, judgments and interest; and the impact of mark-to-market pension adjustments by industry competitors on the Company’s state settlement agreement expense.

The 2013 AIP provided the opportunity for an award payment ranging from 0 to 2.0 times the target award levels. The portion of the award attributable to adjusted operating income could range from 0% to 80% of target (40% at target) depending on results between 90% and 110% of the adjusted operating income goal. The portion of the award attributable to Newport market share also could range from 0% to 80% of target (40% at target) depending on results between 95% and 105% of the Newport market share objective. The Compensation Committee established 2013 AIP funding for each Named Executive Officer at a level equal to 0.75% of our 2013 net income. Actual 2013 AIP payouts were subject to the negative discretion of the Compensation Committee based on, among other things, the Company and individual performance in 2013 set forth below.

2013 Individual Award Targets. In February 2013, the Compensation Committee reviewed the competitiveness of the 2013 AIP payout targets for each of the Named Executive Officers and determined that no adjustments should be made from their then existing levels. As a consequence, the 2013 AIP target payout levels for the Named Executive Officers were unchanged from 2012 and are set forth below.

Name	Title	2013 AIP Target Payout
Murray S. Kessler	Chairman, President and Chief Executive Officer	$1,800,000
David H. Taylor	Executive Vice President, Finance and Planning and Chief Financial Officer	800,000
Randy B. Spell	Executive Vice President, Marketing and Sales	550,000
Ronald S. Milstein	Executive Vice President, Legal and External Affairs, General Counsel and Secretary	550,000
Charles E. Hennighausen	Executive Vice President, Production Operations	450,000

2013 Results. In February 2014, the Compensation Committee evaluated the Company’s 2013 performance with respect to adjusted operating income and Newport market share for 2013, and individual Named Executive Officer performance for purposes of determining incentive payouts for the 2013 AIP. The following table sets forth the Company performance targets under the 2013 AIP relative to the Company’s actual performance for 2013.

2013 AIP Performance Metrics	Weight	Threshold	Target	Maximum	2013 Performance	Actual as % of Target	Payout Multiple
(Dollars in Millions)
Adjusted operating income(1)	40%	$1,727	$1,919	$2,111	$2,030	158%	1.63
Newport market share	40%	11.45	12.05	12.65	12.62	195%	1.78

(1)	See Appendix C, “Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Results,” for a reconciliation of adjusted operating income to reported operating income for 2013.

In reviewing the Company’s performance for 2013, the Compensation Committee determined that:

•	the Company set new records for net sales, adjusted operating income, adjusted diluted earnings per share and total domestic retail market share;

•	no discretionary adjustments for extraordinary items would be made in determining the achievement of the 2013 AIP Company performance targets;

•	the Company’s adjusted net operating income metric for 2013 was 158% of goal, resulting in a payout level multiple of 1.63 times the payout target; and

•	the Company’s Newport retail market share for 2013 was 195% of goal, resulting in a payout multiple of 1.78 times the payout target for each Named Executive Officer.

When evaluating individual performance for each Named Executive Officer other than Mr. Kessler, the Compensation Committee considered the recommendations of the Chief Executive Officer and assessed each Named Executive Officer’s performance relative to his individual performance objectives as described below.

•

Mr. Taylor’s individual performance factors related to entering the global electronic cigarette market through acquisition of SKYCIG in October 2013, enhancing investor communications through ongoing meetings with the Company’s shareholders and conducting investor conferences, building out the Company’s capital structure and strengthening Internal Audit effectiveness.

•

Mr. Spell’s individual performance factors related to protecting and growing Newport Menthol volume, new product introduction planning and preparation and increasing retail distribution for blu electronic cigarettes.

•

Mr. Milstein’s individual performance factors related to addressing the legal issues surrounding the FDA process for the review of the use of menthol in cigarettes, enhancing the External Affairs organization and defending the Company against product liability cases.

•

Mr. Hennighausen’s individual performance factors related to achieving key manufacturing performance metrics for efficiency and reducing product loss, plant-wide communication initiatives and evaluating certain production enhancements.

The Compensation Committee determined that each of the Named Executive Officers performed exceptionally well in 2013, that Messrs. Taylor, Spell, Milstein and Hennighausen all surpassed their individual performance expectations, and so should be awarded individual performance factors of 183%, 167%, 200% and 165%, respectively.

Mr. Kessler’s 2013 AIP payment was based on the Company’s achievement of its performance goals, execution of the Company’s strategic plan and Mr. Kessler’s leadership throughout the year. The Compensation Committee evaluated the Chief Executive Officer’s contribution, and determined that he had performed extraordinarily well leading the Company to record-setting financial performance, ensuring the Company was the first to obtain approval of a substantially equivalent product from the Food and Drug Administration in 2013, and by exceeding all of his individual performance objectives. As a result, the Committee awarded Mr. Kessler at 200% of target for his individual performance rating.

The Compensation Committee considered the efforts and dedication of the entire management team, including the Named Executive Officers, required to achieve such outstanding financial performance, improvement in market share and other results despite the ongoing challenges of operating in a highly competitive and regulated environment. After due consideration, the Committee determined that aggregate payout multiples for 2013 AIP awards ranged from 1.74 to 1.81 times target payout levels for the Named Executive Officers. The target payout and actual payouts under the 2013 AIP for the Named Executive Officers are set forth below, and the actual payouts are included in the “Non-Equity Incentive Compensation” column in the Summary Compensation Table.

Name	Title	2013 AIP Target Payout	2013 AIP Actual Payout
Murray S. Kessler	Chairman, President and Chief Executive Officer	$1,800,000	$3,260,250
David H. Taylor	Executive Vice President, Finance and Planning and Chief Financial Officer	800,000	1,422,333
Randy B. Spell	Executive Vice President, Marketing and Sales	550,000	959,521
Ronald S. Milstein	Executive Vice President, Legal and External Affairs, General Counsel and Secretary	550,000	996,187
Charles E. Hennighausen	Executive Vice President, Production Operations	450,000	783,562

Long-Term Incentive Awards. The third principal element of our compensation program for Named Executive Officers comprises equity awards, including stock options, service-based restricted stock and performance-based restricted stock and restricted stock units. These awards recognize performance over multi-year periods, ensure a direct link between executive pay and the Company’s return to shareholders, encourage retention and align our executives’ interests with those of our shareholders. In 2008, we adopted the 2008 Plan, which was approved by shareholders on May 21, 2009 and is administered by our Compensation Committee. The 2008 Plan permits the issuance of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units and other awards of our Common Stock to our directors, employees and executive officers, including the Named Executive Officers. Each stock option or SAR grant made pursuant to the 2008 Plan has an exercise price equal to the closing price of our Common Stock on the date of grant. The use of stock option and SAR grants was discontinued in 2012 and replaced with performance-based restricted stock units.

Stock Award Process. Each year, the Compensation Committee approves and grants equity awards to eligible executives, including the Named Executive Officers. Equity award approval and grant occur at the Committee’s first regular meeting of the year following the release of the Company’s earnings for the prior year. The Committee approves the dollar value of each executive’s award after considering prevailing practices in the Peer Group, past awards to the incumbent, performance and future potential. The number of shares granted to each executive in 2013 was determined by dividing the target compensation level (expressed in dollars) by the closing price of our Common Stock on the grant date.

2013 Stock Awards. In February 2013, the Compensation Committee determined that the structure of the equity awards to the Named Executive Officers in 2013 (the “2013 Stock Awards”) would be consistent with the 2012 design. Awards would include performance-based restricted stock units (“Performance RSUs”) based on an adjusted earnings per diluted share target as set forth below (65% of total award value) and service-based restricted stock (35% of total award value).

The 2013 Performance RSUs for the Named Executive Officers were to be earned and converted to restricted stock based upon the achievement of adjusted earnings per diluted share for 2013. Award payouts range from 0% to 200% of target contingent on results, with 50% payout at the threshold performance level. The adjusted earnings per diluted share goal for 2013 is measured against the Company’s earnings per diluted share, excluding any extraordinary items as defined in the 2008 Plan, litigation settlements, judgments and interest; and the impact of mark-to-market pension adjustments by industry competitors on the Company’s state settlement agreement expense. Any restricted stock earned with respect to the 2013 Performance RSUs and the 2013 service-based restricted stock will cliff vest on the third anniversary of the date of grant, subject to the executive officer’s continued employment with the Company.

Based upon a review of Peer Group compensation data with the Committee’s Compensation Consultant, the Committee determined that Mr. Kessler’s 2013 Stock Award target value should be increased to $5.5 million, which was at the median of the Company’s Peer Group. The Committee determined that no changes to the 2013 Stock Award levels should be made to the target values for the other Named Executive Officers.

Name	Title	2013 Stock Award Target Value
Murray S. Kessler	Chairman, President and Chief Executive Officer	$5,500,000
David H. Taylor	Executive Vice President, Finance and Planning and Chief Financial Officer	1,000,000
Randy B. Spell	Executive Vice President, Marketing and Sales	750,000
Ronald S. Milstein	Executive Vice President, Legal and External Affairs, General Counsel and Secretary	750,000
Charles E. Hennighausen	Executive Vice President, Production Operations	650,000

2013 Results. In February 2014, the Compensation Committee evaluated the Company’s achievement of the adjusted earnings per diluted share target under the 2013 Performance RSUs.

2013 Performance RSU Metric	Threshold	Target	Maximum	2013 Performance	Actual as % of Target	Payout Multiple
	(90%)		(110%)
Adjusted earnings per diluted share(1)	$2.63	$2.92	$3.21	$3.12	107%	1.69

(1)	See Appendix C, “Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Results,” for a reconciliation of adjusted earnings per diluted share to reported earnings per diluted share for 2013.

The following table sets forth the number of shares underlying the 2013 Stock Awards for each Named Executive Officer calculated based on the fair market value of our Common Stock on the date of grant (as determined by the closing price on February 13, 2013 of $41.68 per share) as well as the number of Performance RSUs earned and converted to restricted shares based on the 1.69 payout multiple as determined by the Committee in February 2014.

Name	Title	2013 Service-Based Restricted Stock	2013 Performance RSUs at Target	2013 Performance RSUs Earned
Murray S. Kessler	Chairman, President and Chief Executive Officer	46,186	85,773	144,928
David H. Taylor	Executive Vice President, Finance and Planning and Chief Financial Officer	8,398	15,596	26,352
Randy B. Spell	Executive Vice President, Marketing and Sales	6,298	11,697	19,764
Ronald S. Milstein	Executive Vice President, Legal and External Affairs, General Counsel and Secretary	6,298	11,697	19,764
Charles E. Hennighausen	Executive Vice President, Production Operations	5,459	10,137	17,129

The restricted stock earned with respect to the 2013 Performance RSUs will cliff vest on the third anniversary of the date of grant of the Performance RSUs consistent with the service-based restricted stock in order to maintain the retention aspect of such awards. In February 2014, the Named Executive Officers were paid dividend equivalents for the performance period (fiscal 2013) based upon the number of Performance RSUs earned as determined by the Compensation Committee. See “Grants of Plan-Based Awards for 2013” for more information regarding the awards made to the Named Executive Officers in 2013.

Other Benefits. We provide other benefits, such as medical, dental, life, disability and related coverage, to the Named Executive Officers that are substantially the same as those provided to all of our salaried employees. In addition to the qualified and non-qualified retirement benefit plans described below (see “Retirement Benefits” on page 44), we offer an employee savings plan under Section 401(k) of the Code, which provides for a Company matching contribution. The Named Executive officers may also participate in a matching gifts program, pursuant to which the Company matches contributions by each executive to approved charitable organizations up to $15,000 per calendar year. These benefit programs are designed to be competitive with those of other large corporations in order to attract and retain qualified executives. The Named Executive Officers participate in the Senior Executive Severance Pay Plan and have entered into Change in Control Severance Agreements as further described below (see “Change in Control and Other Severance Arrangements” on page 46). We do not maintain employment agreements with any of our Named Executive Officers.

Chief Executive Officer Compensation

Mr. Kessler joined the Company in September 2010 as President and Chief Executive Officer and was appointed Chairman of the Board on January 1, 2011. Consistent with his leadership role with the Company, Mr. Kessler’s compensation is designed to reward the achievement of the Company’s long-term strategic plan. Accordingly, a significant percentage of his total target compensation is at risk with the vast majority of such compensation awarded in the form of long-term stock awards in order to reward him for enhancing long-term shareholder value and to align his interests with those of our shareholders. Target total direct compensation for Mr. Kessler is set at between the 50th and 75th percentile of market practice for our Peer Group. Please see the chart on page 28 which provides a breakdown of Mr. Kessler’s target compensation for 2013.

The Compensation Committee considered the alignment of Mr. Kessler’s total direct compensation (base salary plus actual annual incentive plan and stock-based incentive plan compensation) with the Company’s one-year and three-year total shareholder return (for purposes of this calculation, the total return on common shares over the time period specified with all cash dividends reinvested). For purposes of this comparison, the value of the 2012 Performance RSUs has been reduced (93%) and the value of the 2013 Performance RSUs have been increased (169%) to reflect the shares that the Compensation Committee determined were earned for each performance period. The charts below provide a comparison of Mr. Kessler’s total direct compensation for 2012 and 2013 relative to the Company’s one-year and three-year total shareholder return as of December 31, 2012 and 2013. Given the strong growth in the Company’s one-year and three-year total shareholder returns, the Compensation Committee believes that Mr. Kessler’s compensation was appropriately aligned with this performance.

Upon consultation with the Committee’s Compensation Consultant and review of the practices of the Company’s Peer Group, in 2012 the Compensation Committee approved the limited personal use of the Company leased or fractionally-owned aircraft by Mr. Kessler for security and other business reasons in an amount not to exceed $250,000 of annual aggregate incremental cost to the Company for 2013. In 2014, the Committee considered a number of retention incentives and other compensation enhancements, and determined that enhancing Mr. Kessler’s annual allowance for personal use of the Company leased or fractionally-owned aircraft to $375,000 provided him with a valuable retention benefit with limited incremental cost to the Company. This change was made effective for 2014. The aggregate incremental cost to the Company includes the variable costs of operating the aircraft, such as occupied hourly charge, fuel surcharge, federal excise tax, landing, hangar and other airport fees, repositioning charges, specialized catering fees, customs/immigration fees, ground transportation fees, passenger fees and any flight-specific insurance costs, and excludes fixed costs, such as monthly management fees, non-flight-specific insurance costs, purchase costs and depreciation. No other changes were made to Mr. Kessler’s compensation for 2014.

Other CEO Compensation Arrangements

The Company has entered into a change in control severance agreement (“Severance Agreement”) with Mr. Kessler which provides for severance payments and benefits upon his termination of employment by the Company without “Cause” or by Mr. Kessler for “Good Reason” following or in connection with a Change in Control. See “Change in Control and Other Severance Arrangements” below for additional information. In such event, Mr. Kessler is entitled to severance equal to three times base salary and target annual incentive bonus as well as certain other amounts. Mr. Kessler’s Severance Agreement is generally similar to the agreements entered into with the Company’s other senior executive officers prior to 2010, except that Mr. Kessler’s agreement does not include an excise tax gross up provision and instead contains a “better of net-after-tax or cutback” provision which requires that the payments contingent upon a change in control be reduced to less than three times Mr. Kessler’s “base amount” (as defined by the applicable provisions of the Code) if such reduction would place him in a better after-tax financial position than if all such payments were made and applicable taxes, including excise taxes, paid. Mr. Kessler is also entitled to participate in the Company’s Senior Executive Severance Pay Plan. See “Change in Control and Other Severance Arrangements” below for additional information.

Mr. Kessler has no employment agreement or enhanced years of service under the Company’s retirement plans. He is subject to certain restrictive covenants, including non-compete and non-solicitation covenants for three years following his termination from employment and a confidentiality covenant as well as the Company’s clawback policy. The Company and Mr. Kessler have also entered into an indemnification agreement upon the same terms as those previously entered into with the Company’s other senior executive officers. In addition, Mr. Kessler is required to hold six times his base salary in shares of our Common Stock pursuant to the Company’s Stock Ownership Guidelines (see below).

Stock Ownership Guidelines

In 2012, the Board of Directors, upon the recommendation of the Compensation Committee, amended the Company’s Stock Ownership Guidelines, increasing the stock ownership targets to five times the annual cash retainer for non-executive directors, six times base salary for the Chief Executive Officer and three times the base salary for the other Named Executive Officers. Stock owned outright, stock held in Company benefit plans and restricted stock subject to service based vesting will be included in determining compliance with the stock ownership guidelines. Directors and executive officers generally are expected to comply with the stock ownership guidelines within five years of the amendment of the guidelines. The Board (or the Compensation Committee on behalf of the Board) will review the stock ownership guidelines and individual compliance therewith on a regular basis. As of March 14, 2014, our Chief Executive Officer held Common Stock worth more than fifteen times his base salary, each Named Executive Officer held Common Stock worth more than five and a half times his base salary and each of the directors (with the exception of Mr. Levin, who joined the Board on March 31, 2014) held Common Stock worth more than seven times the annual cash retainer in compliance with the stock ownership guidelines.

Securities Trading and Hedging Policy

Under the Company’s Securities Trading Policy, directors and executive officers, including the Named Executive Officers, may only purchase or sell the Company’s securities in “open window” periods during which they are not in possession of material, nonpublic information. The policy permits the establishment of trading plans pursuant to Rule 10b5-1 under the Exchange Act during open window periods. These plans permit transactions in our Common Stock during periods in which an executive officer would otherwise be unable to buy or sell such stock because he or she possessed material, nonpublic information about the Company. All Rule 10b5-1 trading plans for our senior executive officers and directors must be submitted in writing to the Office of the General Counsel for review and approval prior to becoming effective, and the first transaction pursuant to such a plan may not occur sooner than three months following execution of the plan. Any transactions made pursuant to a Rule 10b5-1 trading plan are disclosed in Section 16 filings with the SEC. Each of our Named Executive Officers typically enter into a Rule 10b5-1 trading plan for the purpose of selling shares of our Common Stock to cover their withholding tax obligations upon the three-year vesting of restricted stock grants.

The Company’s Securities Trading Policy further prohibits all senior executive officers, including the Named Executive Officers, from entering into derivative securities transactions relating to our Common Stock or transactions hedging the economic risk of holding our Common Stock.

Clawback Policy

All senior executive officers, including the Named Executive Officers, are subject to a clawback policy that allows the Company to recover incentive compensation paid to the Company’s senior executive officers, including the Named Executive Officers, and other participants in the Company’s incentive plans in the event of (i) an accounting restatement of the Company’s financial statements due to material noncompliance with any financial reporting requirements or (ii) the gross misconduct of a senior executive officer. The Board of Directors will require reimbursement of the excess compensation paid to a current or former senior executive officer, including the Named Executive Officers, under any annual incentive plan or long-term incentive plan during the three-year period preceding an accounting restatement or discovery of individual gross misconduct. In addition, the Board, in its discretion, may, among other things, reduce current or future compensation, modify or cancel grants of stock options, restricted shares or other long-term incentive awards granted during the three years prior to the restatement or take any other action determined by the Board to be in the best interests of the Company and its shareholders.

In the event the Board determines that a senior executive officer engaged in gross misconduct, then the Board, in its discretion, may take such action as it deems necessary or appropriate under the circumstances, including among other things, termination of employment, reducing current or future compensation, requiring repayment of some or all of any annual incentive paid to such senior executive officer, requiring repayment of some or all of any value realized by any covered employee from the vesting and/or exercise of any long-term incentive awards, modifying or canceling grants of stock options, restricted shares or other long-term incentive awards granted, or take any other action determined by the Board to be in the best interests of the Company and its shareholders. Gross misconduct may include violation of the Company’s Code of Business Conduct and Ethics, violation of other Company policies, or any act or failure to act (whether due to intentional conduct or error) that has caused or could reasonably be expected to cause financial or reputational harm to the Company.

The Dodd-Frank Act requires the SEC to adopt rules requiring companies to adopt a policy requiring the recovery of incentive compensation paid to certain executives as a result of an accounting restatement due to material noncompliance with any financial reporting requirement. The final rules relating to this provision of the Dodd-Frank Act have not been adopted. The Compensation Committee will review our existing policy and make any necessary amendments once the final rules are adopted.

Deductibility of Executive Compensation

In accordance with Section 162(m) of the Code, the deductibility for federal corporate income tax purposes of compensation paid to certain of our individual executive officers in excess of $1 million in any year may be restricted. The Compensation Committee considers the impact of Section 162(m) in establishing the structure, performance targets and timing of annual incentive plan and performance restricted stock unit awards as well as the proportion of cash compensation attributable to base salary and performance based compensation. Although the Compensation Committee plans to evaluate and limit the impact of Section 162(m), it believes that the tax deduction is only one of several relevant considerations in setting compensation. Accordingly, where it is deemed necessary and in the best interests of the Company to attract and retain the best possible executive talent to compete successfully and to motivate such executives to achieve the goals inherent in our business strategy, the Compensation Committee may approve compensation to executive officers which exceeds the deductibility limits or otherwise may not qualify for deductibility. In this regard, certain portions of compensation paid to the Named Executive Officers may not be deductible for federal income tax purposes under Section 162(m) of the Code.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2013.

  Compensation Committee of the Board of Directors

  Dianne Neal Blixt (Chair)

  Robert C. Almon

  Virgis W. Colbert

  Kit D. Dietz

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised entirely of “outside directors” within the meaning of the regulations under Section 162(m) of the Code, “non-employee directors” under SEC Rule 16b-3, and “independent” directors as affirmatively determined by the Board of Directors pursuant to the NYSE Listing Standards. The members of the Compensation Committee are the individuals named as signatories to the report immediately preceding this paragraph. None of the members of the Compensation Committee are our former officers or employees or have any of the relationships described in Item 407(e)(4) of Regulation S-K.

SUMMARY COMPENSATION TABLE

The information below sets forth the compensation of our Named Executive Officers, including the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers for the year ended December 31, 2013.

Name and Principal Position(s)	Year	Salary(1)	Stock Awards(2)	Stock Option/ SAR Awards(3)	Non-Equity Incentive Plan Compen- sation(4)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings(5)	All Other Compen- sation(6)	Total
Murray S. Kessler	2013	$1,304,100	$5,500,051	$—	$3,260,250	$130,148	$252,693	$10,447,242
Chairman, President and Chief	2012	1,260,000	5,000,180	—	2,070,000	187,722	182,494	8,700,396
Executive Officer	2011	1,200,000	5,349,364	2,947,304	3,500,000	166,403	9,800	13,172,871

David H. Taylor	2013	944,830	1,000,070	—	1,422,333	113,544	18,911	3,499,688
Executive Vice President, Finance	2012	912,879	1,000,138	—	899,970	187,699	18,410	3,019,096
and Planning and Chief Financial Officer	2011	869,409	1,000,011	528,973	1,438,248	144,333	18,423	3,999,397

Randy B. Spell	2013	718,923	750,032	—	959,521	—	392,647	2,821,123
Executive Vice President,	2012	694,612	750,230	—	571,429	510,149	478,880	3,005,300
Marketing and Sales	2011	661,535	750,008	396,722	1,001,108	580,029	230,901	3,620,303

Ronald S. Milstein	2013	692,130	750,032	—	996,187	98,304	157,355	2,694,008
Executive Vice President, Legal and External Affairs, General	2012 2011	668,725 636,881	750,230 750,008	— 396,722	587,929 979,108	345,675 319,328	192,834 215,499	2,545,393 3,297,546
Counsel and Secretary

Charles E. Hennighausen	2013	683,581	650,041	—	783,562	113,871	10,200	2,241,255
Executive Vice President,	2012	660,465	650,115	—	499,033	267,301	50,975	2,127,889
Production Operations	2011	629,014	649,992	343,838	709,452	244,034	9,800	2,586,130

(1)	Base salaries are paid bi-weekly. See “Base Salary” above for more information.

(2)	These amounts represent the aggregate grant date fair value recognized for financial statement reporting purposes in accordance with FASB ASC Topic 718 (exclusive of the effect of estimated forfeitures for service based vesting) associated with the restricted stock, and in 2012 and 2013 the Performance RSUs, awarded as part of the Stock Awards made pursuant to the 2008 Plan. The value shown for the Performance RSUs reflects the Compensation Committee’s assessment of the probable attainment of the performance conditions at the date of grant. In 2013, the Compensation Committee determined that 93% of the 2012 Performance RSUs were earned based on the actual adjusted earnings per share for 2012, which resulted in actual award values of $3,022,647, $604,631, $453,569, $453,569 and $393,093 for Messrs. Kessler, Taylor, Spell, Milstein and Hennighausen, respectively, using the grant date stock price. If the 2013 Performance RSUs were valued based on achievement of the maximum performance level, the amounts in the Stock Awards column for 2013 (including the grant date fair value of the service-based restricted stock awards) for the Named Executive Officers would be $9,075,070, $1,650,111, $1,237,563, $1,237,563 and $1,072,551 for Messrs. Kessler, Taylor, Spell, Milstein and Hennighausen, respectively. These amounts do not reflect the actual value that may be realized by the Named Executive Officers. See Note 17 of our Consolidated Financial Statements included in the 2013 Annual Report for more information regarding the assumptions used in the calculation of these amounts.

(3)	These amounts represent the aggregate grant date fair value recognized for financial statement reporting purposes in accordance with FASB ASC Topic 718 (exclusive of the effect of estimated forfeitures for service based vesting) associated with the stock options awarded as part of the 2011 Stock Awards made pursuant to the 2008 Plan. In 2012, the Company replaced stock options with Performance RSUs, which are included in the Stock Awards column above. These amounts do not reflect the actual value that may be realized by the Named Executive Officers. See Note 17 of our Consolidated Financial Statements included in the 2013 Annual Report for more information regarding the assumptions used in the calculation of these amounts.

(4)	These amounts represent the AIP payment to each Named Executive Officer for the indicated year, which was paid early in the following year based on a determination by the Compensation Committee as to the extent to which the applicable performance metrics were achieved. See “2013 Annual Incentive Plan” above for a description of the performance metrics applicable to the 2013 AIP.

(5)	These amounts represent the actuarial increase in the present value of each Named Executive Officer’s retirement benefits under the Pension Plan and Benefit Equalization Plan as of December 31, 2013 over the value of those benefits as of December 31, 2012, all as determined using the same interest rate and other assumptions as those used in our financial statements. Mr. Kessler became a participant in the Pension Plan and Benefit Equalization Plan as of September 13, 2011, and was not vested in either plan as of December 31, 2013. See “Retirement Benefits” below for additional information regarding the retirement benefits accrued for each of the Named Executive Officers and Note 16 to our Consolidated Financial Statements included in the 2013 Annual Report for more information regarding the assumptions used in the calculations of these amounts.

(6)	These amounts include premiums for a split-dollar life insurance policy for Messrs. Spell and Milstein in the amount of $374,731 and $143,698, respectively. The insurance program has been closed to new participants, and Messrs. Kessler, Taylor and Hennighausen are not participants. See “Retirement Benefits” below for additional information. The amounts shown also include annual cash received pursuant to a company-wide medical and welfare plan and not used to purchase medical and other welfare benefits for Messrs. Taylor, Spell and Milstein in the amounts of $8,711, $7,716 and $3,457, respectively. These amounts include $10,200 for Messrs. Kessler, Taylor, Spell, Milstein and Hennighausen representing the Company’s matching contribution to the Lorillard Tobacco Company Employees Savings Plan. The amount for Mr. Kessler also includes $242,493 for the personal use of the Company leased or fractionally-owned aircraft for security and other business reasons. See “Chief Executive Officer Compensation” above for additional information.

GRANTS OF PLAN-BASED AWARDS FOR 2013

The following table sets forth the grants of plan-based awards for 2013, including non-equity incentive plan awards under the 2013 AIP and the 2013 Stock Awards consisting of restricted stock and Performance RSUs. The awards were approved by the Compensation Committee on the date of grant and made pursuant to the 2008 Plan.

Name/Grant Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards; Number of Shares of Stock(3)	Closing Market Price on Grant Date	Grant Date Fair Value of Stock and Stock Option/ SAR Awards(4)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Murray S. Kessler
2013 AIP	2/13/2013	$720,000	$1,800,000	$3,600,000
Rest. Stock	2/13/2013							46,186	41.68	$1,925,032
Perf. RSUs	2/13/2013				42,887	85,773	171,546		41.68	3,575,019

David H. Taylor
2013 AIP	2/13/2013	320,000	800,000	1,600,000
Rest. Stock	2/13/2013							8,398	41.68	350,029
Perf. RSUs	2/13/2013				7,798	15,596	31,192		41.68	650,041

Randy B. Spell
2013 AIP	2/13/2013	220,000	550,000	1,100,000
Rest. Stock	2/13/2013							6,298	41.68	262,501
Perf. RSUs	2/13/2013				5,849	11,697	23,394		41.68	487,531

Ronald S. Milstein
2013 AIP	2/13/2013	220,000	550,000	1,100,000
Rest. Stock	2/13/2013							6,298	41.68	262,501
Perf. RSUs	2/13/2013				5,849	11,697	23,394		41.68	487,531

Charles E. Hennighausen
2013 AIP	2/13/2013	180,000	450,000	900,000
Rest. Stock	2/13/2013							5,459	41.68	227,531
Perf. RSUs	2/13/2013				5,069	10,137	20,274		41.68	422,510

(1)

These amounts represent the threshold, target and maximum payout amounts payable under the 2013 AIP under the terms approved by the Compensation Committee on February 13, 2013. The payout of the 2013 AIP was based on achievement of the Company’s performance targets for adjusted operating income and Newport market share and individual performance achievements for each Named Executive Officer. The threshold and maximum payout under the 2013 AIP for each Named Executive Officer were equal to 0.4 and 2 times the target payout level, respectively. In February 2014, the Compensation Committee reviewed the achievement of the Company’s performance targets as well as the individual performance of each Named Executive Officer for purposes of exercising its negative discretion and determined the actual payouts averaged 178% of target based on the achievement of the performance targets. Actual 2013 AIP payouts are shown in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table above. See “2013 Annual Incentive Plan” above for more information.

(2)	These amounts represent the threshold, target and maximum number of 2013 Performance RSUs that could be earned and converted to restricted stock as approved by the Compensation Committee. The payout of the 2013 Performance RSUs was based on achievement of the Company’s adjusted earnings per diluted share performance target. The threshold and maximum payout under the 2013 Performance RSUs for each Named Executive Officer were equal to 0.5 and 2.0 times the target payout level, respectively. In February 2014, the Compensation Committee reviewed the achievement of the Company’s performance target for purposes of exercising its negative discretion and determined that 169% of the 2013 Performance RSUs were earned and converted to restricted shares that will vest on the third anniversary of the grant date. The number of 2013 Performance RSUs converted to shares of restricted stock were 144,928, 26,352, 19,764, 19,764 and 17,129 shares for Messrs. Kessler, Taylor, Spell, Milstein and Hennighausen, respectively. See “2013 Stock Awards” above for more information

(3)	This column represents the number of service-based restricted stock awarded to each Named Executive Officer pursuant to the 2013 Stock Award on February 13, 2013.

(4)	The grant date fair value is calculated in accordance with the provision of FASB ASC Topic 718 based on the closing price on the date of grant for restricted stock and Performance RSUs, excluding the effect of estimated forfeitures. For Performance RSUs, the grant date fair value reflects the Compensation Committee’s assessment of the probable attainment of the performance conditions as determined at the grant date. Assuming performance at the maximum payout level for the 2013 Performance RSUs, the grant date fair values would be $7,150,037, $1,300,083, $975,062, $975,062 and $845,020 for Messrs. Kessler, Taylor, Spell, Milstein and Hennighausen, respectively.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2013

The following tables set forth outstanding stock options, SARs, Performance RSUs and restricted stock held by each Named Executive Officer as of December 31, 2013. Each stock option and SAR award granted to the Named Executive Officers and reported below vests and becomes exercisable in four equal annual installments beginning on the first anniversary of the grant date of the first stock option or SAR award of the year for which the award was made, subject to the executive officer’s continued employment with the Company. Each stock option and SAR award expires no later than the tenth anniversary of the date of grant. Under the “Option Awards” column, all awards listed with expiration dates prior to 2017 or after 2019 represent stock options, and awards with expiration dates in 2017, 2018 and 2019 represent SARs. Restricted stock awards vest on the third anniversary of the grant date, subject to the executive officer’s continued employment with the Company. Performance RSUs are subject to a one-year performance period, after which they are converted to restricted stock to the extent earned and subject to time-based vesting on the third anniversary of the initial grant date. All awards in these tables were granted pursuant to the 2008 Plan. See “Long-term Incentive Awards” above for more information.

		Option Awards(1)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Stock Options/SARs Exercisable	Number of Securities Underlying Unexercised Stock Options/SARs Unexercisable	Stock Option/ SAR Exercise Price	Stock Option/SAR Expiration Date	Number of Shares of Stock That Have Not Vested(2)	Market Value of Shares That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
Murray S. Kessler	9/13/2010	25,692	8,565	$27.12	9/13/2020
	12/31/2010	25,692	8,565	27.35	9/13/2020
	2/17/2011	66,870	66,870	26.40	2/17/2021	202,653	$10,270,454
	3/31/2011	25,692	8,565	31.67	9/13/2020
	6/30/2011	66,867	66,867	36.29	2/17/2021
	6/30/2011	25,692	8,565	36.29	9/13/2020
	9/30/2011	66,867	66,867	36.90	2/17/2021
	12/30/2011	66,867	66,867	38.00	2/17/2021
	2/17/2012					112,698	5,711,535
	2/13/2013					46,186	2,340,706	85,773	$4,346,976

David H. Taylor	2/24/2010	5,226	5,226	25.25	2/24/2020
	6/30/2010	5,223	5,223	23.99	2/24/2020
	9/30/2010	5,223	5,223	26.77	2/24/2020
	12/31/2010	5,223	5,223	27.35	2/24/2020
	2/17/2011	13,377	13,377	26.40	2/17/2021	37,884	1,919,961
	6/30/2011	13,374	13,374	36.29	2/17/2021
	9/30/2011	13,374	13,374	36.90	2/17/2021
	12/30/2011	13,374	13,374	38.00	2/17/2021
	2/17/2012					22,542	1,142,429
	2/13/2013					8,398	425,611	15,596	790,405

Randy B. Spell	2/24/2010	3,921	3,921	25.25	2/24/2020
	6/30/2010	3,918	3,918	23.99	2/24/2020
	9/30/2010	3,918	3,918	26.77	2/24/2020
	12/31/2010	3,918	3,918	27.35	2/24/2020
	2/17/2011	10,035	10,035	26.40	2/17/2021	28,413	$1,439,971
	6/30/2011	10,029	10,029	36.29	2/17/2021
	9/30/2011	10,029	10,029	36.90	2/17/2021
	12/30/2011	10,029	10,029	38.00	2/17/2021
	2/17/2012					16,911	857,049
	2/13/2013					6,298	319,183	11,697	$592,804

Ronald S. Milstein	2/24/2010	11,757	3,921	25.25	2/24/2020
	6/30/2010	11,751	3,918	23.99	2/24/2020
	9/30/2010	11,751	3,918	26.77	2/24/2020
	12/31/2010	15,666	3,918	27.35	2/24/2020
	2/17/2011	20,067	10,035	26.40	2/17/2021	28,413	1,439,971
	6/30/2011	20,058	10,029	36.29	2/17/2021
	9/30/2011	20,058	10,029	36.90	2/17/2021
	12/30/2011	20,058	10,029	38.00	2/17/2021
	2/17/2012					16,911	857,049
	2/13/2013					6,298	319,183	11,697	592,804

(1)	In 2008, we converted all outstanding stock options and SARs awarded under the Carolina Group Stock Plan (administered by Loews’ compensation committee) on a one-for-one basis into stock options and SARs exercisable in our Common Stock under the 2008 Plan with the same terms and conditions as the then existing awards.

(2)	Consists of service-based restricted stock and earned 2012 Performance RSUs converted to restricted stock.

(3)	Calculated using the closing price of our Common Stock as of December 31, 2013 ($50.68).

(4)	Consists of unearned 2013 Performance RSUs granted in 2013 at target.

		Option Awards(1)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Stock Options/ SARs Exercisable	Number of Securities Underlying Unexercised Stock Options/ SARs Unexercisable	Stock Option/ SAR Exercise Price	Stock Option/ SAR Expiration Date	Number of Shares of Stock That Have Not Vested(2)	Market Value of Shares That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
Charles E. Hennighausen	6/29/2007	9,750	—	$25.93	1/9/2017
	9/28/2007	9,750	—	26.93	1/9/2017
	1/8/2008	9,750	—	28.10	1/8/2018
	3/31/2008	9,750	—	24.58	1/8/2018
	7/30/2008	9,750	—	22.91	1/8/2018
	9/30/2008	9,750	—	23.72	1/8/2018
	3/12/2009	33,132	—	20.02	3/12/2019
	6/30/2009	33,129	—	22.59	3/12/2019
	9/30/2009	33,132	—	24.77	3/12/2019
	12/31/2009	33,129	—	26.74	3/12/2019
	2/24/2010	6,792	3,396	25.25	2/24/2020
	6/30/2010	6,789	3,396	23.99	2/24/2020
	9/30/2010	6,789	3,396	26.77	2/24/2020
	12/31/2010	6,789	3,396	27.35	2/24/2020
	2/17/2011	13,041	8,694	26.40	2/17/2021	24,624	$1,247,944
	6/30/2011	13,041	8,694	36.29	2/17/2021
	9/30/2011	13,041	8,694	36.90	2/17/2021
	12/30/2011	13,041	8,694	38.00	2/17/2021
	2/17/2012					14,655	742,715
	2/13/2013					5,459	276,662	10,137	$513,743

(1)	In 2008, we converted all outstanding stock options and SARs awarded under the Carolina Group Stock Plan (administered by Loews’ compensation committee) on a one-for-one basis into stock options and SARs exercisable in our Common Stock under the 2008 Plan with the same terms and conditions as the then existing awards.

(2)	Consists of service-based restricted stock and earned 2012 Performance RSUs converted to restricted stock.

(3)	Calculated using the closing price of our Common Stock as of December 31, 2013 ($50.68).

(4)	Consists of unearned 2013 Performance RSUs granted in 2013 at target.

OPTION EXERCISES AND STOCK VESTED IN 2013

The following table sets forth information regarding the number and realized value of shares acquired in the aggregate upon exercise of stock options and SARs during 2013 and the vesting of the 2010 restricted stock awards of the Named Executive Officers during 2013. All shares and exercise prices for all periods presented in this table have been adjusted for the three-for-one stock split effected on January 15, 2013.

	Option/SAR Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
Murray S. Kessler	—	—	37,818	$1,664,748
David H. Taylor(4)	374,040	$8,903,698	35,649	1,466,956
Randy B. Spell(5)	157,674	3,667,833	26,736	1,100,186
Ronald S. Milstein(6)	86,208	1,617,682	26,736	1,100,186
Charles E. Hennighausen	—	—	23,172	953,528

(1)	For purposes of this table, the value realized on exercise reflects the difference between the market price of our Common Stock realized by the Named Executive Officer at the time of exercise and the exercise price of the stock options or SARs.

(2)	Reflects vesting of restricted stock awarded in 2010. Each Named Executive Officer entered into a Rule 10b5-1 trading plan, pursuant to which a portion of the vested shares were sold to cover the withholding tax obligations upon the vesting of the award. Mr. Kessler had an award vest on September 13, 2013 and the other Named Executive Officers had awards vest on February 24, 2013. See “Securities Trading and Hedging Policy” above for additional information.

(3)	The value realized on vesting for Mr. Kessler reflects the closing market price ($44.02) of our Common Stock at the time of vesting (September 13, 2013) of his restricted stock award. The value realized on vesting for the other Named Executive Officers reflects the closing market price ($41.15) of our Common Stock at the time of vesting (February 24, 2013) of their 2010 restricted stock awards.

(4)	Reflects the total number of stock options and SARs (116,160 stock options and 257,880 SARs) exercised by Mr. Taylor on October 25, 2013.

(5)	Reflects the total number of stock options and SARs (71,454 stock options and 86,220 SARs) exercised by Mr. Spell on October 28, 2013.

(6)	Reflects the total number of SARs exercised by Mr. Milstein on April 26 and 29, 2013.

RETIREMENT BENEFITS

We provide retirement benefits to our executive officers through a combination of a tax qualified, non-contributory defined benefit plan (the “Pension Plan”), in which substantially all of our salaried employees participate, and a non-qualified Benefit Equalization Plan. We believe that it is appropriate to provide these retirement benefits in order to attract and retain qualified executives. The Pension Plan is designed to replace approximately one-third of a participant’s base salary after accumulating 30 years of service and having reached age 55. Participants in the Pension Plan are also eligible for normal retirement at age 65 with five or more years of credited service, unreduced early retirement benefits at age 60 with ten or more years of credited service, and reduced early retirement benefits at age 55 with ten or more years of service. Reduced early retirement benefits are determined by reducing the normal retirement benefit by approximately 5% for each year prior to age 65.

The Pension Plan is subject to the normal annual earnings limits established by the Internal Revenue Service (“IRS”). For this reason, the Company provides additional retirement benefits under the non-qualified Benefit Equalization Plan to certain executives, including the Named Executive Officers, whose earnings exceed the annual earnings limits. The Benefit Equalization Plan provides for an additional accrual and payment of benefits, which are not available under our Pension Plan as a result of the IRS limits. Employees become eligible to participate in the Benefit Equalization Plan and the Pension Plan after completion of one year of service.

The Pension Plan is a defined benefit plan in which the benefit is calculated using the employee’s highest average annual base salary during any period of five consecutive years of the ten years immediately preceding retirement. This earnings figure is multiplied by a flat percentage defined for specific years of service and by total length of credited service to obtain the annual benefit payable under the plan. Payment from this plan is in the form of an annuity. Retirees can choose a single life annuity, a ten-year period certain annuity, or they can select one of four joint and survivor options. Plan participants are vested in the plan after five years of service.

The benefit calculation for the Benefit Equalization Plan is the same as the Pension Plan calculation using the salary amounts in excess of the specific IRS limits for each of the years of the executive’s credited service. A limited number of participants in the Benefit Equalization Plan, including Messrs. Spell and Milstein, have an executive split-dollar life insurance policy, provided under our Executive Insurance Plan, that provides a funding mechanism for benefits provided under the Benefit Equalization Plan. Participation in the Executive Insurance Plan was limited to participating executives who were vested as of January 1, 2003, but the amounts of the policies are not frozen. Benefits for our other Named Executive Officers are unfunded. The terms of payment from the Benefit Equalization Plan had been similar to the Pension Plan until January 2008, when the Benefit Equalization Plan was modified to comply with new regulations issued pursuant to Section 409A of the Code by limiting the payout to lump sums only. See the “All Other Compensation” column in the Summary Compensation Table above for more information.

None of the Named Executive Officers are entitled to additional years of credited service, except in the event of a qualifying termination relating to a change in control event. See “Change in Control and Other Severance Arrangements” below for more information.

PENSION BENEFITS FOR 2013

The following table sets forth information relating to the retirement benefits for the Named Executive Officers as of December 31, 2013 under the Pension Plan and the Benefit Equalization Plan. No payments were made from these benefit plans to the Named Executive Officers during 2013.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Plan Benefit(3)
Murray S. Kessler	Pension Plan(1)	3.3	$94,183
	Benefit Equalization Plan(2)	3.3	390,090

	Total		484,273
David H. Taylor	Pension Plan(1)	6.0	186,118
	Benefit Equalization Plan(2)	6.0	500,513

	Total		686,631
Randy B. Spell	Pension Plan(1)	36.9	1,462,795
	Benefit Equalization Plan(2)	36.9	2,967,641

	Total		4,430,436
Ronald S. Milstein	Pension Plan(1)	17.5	437,224
	Benefit Equalization Plan(2)	17.5	1,198,795

	Total		1,636,019
Charles E. Hennighausen	Pension Plan(1)	11.2	428,182
	Benefit Equalization Plan(2)	11.2	808,548

	Total		1,236,730

(1)	These amounts represent the calculated pension value provided by the tax qualified retirement plan as of December 31, 2013. The calculation is based on the average of the five highest consecutive years of base salary (subject to IRS limits) over the last ten years of service multiplied by the number of years of credited service multiplied by 1.2% (1.6% for credited service prior to January 1, 1982).

(2)	These amounts represent the calculated non-qualified retirement benefit value provided by the Benefit Equalization Plan. The benefit calculation for the Benefit Equalization Plan is the same as the Pension Plan calculation using the salary amounts in excess of the specific IRS limits for each of the years of the executive’s credited service.

(3)	The values included in this column have been calculated as of December 31, 2013 assuming (i) the earliest retirement date on which each Named Executive Officer will receive unreduced retirement benefits under the Pension Plan and Benefit Equalization Plan; (ii) a discount rate of 4.90%; and (iii) 3.40% interest rate for lump sum calculations, except 4.90% for Messrs. Kessler and Taylor.

For purposes of these calculations, the present values of the accumulated plan benefits are determined as of the earliest date on which the Named Executive Officers would receive unreduced retirement benefits under the respective plans. Pursuant to the terms of the Pension Plan and Benefit Equalization Plan, as of December 31, 2013: (i) Mr. Spell was eligible for unreduced early retirement benefits, (ii) Messrs. Milstein and Hennighausen were eligible for early retirement benefits equal to 50% of their normal retirement benefits and (iii) Messrs. Kessler and Taylor were not eligible for retirement benefits.

CHANGE IN CONTROL AND OTHER SEVERANCE ARRANGEMENTS

Severance Plan.  Our Senior Executive Severance Pay Plan (the “Severance Plan”) provides for continued compensation and benefits to selected senior executives, including the Named Executive Officers, whose employment is terminated without “Cause” or who terminate their employment for “Good Reason,” as defined in the Severance Plan. In 2013, the Compensation Committee reviewed and amended the Severance Plan to:

•	reduce the installment period for cash severance payments from 36 months to 24 months,

•	provide that the pro rated annual incentive plan payment be based on actual results for the performance period,

•	include restrictive covenants after termination of non-competition for one year, non-solicitation for two years and an ongoing confidentiality obligation, and

•	make certain other conforming modifications.

Pursuant to the Severance Plan as amended, upon a qualified termination of employment, the participating Named Executive Officer will be entitled to:

•	a payment equal to two times his or her base salary to be paid in equal bi-monthly installments over a period of 24 months following the executive’s termination,

•	annual incentive plan payout for the year such termination occurs, pro rated and calculated based on the actual achievement of the performance metrics,

•	a payment equal to the cost of COBRA continuation coverage under our health plans plus 35% for a period of 24 months following such termination of employment, and

•	up to 24 months of outplacement services.

In order to receive these benefits, the Named Executive Officer must (i) execute a release agreement satisfactory to us and including the restrictive covenants discussed above, (ii) return any financial advances and property, and (iii) reconcile his or her expense account and any other amounts due to the Company. The Severance Plan may be amended, modified or terminated or participants removed from the plan by the Compensation Committee from time to time.

Severance Plan Definitions:

•

“Cause” means a termination by the Company for (i) any malfeasance in office or other similar violation of duties and responsibilities by the executive; (ii) violation of express instructions or any specific Company policy which materially affects the business of the Company; or (iii) any unlawful act which harms the reputation of the Company or otherwise causes significant injury to the Company.

•

“Good Reason” means (i) the assignment of an executive to duties inconsistent in any respect with his or her position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities; or (ii) a failure by the Company to comply with the following provisions: (a) not to reduce the executive’s base salary, (b) not to amend, modify or terminate the Severance Plan in a manner not permitted by its terms, or (c) not to permit the executive to participate in all incentive, bonus, savings and retirement benefit plans, practices, policies and programs applicable generally to other peer executives of the Company. For purposes of Good Reason, in each case isolated and inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of written notice thereof shall be excluded.

Change in Control Arrangements.  We believe that change in control severance agreements are appropriate to allow executives to focus on the Company’s interests in a change of control situation without distractions relating to their employment. In 2008, we entered into change in control related severance agreements (the “Severance Agreements”) with a group of executives, including the Named Executive Officers (other than Mr. Kessler). The term of the Severance Agreements automatically renew for successive one year terms, unless notice of nonrenewal has been provided by either party to the Severance Agreement. The Severance Agreements are automatically extended for twenty-four months following a “Change in Control.” Benefits under the Severance Agreements are subject to a “double trigger” requiring both a change in control and a qualified termination event. As such, payments are made only upon termination of the executive’s employment by us other than for “Cause” or by the executive for “Good Reason” within two years following (or in connection with) a Change in Control. See “Severance Agreement Definitions” below for additional information.

The Severance Agreements for the Named Executive Officers, except for Mr. Kessler, included excise tax gross up provisions. The Company ceased entering into Severance Agreements with excise tax gross up provisions in 2010 and committed to eliminate these provisions from existing Severance Agreements by January 1, 2014.

We entered into a revised Severance Agreement with Mr. Kessler in 2010, which provides for substantially the same benefits as provided to the other Named Executive Officers, except that there is no tax gross up provision for “excess parachute payments” consistent with the Company’s policy. Mr. Kessler’s Severance Agreement includes a “better of net-after-tax or cutback” provision which generally provides for a reduction in “excess parachute payments” to less than three times his “base amount” pursuant to Section 280G of the Internal Revenue Code, if such reduction would place him in a better after-tax financial position than if the full severance amount, including applicable taxes, was paid. See also “Chief Executive Officer Compensation” above for additional information regarding Mr. Kessler’s Severance Agreement.

In September 2013, the Company terminated the existing Severance Agreements, which provided for excise tax gross ups for the Named Executive Officers (except Mr. Kessler), and entered into new Severance Agreements which eliminated the excise tax gross up provisions and provided enhanced restrictive covenants (the “New Severance Agreements”). The other terms of the New Severance Agreements are substantially identical to the prior agreements and became effective January 1, 2014.

As of January 1, 2014, the New Severance Agreements for the Named Executive Officers provide for the following benefits upon a qualified termination of employment following (or in connection with) a Change in Control:

•

three times the sum of (i) the individual’s base salary in effect immediately prior to termination of employment (or, if higher, immediately prior to the first occurrence of an event or circumstance constituting Good Reason), and (ii) the target annual incentive bonus for the individual;

•	continued life, dental, accident and health insurance benefits for three years;

•	a pro rata annual incentive compensation payment for the year in which employment terminates (based on target performance levels);

•

payment equal to incremental benefits and contributions the executive would have earned under our pension and defined contribution plans assuming the executive continued employment for an additional three years;

•	outplacement services not to exceed $25,000; and

•

a “better of net-after-tax or cutback” provision which generally provides for a reduction in “excess parachute payments” to less than three times the executive’s “base amount” pursuant to Section 280G of the Internal Revenue Code, if such reduction would place him in a better after-tax financial position than if the full severance amount, including applicable taxes, was paid.

As a condition precedent to receiving the foregoing benefits, the Severance Agreements provide that the Named Executive Officers are subject to the following restrictive covenants:

•	Non-competition for a one-year period following termination;

•	Non-solicitation of employees and customers for a two-year period following termination; and

•	An ongoing confidentiality obligation.

Mr. Kessler is subject to similar restrictive covenants with durations of three years for the non-competition and non-solicitation provisions. In addition, all outstanding unvested equity awards granted to each Named Executive Officer generally will become fully and immediately vested and exercisable upon the consummation of a change in control transaction (as defined in the 2008 Plan). See “Potential Payments upon Termination of Employment or Change in Control” below for additional information regarding payments in the event of a change in control or other termination of employment for each Named Executive Officer.

Severance Agreement Definitions:

•

“Cause” includes the willful and continued failure by the executive to substantially perform his or her duties (other than any such failure resulting from the executive’s incapacity due to physical or mental illness) not cured within 30 days after a written demand for substantial performance is delivered to the executive by the Board or the willful engagement by the executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise.

•

A “Change in Control” is deemed to occur if: (i) any person becomes the owner of 30% or more of our voting securities; (ii) the majority of the membership of the Board changes without approval of two-thirds of the directors who either were directors on the date of the related Severance Agreement, or whose election was previously so approved; (iii) there is a merger or consolidation with another company following which the members of the Board do not constitute a majority of the members of the board of the surviving entity; or (iv) there is a sale or disposition of all or substantially all of our assets (other than to an entity of which the members of the Board constitute a majority of the board) or our shareholders approve a plan of complete liquidation.

•

“Good Reason” includes the assignment of duties inconsistent with the executive’s status or a substantial adverse alteration in the nature or status of the executive’s responsibilities, relocation of the principal place of employment to a location that increases the one-way commute by more than 25 miles, reduction in base salary or failure to continue comparable compensation and benefit plans.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

The following table sets forth the estimated payments and benefits that would be provided to each Named Executive Officer who was employed by us on December 31, 2013, pursuant to the terms of any contract, agreement, plan or arrangement that provides for such payments and benefits following, or in connection with, a termination of the Named Executive Officer’s employment, including by involuntary termination not for cause, involuntary termination for cause, retirement, death or disability, or in connection with a Change in Control (as defined in the Severance Agreements) with or without a termination of the Named Executive Officer’s employment. For purposes of calculating the amounts in the table, we have assumed that the Change in Control event and/or termination took place in that sequence on December 31, 2013 (the last business day of our most recently completed fiscal year) using the closing price of our Common Stock on such date ($50.68) for purposes of calculating the value of any stock awards in accordance with the rules and regulations under the Exchange Act. The “Involuntary Termination not for Cause” column includes termination by the Named Executive Officer for Good Reason, as such term is defined under the Severance Plan. The “Change in Control with Termination” column provides for payments as a result of a qualified termination pursuant to the Severance Agreements. The amounts shown in the table include estimates of what would have been paid to the Named Executive Officers upon the occurrence of the specified event. The actual amounts that would be paid to the Named Executive Officers can only be determined at the time of such an event. See the discussion that follows the table for additional information regarding the estimated payments and benefits.

Please note that SEC rules require that the following table reflect the benefits that the Named Executive Officers would have received as of December 31, 2013, which was the last day for the Severance Agreements providing for excise tax gross ups. As of January 1, 2014, none of the Named Executive Officers are entitled to excise tax gross ups in the event of a termination in connection with a Change in Control under the New Severance Agreements.

Name and Description of Potential Payments	Voluntary Termination	Involuntary Termination not for Cause	Involuntary Termination for Cause	Change in Control without Termination	Change in Control with Termination	Death/ Disability	Retirement
Murray S. Kessler
Severance	$—	2,608,200	$—	$—	$9,321,300	$—	$—
Accelerated Stock Vesting/AIP Payout	—	1,800,000	—	29,512,670	29,512,670	24,469,671	—
Enhanced Retirement Benefit	—	—	—	—	1,073,081	—	—
Healthcare Benefits	—	57,254	—	—	85,882	—	—
Outplacement Services	—	25,000	—	—	25,000	—	—
280G Cut Back(1)	—	—	—	—	(2,871,514)	—	—

Total	—	4,490,454	—	29,512,670	37,146,419	24,469,671	—
David H. Taylor
Severance	—	1,889,660	—	—	5,234,490	—	—
Accelerated Stock Vesting/AIP Payout	—	800,000	—	6,468,588	6,468,588	5,078,406	—
Enhanced Retirement Benefit	—	—	—	—	470,628	—	—
Healthcare Benefits	—	50,019	—	—	75,029	—	—
Outplacement Services	—	25,000	—	—	25,000	—	—
280G Cut Back(2)	—	—	—	—	(120,607)	—	—

Total	—	2,764,679	—	6,468,588	12,153,128	5,078,406	—
Randy B. Spell
Severance	—	1,437,846	—	—	3,806,769	—	—
Accelerated Stock Vesting/AIP Payout	—	550,000	—	4,801,658	4,801,658	3,759,007	550,000
Enhanced Retirement Benefit	—	—	—	—	31,800	—	—
Healthcare Benefits	—	57,254	—	—	85,882	—	—
Outplacement Services	—	25,000	—	—	25,000	—	—
280G Tax Gross Up	—	—	—	—	—	—	—

Total	—	2,070,100	—	4,801,658	8,751,109	3,759,007	550,000
Ronald S. Milstein
Severance	—	1,384,260	—	—	3,726,390	—	—
Accelerated Stock Vesting/AIP Payout	—	550,000	—	4,801,731	4,801,731	3,759,007	275,000
Enhanced Retirement Benefit	—	—	—	—	421,361	—	—
Healthcare Benefits	—	57,254	—	—	85,882	—	—
Outplacement Services	—	25,000	—	—	25,000	—	—
280G Tax Gross Up	—	—	—	—	—	—	—

Total	—	2,016,514	—	4,801,731	9,060,364	3,759,007	275,000
Charles E. Hennighausen
Severance(1)	—	1,367,162	—	—	3,400,743	—	—
Accelerated Stock Vesting/AIP Payout	—	450,000	—	4,134,749	4,134,749	3,231,065	225,000
Enhanced Retirement Benefit	—	—	—	—	253,340	—	—
Healthcare Benefits	—	57,254	—	—	85,882	—	—
Outplacement Services	—	25,000	—	—	25,000	—	—
280G Tax Gross Up	—	—	—	—	—	—	—

Total	—	1,899,416	—	4,134,749	7,899,714	3,231,065	225,000

(1)	Pursuant to the terms of the “better of net-after-tax or cutback” provision in Mr. Kessler’s Severance Agreement, the severance amount in the “Change in Control with Termination” column was reduced to less than three times his “base amount” pursuant to Section 280G of the Internal Revenue Code because such reduction would place him in a better after-tax financial position.

(2)	Pursuant to the terms of the Severance Agreement, Mr. Taylor’s severance amount in the “Change in Control with Termination” column was reduced to an amount that did not require a gross up because a gross up payment would have not increased his after-tax benefit by more than 10%.

Severance.  The Named Executive Officers are eligible for post-termination severance payments pursuant to (i) the Severance Plan for a termination not for cause or a termination for Good Reason, as defined in the Severance Plan, and not in connection with a Change in Control event and (ii) the Severance Agreements for a termination not for Cause or a termination for Good Reason, as defined in the Severance Agreements, that occurs in connection with a Change in Control event. In the event of a Change in Control, the Severance Agreements provide for the payment of the 2013 AIP. However, since this amount would already have been accelerated as a result of the Change in Control event pursuant to the 2008 Plan, this amount is included under “Accelerated Stock Vesting/AIP Payout.” See “Change in Control and Other Severance Arrangements” above for more information regarding the payments and benefits payable under the Severance Plan and Severance Agreements.

Accelerated Stock Vesting and AIP Payout.  All of the stock awards made to our Named Executive Officers have been granted under the 2008 Plan and are subject to the vesting and other terms set forth in the award certificates and the 2008 Plan. Pursuant to the terms of the 2008 Plan, in the event of a Change in Control (as defined in the 2008 Plan), the Compensation Committee has the discretion to determine the treatment of all outstanding stock awards, unless the award certificate provides otherwise, and if the Committee does not exercise its discretion, any stock option or SAR award carrying a right to exercise that was not previously vested and exercisable becomes fully vested and exercisable, Performance RSUs vest at target level, and any restrictions, deferral limitations, payment conditions and forfeiture conditions for restricted stock and other stock awards lapse and such awards are deemed fully vested. Any performance conditions imposed with respect to such awards are deemed to be fully achieved. In addition, pursuant to the terms of the award certificates, restricted stock and Performance RSU awards vest immediately upon the death or disability of the recipient. For purposes of calculating the amounts in the table, we have assumed that any outstanding unvested restricted stock, Performance RSU, stock option and SAR awards would vest as of December 31, 2013 using the closing price of our Common Stock ($50.68) on such date.

The 2013 AIP for our Named Executive Officers was in effect as of December 31, 2013 and was established in accordance with the terms of the 2008 Plan. As discussed above with regard to stock awards, in the event of a Change in Control, the performance conditions imposed with respect to such awards are deemed to be fully achieved and the target payout amount is payable to the Named Executive Officers. In the event of death, disability or retirement after age 62 in 2013, a Named Executive Officer or his or her estate was eligible to receive the 2013 AIP payout based on the achievement of the performance metrics, pro rated according to the time the Named Executive Officer participated during the 2013 measurement period. In the event of retirement prior to age 62 in 2013, a Named Executive Officer was eligible to receive 50% of the 2013 AIP payout based on the achievement of the performance metrics, pro rated according to the time the Named Executive Officer participated in the 2013 AIP. The amounts for the 2013 AIP included in the table reflect the target incentive payout level which would have been the value used in the event of a termination as of December 31, 2013. See “2013 Annual Incentive Plan” above for additional information.

Enhanced Retirement Benefit.  We have included any enhanced retirement benefits provided for under the Severance Agreements in this line item. For a Change in Control related termination event only, these amounts include three years of additional age and credited service under the Pension Plan and Benefit Equalization Plan as well as three years of additional matching contributions by the Company under the Lorillard Tobacco Company Employees Savings Plan, a defined contribution plan (the “401(k) Plan”). The total amount of the Company’s matching contributions under the 401(k) Plan were calculated assuming each executive contributed the maximum amount allowed using the 2014 compensation limit since the IRS limits for 2015 and 2016 are not available. We have not included amounts which the Named Executive Officers would be eligible to receive now or in the future pursuant to the Pension Plan and Benefit Equalization Plan in this table as these amounts are set forth in the “Pension Benefits for 2013” table above. Mr. Spell was eligible for unreduced retirement benefits and Messrs. Milstein and Hennighausen were eligible for reduced benefits under the Pension Plan and Benefit Equalization Plan as of December 31, 2013. Messrs. Kessler and Taylor were not eligible for retirement under the Pension Plan and Benefit Equalization Plan as of December 31, 2013. See “Retirement Benefits” above for more information.

Healthcare Benefits.  Pursuant to the terms of the Severance Plan and Severance Agreement, the Named Executive Officers are entitled to healthcare benefits for a period of two and three years, respectively, plus an amount sufficient to cover the executive’s taxes on such healthcare amount (the “tax payment”), following the specified event of termination. The amounts shown in the “Involuntary Termination not for Cause” column represent the value of two years of COBRA continuation healthcare coverage, including a tax payment of $14,844 for Messrs. Kessler, Spell, Milstein and Hennighausen and $12,968 for Mr. Taylor. The amounts shown in the “Change in Control with Termination” column represent the value of three years of COBRA continuation healthcare coverage, including a tax payment of $22,266 for Messrs. Kessler, Spell, Milstein and Hennighausen and $19,452 for Mr. Taylor. See “Change in Control and Other Severance Arrangements” above for more information regarding the payments and benefits payable under the Severance Plan and Severance Agreements.

Outplacement Services.  Pursuant to the terms of the Severance Agreements, the Named Executive Officers are generally entitled to $25,000 in outplacement services following a termination not for Cause or for Good Reason in connection with a Change in Control event. Pursuant to the terms of the Severance Plan, the Named Executive Officers are entitled to outplacement services for 24 months, which, for purposes of this table, we have determined to be valued at $25,000 consistent with the benefit paid under the Severance Agreements. See “Change in Control and Other Severance Arrangements” above for more information regarding the payments and benefits payable under the Severance Plan and Severance Agreements.

280G Tax Gross Up.  Pursuant to the terms of the Severance Agreements on December 31, 2013, the Named Executive Officers, other than Mr. Kessler, were entitled to a gross up payment equal to the amount necessary to reimburse the executive for the effect of any federal excise tax levied on “excess parachute payments,” except that the gross up payment would not be paid, and the severance payments otherwise payable to the executive would be reduced, unless payment of the gross up payment would increase the after-tax benefit to the executive by more than 10%. The tax gross up provisions were eliminated, effective January 1, 2014. See “Change in Control and Other Severance Arrangements” above for more information regarding the elimination of the use of tax gross up provisions for all Named Executive Officers, effective January 1, 2014.

Mr. Kessler’s Severance Agreement (as well as all New Severance Agreements with the other Named Executive Officers, effective January 1, 2014) includes a “better of net-after-tax or cutback” provision which generally provides for a reduction in “excess parachute payments” to less than three times his “base amount” pursuant to Section 280G of the Code, if such reduction would place him in a better after-tax financial position than if the full severance amount, including applicable taxes, was paid. See “Chief Executive Officer Compensation” above for additional information.

INDEMNIFICATION AGREEMENTS

We have entered into separate indemnification agreements with each of our directors and executive officers, including our Named Executive Officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our certificate of incorporation and bylaws against (i) any and all expenses and liabilities, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness, and (iii) any liabilities incurred as a result of acting on behalf of the Company (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements provide for the advancement or payment of expenses to the indemnitee and for reimbursement to the Company if it is found that such indemnitee is not entitled to such indemnification under applicable law and our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws.

EQUITY COMPENSATION PLAN INFORMATION

The table below reflects the number of securities issued and the number of securities remaining which were available for issuance under the 2008 Incentive Compensation Plan as of December 31, 2013. All shares and exercise prices presented in this table have been adjusted for the three-for-one stock split effected on January 15, 2013.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(2)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders(1)	2,468,004	$28.92	4,471,167
Equity compensation plans not approved by security holders	—	—	—

Total	2,468,004	$28.92	4,471,167

(1)	The 2008 Incentive Compensation Plan was approved by our shareholders at the Annual Meeting of Shareholders on May 21, 2009.

(2)	Includes 1,252,410 stock option awards and 777,172 SAR awards, subject to certain vesting requirements which may or may not be met. Includes 438,422 shares underlying Performance RSUs based on maximum attainment of performance goals. The weighted average exercise price column of this table does not take the Performance RSU awards into account. If these awards were earned at target level, 219,211 shares would be issuable.

PROPOSAL NO. 3 — APPROVAL OF THE 2008 INCENTIVE COMPENSATION PLAN AS AMENDED AND RESTATED

The 2008 Incentive Compensation Plan (the “2008 Plan”) was adopted by our Board of Directors and approved by our sole shareholder in 2008. After we became publicly traded, the 2008 Plan was approved by our shareholders on May 21, 2009. In 2014, our Board of Directors approved the 2008 Incentive Compensation Plan as amended and restated (the “Amended Plan”) subject to approval by shareholders at the Annual Meeting, and we are seeking your approval of the Amended Plan. Your approval of this proposal will also constitute approval of the “material terms of the performance goals” of the Amended Plan for purposes of Section 162(m) of the Internal Revenue Code (the “Code”). Such approval would permit the Compensation Committee to grant certain types of awards under the Amended Plan that would qualify as performance-based compensation, provided that other requirements of Section 162(m) are met.

As of March 14, 2014, there were 3,131,623 shares subject to outstanding awards and 6,002,125 shares available for future grants under the 2008 Plan. All share amounts included herein have been adjusted to reflect the three-for-one stock split effected on January 15, 2013. We believe the 2008 Plan has sufficient shares available for expected awards over the next five years, and no additional authorized shares are being sought in the Amended Plan. We believe the 2008 Plan is fulfilling its purpose of providing appropriate incentives to participants to achieve the Company’s goals, rewarding them for achievement of such goals and aligning their interest with those of shareholders, and we seek your approval of the Amended Plan to continue the incentive programs with the changes described below.

Key Terms of the Amended Plan

The following is a summary of the key provisions of the 2008 Incentive Compensation Plan as amended and restated, subject to shareholder approval. Some of these provisions and plan amendments are described in greater detail below. The summary and descriptions are qualified by reference to the text of the Amended Plan, which is set forth as Appendix A to this Proxy Statement.

Shares Authorized	9,000,000 since the inception of the 2008 Plan reflecting no increase in shares authorized under the Amended Plan; 6,002,125 shares remaining for issuance as of March 14, 2014.
Eligible Participants	Employees, officers, directors and consultants of the Company and its subsidiaries. Award recipients are selected by the Compensation Committee from among those eligible.
Types of Awards

The plan authorizes certain awards that are intended to qualify as performance-based under Section 162(m) as well as other awards that are not intended to so qualify. Award types include:

•  stock options

•  stock appreciation rights (SARs)

•  restricted stock

•  restricted stock units (RSUs)

•  stock bonus awards

•  performance awards (cash or stock)

•  other stock-based awards

•  other cash-based awards

162(m) Share Limits

No changes to existing limits on grants per individual in any calendar year:

•  1,500,000 shares for any individual stock award

•  $10,000,000 maximum value for an annual cash incentive award

•  $10,000,000 multiplied by the number of months in the performance period and divided by 12 for cash-based long-term incentive awards

These limits are subject to adjustment to reflect stock splits and other changes in capitalization.

Non-employee Director Award Limits	25,000 shares per non-employee director in any calendar year.
No Discounted Stock Options or SARs	Stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the date of grant.
No Repricing Without Shareholder Approval	We will not reduce the exercise price of a stock option or SAR or exchange such award for cash or another award with a lower exercise price without shareholder approval (except in connection with a corporate transaction, stock split, or other change in capitalization).
No Liberal Share Recycling	Shares used to pay the exercise price of a stock option or withholding taxes related to an option or SAR, and unissued shares resulting from net settlement of an option or SAR do not become available for future awards.
Clawback	All awards granted after the effective date of the plan amendment are subject to the Company’s clawback policy as from time to time in effect.

Principal Amendments

Our Board of Directors has approved a number of amendments intended to provide greater flexibility to the Compensation Committee in granting awards and determining their terms and conditions. The principal amendments are listed below. The text of the Amended Plan is set forth in Appendix A and marked to show all amendments to the Plan. All descriptions are qualified by reference to the text of the Amended Plan.

Changes to Plan Limits

•	Providing that the dollar limit on cash awards to any one employee is to be measured based on the amount granted in any calendar year rather than the amount paid out in any year.

•	Adding an annual award limit for non-employee directors of 25,000 shares for grants made in any calendar year, whether payable in cash or stock.

Changes affecting Terms and Conditions of Awards

•

Permitting the Compensation Committee to grant dividend equivalents with respect to restricted stock unit (RSU) awards, and giving the Compensation Committee discretion to determine whether RSUs will be settled in cash or stock.

•

Authorizing the Compensation Committee to adjust the performance goals under awards to reflect litigation costs and amounts paid in judgment or settlement, and amounts due to business operations of entities acquired during the performance period.

•

Clarifying that all adjustments for extraordinary items permitted under the Plan can only be made so long as they do not cause an award intended to qualify as performance-based under Section 162(m) to fail to so qualify.

•	Expanding the descriptions of other stock-based awards and other cash-based awards and providing examples of types of awards covered.

•

Allowing the Compensation Committee to suspend the right to exercise options and SARs during any stock trading blackout period, and authorizing the Committee to extend the term of expiring options and SARs for a period extending after the blackout is over. The amendment also clarifies and extends the Committee’s authority to cash out awards if their exercise, vesting, or payment occurs at a time that legal or contractual restrictions or market conditions make trading in our stock illegal, impractical, or inadvisable.

•

Clarifying the Compensation Committee’s discretion to determine, at the time of grant or otherwise, the extent to which outstanding awards will be exercisable, vested, and/or payable, and the extent to which applicable performance goals are deemed achieved, upon a change in control.

•	Making all awards granted under the Plan after the effective date of the amendment subject to the Company’s clawback policy as in effect from time to time.

•	Providing that upon a participant’s termination for cause, all vested and unvested awards held by the participant will be forfeited unless the Committee determines otherwise.

Administrative Provisions

•

Revising the plan adjustment provision to authorize the Compensation Committee to take any one or more of the following actions in the event of certain corporate transactions, such as an acquisition of the Company, liquidation of the Company or disposition of a subsidiary or business unit:

–	accelerate vesting, exercise, and pay-out of awards

–	cash-out vested awards (by payment of cash, shares or other property)

–	cancel underwater options or SARs without payment

–	provide for assumption of outstanding awards by the surviving company

–	convert awards into the consideration received by shareholders in the transaction (or its value in cash)

–	provide that options and SARs can be exercised during a period of at least 10 business days, after which they will terminate

•

Giving the Committee authority to adopt modifications, procedures, and subplans for awards to participants outside the United States to conform to local laws and customs and adjust for foreign tax laws.

Description of the Amended Plan

The purpose of the Amended Plan is to attract, retain and motivate participants, by means of appropriate incentives, to achieve the Company’s goals and to reward participants for the achievement of those goals. The Plan provides for the grant of stock options (both incentive stock options (ISOs) and non-qualified stock options), restricted stock, restricted stock units (RSUs), stock bonus awards, stock appreciation rights (SARs), performance awards (which may be cash or stock), other stock-based awards, and other cash-based awards to our employees, directors and consultants who are selected by the Compensation Committee.

Administration.  The Plan is administered by the Compensation Committee, which has the authority, in its sole discretion to the extent not inconsistent with the express terms of the Plan, to administer the Plan and to grant awards, including the authority to determine the individuals who will be granted awards and the type and number of awards to be granted and all of the terms and conditions, restrictions and performance criteria, if any, relating to any awards and the extent to which an award may be settled, cancelled, forfeited, exchanged or surrendered. The Compensation Committee is also authorized to interpret the Plan and any awards granted under the Plan and to make all other determinations necessary or advisable for the administration of the Plan. Except where expressly prohibited by the Plan, the Compensation Committee has authority to amend outstanding awards, including to accelerate the exercisability or vesting of awards or waive other conditions of an award, but does not have the authority, except in the event of a corporate transaction or recapitalization, to amend an existing award to reduce the exercise price of outstanding stock options or SARs or cancel outstanding stock options or SARs in exchange for cash, other awards or stock options or SARs with an exercise price that is less than the original award without shareholder approval. All decisions and interpretations of the Compensation Committee or the Board of Directors are final and binding on all persons with an interest in any award granted under the Plan. The Compensation Committee has authority to adopt modifications, procedures, and subplans for awards to participants outside the United States to conform to local laws and customs and reflect foreign tax laws.

Limitations on Size of Awards.  A maximum of 9,000,000 shares may be issued under the Amended Plan (subject to adjustment). No additional authorized shares are being sought in the Amended Plan. The number of shares that can be subject to awards granted to any one employee or consultant in any calendar year cannot exceed 1,500,000 shares (subject to adjustment). No more than 3,000,000 shares (subject to adjustment) may be issued as incentive stock options under the Plan. The maximum value of a cash award that may be granted to any employee or consultant in any calendar year as an annual incentive award is $10,000,000, and as a long term incentive award is $10,000,000 multiplied by the number of months in the performance period and divided by 12. The maximum value of all awards granted to any individual non-employee director in any calendar year, whether payable in cash or stock, is 25,000 shares. This limit does not apply to director fees denominated in cash.

Shares issued under the Plan may be authorized but unissued shares or treasury shares. Shares that are forfeited, cancelled, or surrendered and shares subject to an award that terminates or expires without a distribution of shares will again be available for awards under the Plan, except that shares used to pay the exercise price of a stock option or withholding taxes related to an option or SAR, and unissued shares resulting from net settlement of an option or SAR will not become available for future awards.

Adjustments.  In the event of certain corporate transactions involving our Common Stock, such as a stock dividend, stock split, extraordinary cash dividend, reorganization, merger, consolidation, repurchase or share exchange, the Compensation Committee is required to make an equitable adjustment to preserve the benefits or potential benefits of the Plan and outstanding awards. This may include (i) adjustment of the number and kind of shares which may be delivered under the Plan, (ii) adjustment of the number and kind of shares subject to the Plan and individual limits described above, (iii) adjustment of the number and kind of shares or property subject to outstanding awards, (iv) adjustment to the exercise price, grant price or purchase price of any outstanding award, (v) settlement in cash or stock of an outstanding award, and (vi) any other adjustments that the Compensation Committee determines is equitable. In addition, in the event of certain corporate transactions, including acquisition of the Company, sale of substantially all its assets, liquidation, or sale of a subsidiary or business unit, the Compensation Committee may take any one or more of the following actions: (i) accelerate the vesting, exercise, and pay-out of awards, (ii) cash-out vested awards (by payment of cash, shares, or other property), (iii) cancel underwater options or SARs without payment, (iv) provide for assumption of outstanding awards by the surviving company, (v) convert awards into the consideration received by shareholders in the transaction (or its value in cash), or (vii) provide that options and SARs can be exercised during a period of at least 10 business days, after which they will terminate.

Eligibility.  Awards may be granted to employees (including officers), non-employee directors, and consultants of the Company and its subsidiaries. As of December 31, 2013, there were approximately 2,900 full-time employees and seven non-employee directors who were eligible to participate in the Plan. The Compensation Committee selects the individuals within these categories to whom awards will be granted. In 2014, awards were granted to 64 employees (including five executive officers) and seven non-employee directors through March 14, 2014.

Types of Awards.  The Compensation Committee determines all of the terms and conditions of awards under the Plan, subject to any express restrictions contained in the Plan. Vesting of awards is subject to such conditions as the Compensation Committee may determine which may be time-based or performance-based. Awards may be granted alone or in tandem with other awards under the Plan.

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Stock Options and Stock Appreciation Rights (SARs).  Stock options granted under the Plan may be “incentive stock options” within the meaning of Section 422 of the Code, or non-qualified stock options. SARs confer on the participant the right to receive an amount in cash or shares equal to the excess of the fair market value of a share on the date of exercise over the exercise price of the SAR. The exercise price of a stock option or SAR may not be less than the fair market value of our Common Stock on the date of grant. The period to exercise a stock option or SAR may not exceed ten years. Unless the Compensation Committee provides in the award certificate or otherwise, written notice of exercise of a stock option must be accompanied by payment of the full exercise price, which may be made in any combination of the following: (i) by certified or official bank check or, with the consent of the Compensation Committee, by personal check, (ii) by delivery of previously-acquired shares, or (iii) on a net-settlement basis with the Company withholding an amount of shares sufficient to cover the exercise price and tax withholding obligation. Unless the Compensation Committee provides otherwise, a vested stock option or SAR will terminate on the one-year anniversary of the date on which the participant dies or becomes disabled, the 3-year anniversary of the date the participant retires, or on the 90th day after the participant terminates employment for other reasons, but in no case beyond the tenth anniversary of the date of grant. The Compensation Committee has authority to suspend a participant’s right to exercise stock options or SARs during any stock trading blackout period, and to extend the term of expiring options and SARs until 30 days after the end of the blackout period or such longer period as permitted under Section 409A of the Code.

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Restricted Stock, Restricted Stock Unit (RSUs), and Stock Bonus Awards.  Restricted stock is a grant of stock which is subject to forfeiture if the conditions for vesting are not satisfied. A restricted stock unit confers on the participant the right to receive shares (or their value in cash) in the future. These awards vest on conditions determined by the Compensation Committee. The Compensation Committee may determine that the holder of restricted stock may vote and/or receive dividends on the shares underlying the award, and that the holder of RSUs may receive dividend equivalents. A stock bonus award is a bonus payable in shares of Common Stock. The Compensation Committee may determine whether such payment is subject to any further conditions.

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Other Stock- or Cash-Based Awards.  Other Stock-Based Awards are awards other than those described above that are denominated or payable in, valued in whole or part by reference to, or otherwise based on or related to, Company stock or factors that may influence the value of Company stock. Such awards may include debt securities or other rights that are convertible into or exchangeable for Company stock, purchase rights for Company stock, performance shares, or awards whose value or payment is contingent on the value, book value, or performance of the Company or one or more of its subsidiaries or business units. Other Cash-Based Awards are awards denominated in cash, which may be settled in cash, Company stock, or other awards, as determined by the Compensation Committee, and may include performance units.

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Performance Awards.  Performance Awards are intended to qualify as performance-based compensation under Section 162(m) of the Code. Such awards may be denominated as stock awards or cash awards, and may be payable in stock or cash as determined by the Compensation Committee. Payments of such awards (whether in cash or shares), will be made solely upon attainment of one or more performance goals set by the Compensation Committee from among these business criteria: revenue, economic value added (“EVA”), net income, operating income, unit volume, return on shareholders’ equity, return on sales, stock price, earnings per share, growth in earnings per share, earnings before interest, taxes, depreciation and amortization (“EBITDA”), cash flow, sales growth, margin improvement, income before taxes (“IBT”), IBT margin, return on investment, return on capital, return on assets, values of assets, market share, market penetration goals, personnel-related performance goals, business development goals (including without limitation regulatory submissions, product launches and other business development-related opportunities), regulatory compliance goals, customer retention goals, customer satisfaction goals, goals relating to acquisitions or divestitures, gross or operating margins, operating efficiency, working capital performance, expense targets and/or productivity targets or ratios.

The performance goals may be applied to an individual participant, the Company, or one or more of our subsidiaries, divisions or business units, and may be expressed in terms of attaining a specific level of performance or a level relative to past performance, performance of a market index or group of other companies, and/or a specified relationship between criteria. To the extent permitted under Section 162(m), the Compensation Committee has the authority to make appropriate adjustments to the performance goals in recognition of unusual or non-recurring events, including acquisitions and dispositions of stock or assets, changes in laws, regulations, or accounting principles, restructuring charges, charges related to disposal of a business segment or other discontinued operations, litigation costs and amounts paid in judgments or settlements, and amounts attributable to operations of any business acquired during the performance period. The Compensation Committee is authorized to establish other rules applicable to performance-based awards to the extent not inconsistent with Section 162(m). No payment of performance-based awards may be made under the Plan prior to certification by the Compensation Committee that the applicable performance goals have been attained.

General Provisions applicable to Awards.  Unless the Compensation Committee otherwise specifies, all awards that are unvested, unexercisable, restricted or subject to a performance condition, are immediately forfeited upon a participant’s termination of employment. The Compensation Committee may, in its discretion, accelerate the vesting, extend the exercise period and remove any restriction or performance condition (but not in a manner inconsistent with Section 162(m)), with respect to any outstanding award (but may not extend the exercise period of a stock option or SAR beyond the tenth anniversary of the date of grant). All awards, whether vested or unvested, held by a participant are forfeited upon the participant’s termination for cause, unless the Committee determines otherwise. If the Committee in its judgment determines that legal or contractual restrictions or market conditions make the Company’s acquisition of Company stock from and/or a participant’s sale of Company stock to, the public markets illegal, impractical, or inadvisable, the Committee may elect to cash-out an award before or within two business days after exercise of a stock option or SAR, or within six business days before the vesting or payment date of any other award.

All awards are subject to the Company’s trading window policies as from time to time in effect. All awards granted pursuant to the Amended Plan will be subject to the Company’s clawback policy as from time to time in effect. Awards are not transferable except upon a participant’s death or as permitted by the Compensation Committee.

Change in Control.  The Compensation Committee has authority and discretion to determine, at the time of grant or otherwise, the extent to which outstanding awards will be exercisable, vested, and/or payable, and the extent to which applicable performance goals are deemed achieved, upon a change in control.

Amendment or Termination.  The Board of Directors or the Compensation Committee, may, at any time, suspend or terminate the Plan or revise or amend it in any respect, except that shareholder approval is required if and to the extent the Board or the Committee determines that such approval is necessary for purposes of satisfying the provisions of applicable law or the NYSE Listing Standards. No amendment or termination of the Plan may adversely affect a participant’s rights with respect to an outstanding award without the participant’s consent.

Plan Benefits

The Compensation Committee determines, in its discretion, the cash- and equity-based awards that will be made under the 2008 Plan. At this time, the specific award recipients and amounts that will be awarded in the future are not determinable. However, certain cash- and equity-based awards have been made and remain outstanding under the 2008 Plan as of March 14, 2014. The following table sets forth information with respect to outstanding awards made under the 2008 Plan as of March 14, 2014, including (i) grants of stock options, SARs, performance RSUs and/or restricted stock to executive officers and other eligible employees, (ii) restricted stock granted to non-executive directors, and (iii) 2014 AIP target compensation granted in February 2014. The 2014 Performance RSUs and 2014 AIP compensation awarded under the 2008 Plan are subject to the achievement of the performance metrics established by the Compensation Committee at the time of grant.

Name and Position	Number of Shares Subject to Stock Option/SARs Outstanding as of March 14, 2014(1)	Number of Restricted Stock/RSUs Outstanding as of March 14, 2014(2)	AIP Awards at Payout Targets Outstanding as of March 14, 2014(3)
Murray S. Kessler	671,970	419,675	$1,800,000
David H. Taylor	74,394	86,258	800,000
Randy B. Spell	55,797	58,733	625,000
Ronald S. Milstein	131,166	61,933	550,000
Charles E. Hennighausen	270,345	50,937	450,000
Executive Officers as a Group (5 individuals)	1,203,672	677,576	4,225,000
Non-Executive Directors as a Group (7 individuals)	—	22,449	—
Employees (excluding Executive Officers) as a Group (59 individuals)	753,304	474,622	2,819,804

(1)	The shares in this column represent stock options and SARs granted to the executive officers and certain other employees under the 2008 Plan prior to March 14, 2014. Exercise prices range from $20.02 to $38.00 and expiration dates range from January 9, 2018 to February 17, 2021. The Company ceased awarding stock options and SARs in 2012.

(2)	This column includes 75,311, 18,828, 10,270, 12,324 and 8,901 unearned 2014 Performance RSUs at target levels for Messrs. Kessler, Taylor, Spell, Milstein and Hennighausen, respectively. The maximum payout levels for Performance RSUs are equal to two times the target levels based upon achievement of the performance metrics established by the Compensation Committee. All other amounts in this column represent service-based restricted stock or earned Performance RSUs converted to restricted stock.

(3)	On February 19, 2014, the Compensation Committee established annual incentive payout targets for the 2014 AIP. The maximum payout levels are equal to two times the target levels based upon achievement of the performance metrics established by the Compensation Committee.

Federal Income Tax Information

The following is a general summary of the federal income tax consequences for participants and the Company of awards under the Plan. This summary is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the Plan. Tax consequences may vary with the particular terms and conditions of an award and each participant’s individual circumstances.

Nonqualified Options.  The grant of a nonqualified option will not cause a participant to recognize income for federal income tax purposes. Upon exercise of a nonqualified option, a participant generally will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value on the exercise date of the shares purchased by the participant.

Incentive Stock Options.  Generally, a participant will not recognize income upon the grant of an incentive stock option or upon its exercise while the participant is an employee or within three months after termination of employment (longer in the case of termination of employment due to disability or death). However, the “spread” between the fair market value of the shares at the time of exercise and the exercise price is includible in the calculation of alternative minimum taxable income and may result in an alternative minimum tax liability. If an incentive stock option is exercised after these periods, the exercise will be treated for federal income tax purposes in the same manner as the exercise of a nonqualified stock option. If the shares received upon exercise are held for the longer of two years after grant and one year after exercise, the participant will recognize capital gain or loss when he/she disposes of the shares. Such gain or loss will be measured by the difference between the exercise price and the amount received for the shares at the time of disposition. If the shares acquired upon exercise of an ISO are disposed of before the end of the above holding period, the disposition is a “disqualifying disposition,” which causes the participant to recognize ordinary income in an amount generally equal to the lesser of (1) the excess of the value of the shares on the option exercise date over the exercise price or (2) the excess of the amount received upon disposition of the shares over the exercise price. Any excess of the amount received upon disposition of the shares over the value of the shares on the exercise date will be taxed to the participant as capital gain.

SARs.  The grant of a SAR will not cause a participant to recognize ordinary income. A participant will generally recognize ordinary income at the time of exercise of the SAR in an amount equal to the fair market value of any shares received plus the amount of cash received.

Restricted Stock.  A recipient of restricted stock generally will recognize ordinary income at the time the award is no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of the stock at such time (less any amount paid for the stock). The holding period to determine whether the participant has long-term or short-term capital gain on a subsequent disposition of the shares generally begins when the forfeiture restrictions lapse, and the tax basis for such shares will generally be the fair market value of the shares on such date. Dividends paid on restricted stock prior to the date on which the forfeiture restrictions lapse generally will be treated as compensation that is taxable as ordinary income to the participant. Alternatively, a participant may make an election under Section 83(b) of the Code to have the award taxed at the date of grant based on its value at that time. In that case, dividends paid on the shares will be treated as ordinary dividend income. If a Section 83(b) election is made and the restricted stock is subsequently forfeited, the participant will not be entitled to any offsetting tax deduction.

Restricted Stock Units.  A recipient of RSUs generally will recognize ordinary income equal to the amount of cash received in settlement of the award or the fair market value of the common stock on the date that the stock is distributed to the participant. The capital gain holding period for such stock will commence on the date of distribution.

Dividend Equivalents.  If dividend equivalents are credited with respect to RSUs or other awards, the participant generally will recognize ordinary income when the dividend equivalents are paid.

Bonus Stock.  A recipient of bonus stock generally will recognize ordinary income on the date of delivery of the stock in an amount equal to the fair market value of the stock on such date.

Cash Payments.  A recipient of a cash performance award or other cash payment generally will recognize ordinary income on the date of payment.

Section 409A.  Certain awards under the Plan may be subject to requirements applicable to nonqualified deferred compensation under Section 409A of the Code. If such awards fail to comply with the applicable requirements of Section 409A, the participant may be subject to an additional 20% income tax and interest, and may be required to recognize income earlier than intended under the award.

Company Deductions.  As a general rule, the Company or one of its subsidiaries will be entitled to a deduction for federal income tax purposes at the same time and in the same amount that a participant recognizes ordinary income from awards under the Plan, to the extent such income is considered reasonable compensation under the Internal Revenue Code. The Company will not, however, be entitled to a deduction with respect to payments that are contingent upon a change in control if such payments are deemed to constitute “excess parachute payments” under Section 280G of the Code and do not qualify as reasonable compensation pursuant to that section; such payments will subject the recipients to a 20% excise tax. In addition, the Company will not be entitled to a deduction to the extent compensation in excess of $1 million is paid to any of specified executive officers named in the proxy statement who was employed by the Company at year-end, unless the compensation qualifies as “performance-based” under Section 162(m) of the Code. The Plan is intended to permit the Compensation Committee to grant awards that qualify as performance-based; however, a number of requirements must be met in order for particular compensation to qualify so there can be no assurance that such compensation under the Plan will be fully deductible under all circumstances. The Plan also permits the grant of other awards that do not qualify as performance-based compensation under Section 162(m), and compensation paid in connection with such awards may not be deductible. See “Compensation Discussion and Analysis–Deductibility of Executive Compensation” above for additional information regarding the Compensation Committee’s consideration of Section 162(m) of the Code in determining executive compensation.

Other Information

The amendment and restatement of the 2008 Incentive Compensation Plan will become effective upon shareholder approval. If shareholders fail to approve the Amended Plan, it will not become effective, and the Company will continue operating under the 2008 Plan as in effect without the amendment until there are no shares available under the Plan.

The closing price of our Common Stock on the New York Stock Exchange on March 14, 2014 was $51.86.

Vote Required

The approval of the 2008 Incentive Compensation Plan as amended and restated requires the affirmative vote of the holders of a majority of the shares of our Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote; provided that a quorum is present. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the vote for this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2008 INCENTIVE COMPENSATION PLAN AS AMENDED AND RESTATED.

PROPOSAL NO. 4 — RATIFICATION OF THE SELECTION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace our independent registered public accounting firm (“Independent Auditor”) retained to perform the audit of our financial statements and internal control over financial reporting. The Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Deloitte has served as our Independent Auditor since the Company became an independent, publicly-traded company in 2008.

The Audit Committee performed an annual review of the performance of Deloitte in connection with the Committee’s assessment of whether to retain Deloitte or another firm as the Company’s Independent Auditor. As part of the annual review process, the Audit Committee considers, among other things, the following factors:

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performance on the Company’s audit in the most recent and prior audits, including feedback received from management and internal audit regarding the audit team’s performance, expertise and quality of service;

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available data and inquiry relating to legal risks, independence, quality controls, expertise and performance on other accounts by the firm, including reports from the Public Company Accounting Oversight Board (“PCAOB”);

•	familiarity with our businesses, accounting and internal control over financial reporting policies, procedures and practices;

•	tenure as our Independent Auditor; and

•	the amount of audit fees alone and relative to fees for other services provided to the Company.

The submission of this matter for approval by shareholders is not legally required; however, the Board of Directors believes that such submission provides shareholders an opportunity to provide feedback on an important issue of corporate governance. If shareholders do not approve the selection of Deloitte, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. In the event that Deloitte is unable to serve as independent registered public accounting firm for the fiscal year ending December 31, 2014 or the Audit Committee determines it is appropriate to change firms, the Audit Committee may appoint another independent registered public accounting firm at any time. Representatives of Deloitte will be present at the Annual Meeting, will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions regarding the Company.

Vote Required

Approval of the ratification of selection of our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the total number of shares of our Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote, provided that a quorum is present. Pursuant to applicable Delaware law, in determining whether the proposal has received the requisite number of affirmative votes, abstentions will have the same effect as negative votes. Pursuant to NYSE regulations, brokers have discretionary voting power with respect to this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Our Audit Committee is responsible for pre-approving all audit services and permitted non-audit services, including the fees and terms thereof, to be performed for us and our subsidiaries by our Independent Auditor. The Audit Committee has adopted a pre-approval policy and implemented procedures which provide that all engagements of our Independent Auditor are reviewed and pre-approved by the Audit Committee, subject to the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which our Audit Committee approves prior to the completion of the audit. The pre-approval policy also delegates pre-approval authority to the Chairman of the Audit Committee between meetings of the Audit Committee, and any such approvals are reviewed and ratified by the Audit Committee at its next scheduled meeting.

For the years ended December 31, 2013 and 2012, professional services were performed for us by Deloitte & Touche LLP, our Independent Auditor. Audit and audit-related fees aggregated approximately $2,674,000 and $2,234,000 for the years ended December 31, 2013 and 2012, respectively. Set forth below are the fees billed to us by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates. All fees and services incurred were approved in accordance with the Audit Committee’s pre-approval policy.

	Year Ended December 31,
Fees by Type	2013	2012
	(In 000s)
Audit fees	$1,724	$1,661
Audit-related fees	950	573
Tax fees	441	443
All other fees	—	—

Total	$3,115	$2,677

Audit Fees.  The aggregate audit fees billed for professional services rendered by the Independent Auditor were approximately $1,724,000 and $1,661,000 for the years ended December 31, 2013 and 2012, respectively, and primarily related to the annual audits of the consolidated financial statements included in our Annual Reports on Form 10-K and our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 as well as reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q.

Audit-Related Fees.  Audit-related fees billed during the year ended December 31, 2013 and 2012 were approximately $950,000 and $573,000, respectively, and primarily related to consents, comfort letters, accounting due diligence and benefit plan audits.

Tax Fees.  The aggregate fees billed for tax services during the year ended December 31, 2013 and 2012 were approximately $441,000 and $443,000, respectively. These fees related to tax compliance, tax advice and tax planning for the years ended December 31, 2013 and 2012.

All Other Fees.  There were no fees billed for any other services during the years ended December 31, 2013 and 2012.

AUDIT COMMITTEE POLICIES AND PRACTICES

Committee Composition

The Audit Committee operates pursuant to a written charter adopted by the Board of Directors and met nine times during 2013. The Audit Committee is composed of four directors – Ms. Blixt and Messrs. Roedel (Chair), Almon and Dangoor, each of whom has been determined by the Board of Directors to be “independent” and financially literate as such terms are defined by the applicable NYSE Listing Standards and SEC regulations. In addition, the Board has determined that Ms. Blixt and Messrs. Almon and Roedel each qualify as an “audit committee financial expert” as defined by SEC regulations.

Pre-Approval Policy

The Audit Committee has adopted a policy and procedures for pre-approving all audit and non-audit work provided by the Independent Auditor, including audit services, audit-related services, tax services and other services permissible under the applicable SEC regulations. The Audit Committee approves the fees and services to be performed by the Independent Auditor during the year and receives quarterly updates from the Independent Auditor regarding the pre-approved services and fees. The Chair of the Audit Committee has authority to pre-approve services and fees and reports such pre-approval decisions to the Committee at its next scheduled meeting.

Audit Partner Rotation

In accordance with SEC regulations and the Independent Auditor’s policies, lead and concurring audit partners are required to rotate off an audit engagement after five years. The Audit Committee requires the Independent Auditor to identify the mandatory rotation dates for each partner assigned to the Company’s audit. For audit partners subject to mandatory rotation, the Chair of the Audit Committee works with the Independent Auditor to identify available candidates for the role, and then establishes an interview process with the rest of the Audit Committee, management and internal audit. The Audit Committee selects the new partner based on its evaluation, including input from management.

Policy Concerning Hiring of Employees and Former Employees of Independent Auditor

In order to maintain an independent relationship with the Independent Auditor, the Audit Committee has adopted a policy prohibiting the Company from hiring any individual who is a current or former partner, principal, shareholder or employee of the Independent Auditor, or family member of the audit engagement team, in any role with the Company that would jeopardize the independence of the Independent Auditor under the applicable SEC regulations.

Procedures for Confidential Anonymous Complaints

The Audit Committee has established (i) procedures for the receipt, retention and confidential treatment of complaints regarding accounting, internal accounting controls and auditing matters, and (ii) the Lorillard Business Conduct Hotline, which is administered by a third party and may be accessed by telephone at (866) 447-6092 or on the internet at https://www.integrity-helpline.com/lorillard.jsp, to facilitate the receipt, review and response to such complaints.

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the Board of Directors in its oversight of (i) the integrity of the Company’s financial statements and internal control over financial reporting, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications and independence of the Company’s independent registered public accounting firm, or Independent Auditor, and (iv) the performance of the Company’s internal audit function and Independent Auditor. The Audit Committee operates pursuant to a written charter. Management is responsible for the financial reporting process, including the preparation of the financial statements and system of internal control over financial reporting. The Company’s Independent Auditor is responsible for auditing the financial statements in accordance with generally accepted auditing standards, issuing an opinion as to whether the Company’s financial statements are, in all material respects, presented fairly in conformity with generally accepted accounting principles, and performing an assessment of the Company’s internal control over financial reporting.

The Audit Committee discussed with the Independent Auditor the scope and plan for its audit and approved the terms of the Independent Auditor’s engagement letter for the 2013 audit. In addition, the Audit Committee reviewed and approved the internal audit plan for 2013. The Audit Committee met and held discussions with management, internal audit and the Independent Auditor twice each quarter during the year regarding, among other things:

•	the clarity and completeness of the presentation of the Company’s financial statements, its financial position and performance for the reporting period;

•	the assessment of the Company’s internal control over financial reporting;

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critical accounting policies, including key accounting decisions and judgments, critical accounting estimates and underlying assumptions, significant changes in the selection or application of accounting principles and alternative accounting treatments;

•	the effect of regulatory and accounting initiatives on the Company’s financial statements;

•	unadjusted audit differences noted or proposed by the Independent Auditor during its audit; and

•	any material written communications between management and the Independent Auditor.

Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the audited financial statements with management, internal audit and the Independent Auditor. The Audit Committee met with the Independent Auditor and internal audit, with and without management present, to discuss the results of their respective audit plans regarding the Company’s financial statements, evaluation of the Company’s internal control over financial reporting and the overall quality and integrity of the Company’s financial reporting.

The Audit Committee also discussed with the Independent Auditor those matters required by PCAOB Auditing Standard No. 16, “Communications with Audit Committees,” as may be amended. In addition, the Audit Committee discussed with the Independent Auditor its independence from the Company and management, and the Audit Committee has received and reviewed the written disclosures from the Independent Auditor as required by the applicable standards and rules of the PCAOB for independent auditor communications with audit committees concerning independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

Audit Committee

Richard W. Roedel (Chair)

Robert C. Almon

Dianne Neal Blixt

David E.R. Dangoor

PROPOSAL NO. 5 — SHAREHOLDER PROPOSAL ON DISCLOSURE OF LOBBYING POLICIES AND PRACTICES

The Province of St. Joseph of the Capuchin Order, located at 1015 North Ninth Street, Milwaukee, Wisconsin 53233 (the “Proponent”), claiming beneficial ownership of our Common Stock with a market value of at least $2,000, has submitted the proposal set forth below. The proposal may be voted on at the Annual Meeting only if properly brought before the Annual Meeting by the Proponent. The Company is not responsible for the content of the shareholder proposal, which is printed below exactly as it was submitted.

Whereas, corporate lobbying exposes our company to risks that could adversely affect the company’s stated goals, objectives, and ultimately shareholder value, and

Because shareholders rely on the information provided by Lorillard to evaluate goals and objectives, the proponents of this resolution have a strong interest in full disclosure of its lobbying on key issues (i.e., menthol legislation, FDA regulations, e-cigarettes, issues around the Trans Pacific Partnership) to assess whether its lobbying is consistent with its expressed goals and in the best interests of shareholders and long-term value.

Resolved, the shareholders of Lorillard Inc. (“Lorillard”) request the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Lorillard used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Lorillard’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of the decision making process and oversight by management and the Board for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Lorillard is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Lorillard’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability in the use of corporate funds to influence legislation and regulation both directly and indirectly. Lorillard is listed as a member of the American Wholesale Marketers Association and National Association of Tobacco Outlets. Lorillard does not disclose its memberships in, or payments to, trade associations, or the portions of such amounts used for lobbying.

Lorillard spent approximately $4.96 million in 2011 and 2012 on direct federal lobbying activities (opensecrets.org). Lorillard’s lobbying around a menthol flavoring ban has attracted attention (“Tobacco-Maker Lorillard Among Companies Whose Lobby Pays Off for Investors,” Bloomberg, June 2, 2011). The federal figures do not include lobbying expenditures to influence legislation in states. Lorillard lobbies at the state level with at least 32 lobbyists in 14 states in 2012 (National Institute on Money in State Politics). And Lorillard does not disclose membership in tax-exempt organizations that write and endorse model legislation, such as the American Legislative Exchange Council.

We urge shareholders to support this resolution.

Company’s Response

The Board of Directors unanimously recommends that shareholders vote “AGAINST” this proposal for the following reasons:

Our Board of Directors has considered the current proposal and believes that adopting the proposal is unnecessary and would not be in the best interests of the Company or its shareholders. The Board has considered similar proposals seeking the disclosure of political contributions that were included in the Company’s 2013, 2012 and 2011 proxy statements. Although those proposals did not receive majority shareholder support, the Board decided to review and to further enhance the Company’s policies, procedures and disclosure of political contributions and lobbying expenditures. In 2013, the Company provided additional disclosure regarding its Board oversight of political contributions and lobbying expenditures and provided additional disclosure regarding certain types of expenditures in the aggregate. In particular, the Company provides shareholders with information regarding the Company’s guidelines for government relations and political contributions as well as the total contributions made by the Company and its political action committee (“LOPAC”). In 2013, Lorillard made $312,500 in corporate political contributions, and LOPAC made $158,510 in political contributions. In addition, Lorillard spent $5,008,002 on federal and state lobbying activities in 2013. This information, along with links to the appropriate Internal Revenue Service and Federal Election Commission websites, are available on our website (http://www.lorillard.com/responsibility/political-contributions/).

We believe that participation in the federal, state and local political, legislative and regulatory process is essential to our business. Our business is subject to extensive regulation at all levels of government, and we seek to be an effective participant in the public policy decision making process by voicing our positions on critical issues facing our business to federal, state and local elected representatives who may pass legislation or regulation that could affect our success. The Company complies with all applicable laws and regulations pertaining to lobbying activities and political campaign contributions at the federal, state and local levels, including those requiring specific disclosures. These extensive legal and regulatory disclosures, together with the disclosure included on the Company’s website, provide ample transparency and public access to information regarding the scope of the Company’s political involvement. Specific information on the Company’s federal lobbying activities is readily available to shareholders and interested parties. The Proponent has demonstrated in the proposal that this information is already easily obtained by citing the Company’s lobbying expenses for prior years. Interested parties may obtain the lobbying reports described in the proposal through links to various websites on the Company’s website, including the U.S. Senate Lobbying Disclosure Act database (http://soprweb.senate.gov/index.cfm?event=selectfields) and the Center for Responsive Politics (http://www.opensecrets.org/lobby/clientsum.php?id=D000019376&year=2012).

The Company has a governance framework in place and undertakes a regular internal review and approval process for lobbying and related expenditures to ensure payments are made in the best interests of our business and our shareholders. Management provides the Board of Directors with a report at least annually on all lobbying and related expenditures that have been made by the Company. In addition, adoption of the proposed policy could require disclosure of proprietary information on a unilateral basis and could place the Company at a competitive disadvantage by revealing its legislative strategies and priorities. The Board believes that the Company has in place appropriate disclosure on its website and a system of accountability to ensure that Company assets used for political objectives are in the best long-term interest of the Company and its shareholders.

Further, we believe that disclosure of dues paid to trade associations and similar organizations that lobby may risk misrepresenting our political activities. Trade associations operate independently and we do not necessarily agree with all of the positions taken by trade associations. We may join trade associations and similar organizations for non-political reasons intended to further our commercial interests, educate our employees or further our ability to serve customers. In addition, the Company cannot report the extent to which any lobbying by such organizations might be proportionately attributable to our membership dues, and any effort to collect such information would be a costly diversion of management’s attention from the Company’s business.

Finally, the proposal is vague, unworkable and may create confusion as to what qualifies as a lobbying expense. The definition of lobbying and payments considered lobbying related are not consistent across different jurisdictions and could include expenses, such as salaries and office rents in some jurisdictions, not traditionally included in the calculation in other jurisdictions. Adopting a policy as set forth in the proposal would result in an unnecessary and unproductive use of Company resources that would be inconsistent in its application across multiple jurisdictions. We believe that the Company’s current policies and practices with regard to lobbying activities, together with applicable federal and state reporting requirements, appropriately balance the Company’s interests in participating in the political process and the public interest in disclosure.

Vote Required

Approval of the shareholder proposal requires the affirmative vote of the holders of a majority of the total number of shares of our Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote, provided that a quorum is present. Pursuant to applicable Delaware law, in determining whether the proposal has received the requisite number of affirmative votes, abstentions will have the same effect as negative votes. Pursuant to NYSE regulations, brokers do not have discretionary voting power with respect to this proposal, and broker non-votes will have no effect on the outcome of the vote.

FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL REGARDING DISCLOSURE OF LOBBYING POLICIES AND PRACTICES.

PROPOSAL NO. 6 — SHAREHOLDER PROPOSAL ON ADDITIONAL DISCLOSURE OF THE HEALTH RISKS OF SMOKING

Catholic Health Initiatives, 198 Inverness Drive West, Englewood, Colorado 80112, claiming beneficial ownership of our Common Stock with a market value of at least $2,000, has submitted the proposal set forth below. Trinity Health, 766 Brady Avenue, Apt. 635, Bronx, New York 10462, is a co-sponsor of the proposal. The proposal may be voted on at the Annual Meeting only if properly brought before the Annual Meeting by the proponents. The Company is not responsible for the content of the shareholder proposal, which is printed below exactly as it was submitted.

WHEREAS, tobacco-use, poverty and lower-educational levels are intrinsically linked. The World Health Organization states: “Tobacco and poverty have become linked in a vicious circle, through which tobacco exacerbates poverty and poverty is also associated with higher prevalence of tobacco use. Several studies from different parts of the world have shown that smoking and other forms of tobacco use are much higher among the poor” (www.who.intltobacco/research/economics/rationale/povertylen/indesx.html).

In the United States, partly due to various tobacco control programs, smoking rates have declined among all demographic groups except two: people who are poor and less-educated.

The New York Department of Health has shown “the decline in smoking has not occurred among the poor-those least able to afford the cost of cigarettes and the consequences of addiction.” Among those with household incomes less than $15,000 a year, the smoking rate has not changed in the past 10 years.

Regarding those less educated, it stated:

Smoking rates have not changed for the less educated, poorer segments of society. Smoking among those with less than a high school education was unchanged between 2000 and 2010, a period during which tobacco use significantly declined among all other groups with higher educational attainment. Those with less than a high school education now smoke at a rate three times that of college graduates.

On May 16, 2013 The Richmond Times Dispatch carried a “Letter” stating: “The Centers for Disease Control holds that almost 40 percent of adult smokers in Virginia make less than $15,000 a year.” When this fact was raised at the same day’s annual meeting of a key competitor of Lorillard, its CEO declined to outline what that company was doing to dissuade this group of people (i.e., the less educated and more poor) from smoking. Instead he pointed to success in youth-reduction, noting the company’s programs and other actions to “communicate the health effects of our tobacco products” and the company’s “cessation information.”

Because the proponents of this resolution have not seen specific cessation materials aimed at this key demographic i.e., people who are poor and less-education), it seems incumbent that the Company not be seen as benefitting from their exploitation by using its harm-causing products. This is especially incumbent on Lorillard because its menthol cigarettes are the biggest seller in demographics where people are more poor and less educated.

RESOLVED, the Board of Directors of Lorillard initiate efforts within six months of the annual meeting to prepare appropriate materials (similar to the success that has been noted with parallel materials for youth) informing poor and less formally educated tobacco users of the health consequences of smoking our products along with market-appropriate cessation materials. A report on this material’s preparation and method of distribution shall be made available to requesting shareholders, at an appropriate cost, within one year of the 2014 annual meeting.

Company’s Response

The Board of Directors unanimously recommends that shareholders vote “AGAINST” this proposal for the following reasons:

The Company does not believe that it is in the interests of the Company’s shareholders to adopt this proposal because the Company already has implemented and continues to implement responsible measures and other initiatives that render this proposal superfluous.

The Company already addresses the matters raised by this proposal through its voluntary communications, programs implemented as part of its settlement with the various states and disclosures mandated by federal statutes, rules and regulations. Congress has adopted the Cigarette Labeling and Advertising Act, which established a comprehensive federal program to deal with cigarette labeling and advertising with respect to any relationship between smoking and health, whereby the public may be adequately informed about any adverse health effects of cigarette smoking by inclusion of warning notices on each package of cigarettes and in each advertisement of cigarettes. Congress has deemed the warnings in the statute both necessary and sufficient to warn smokers about the health risks of smoking. Further, pursuant to the Federal Comprehensive Smoking Education Act of 1985, the Company is required to and does prominently place required labeling on its cigarette packaging and advertising displays. These labels reach all smokers, including the specific audience targeted by the proponents. In addition, the Family Smoking Prevention and Tobacco Control Act of 2009 (the “Tobacco Control Act”) will require the placement of larger and more severe health warnings on all cigarette packaging and advertising upon the Food and Drug Administration’s development and implementation of final regulations.

In addition, the Company already provides access to information, resources and articles focusing on the hazards of cigarette smoking and links to cessation materials (the “Educational Materials”), which are publicly available on the Company’s website. This proposal relates to concerns regarding the need for an effort to inform the public, including low-income and less formally educated smokers, of the health consequences of smoking the Company’s tobacco products and about cessation materials available to smokers. The Education Materials specifically address the concerns raised in this proposal and the supporting statement because they educate the widespread public about the risks and health issues relating to smoking and serve as a significant warning to the public about the risks of smoking. Furthermore, the Education Materials include and provide access to cessation materials. The Company highlights a 24-hour toll-free number for the National Network of Tobacco Cessation Quitlines and links to third-party sites which provide additional information and resources regarding the negative health consequences associated with smoking the Company’s tobacco products as well as other sites to help smokers quit smoking.

The Company also maintains a Youth Smoking Prevention Program (the “Program”), which is available under the “Responsibility — Youth Smoking Prevention” tabs on the Company’s website. The Program is designed to discourage all youth from smoking by promoting parental involvement and assisting parents in discussing the issue of smoking with their children. While this website is designed to target youth prevention, the information on the Company website under Smoking and Health regarding the negative health consequences of smoking the Company’s products is applicable to all smokers of all ages, economic status and educational levels.

Through each of these measures, the Company already has substantially implemented the elements of this proposal related to the Company’s involvement in informing the public, including low-income and less formally educated tobacco users, of the health consequences of smoking the Company’s products as well as providing links to cessation materials.

In addition, the Company’s principal operating subsidiary, Lorillard Tobacco Company, is a party to the Master Settlement Agreement among major tobacco manufacturers and 46 states and various other governments and jurisdictions (the “MSA”). The MSA recites principles underlying the MSA, including that the MSA is designed to further the settling states’ policies designed to reduce youth smoking, to promote the public health and to secure monetary payments to the settling states and that the purpose of the MSA is to achieve for the settling states and their citizens significant funding for the advancement of public health, the implementation of important tobacco-related public health measures, including the enforcement of the mandates and restrictions related to such measures, as well as funding for a national foundation dedicated to significantly reducing the use of tobacco products by young people. The foregoing evidences the Company’s substantial implementation of the objective of this proposal because under the MSA the Company is required to focus on the negative health consequences of tobacco products and provide financial support to the states to educate the public of such health issues.

Moreover, in compliance with its obligations under the MSA, the Company to date has paid billions of dollars, a portion of which were used to fund a charitable foundation, known as Legacy (the “Foundation”), created by the MSA to implement a variety of programs to educate the public, regardless of education or income level, on the hazards of smoking. The Foundation was tasked with, among other things, carrying out a nationwide sustained advertising and education program to (a) counter youth tobacco use and (b) educate consumers about the cause and prevention of diseases associated with the use of tobacco products. Initial funding for the Foundation was made in annual payments of $25 million over ten years. In addition, the MSA provided for an industry-funded $1.45 billion national public education fund for tobacco control to carry out the foregoing advertising and education program.

The Company also has paid millions of dollars since 2009 pursuant to the Tobacco Control Act to fund the activities of the Food and Drug Administration (the “FDA”), including for a comprehensive strategy for public education regarding the health risks of tobacco products. In a report to Congress, the FDA has stated that it had awarded contracts in 2012 of up to $600 million over five years to conduct “sustained, multi-media campaigns that will enable the FDA to educate the public and vulnerable youth populations in particular, about the harms and risks of regulated tobacco products.” In addition, the FDA itself provides extensive public information regarding the health consequences of tobacco use.

The Company continues to provide the public with information regarding its tobacco product advertising and marketing efforts. In a July 26, 2010 report submitted to the FDA, in response to a request for comment on “Tobacco Product Advertising and Promotion to Youth and Racial and Ethnic Minority Populations,” the Company outlined its entire advertising and marketing strategies. The Company’s submission is available to the public. With respect to the Company’s direct marketing efforts, the Company has explained that there are no distribution, editorial or other distinctions made based on gender, race/ethnicity, income, education or geographic location.

The Company already has implemented and continues to implement responsible measures and other initiatives that render this proposal superfluous. The Company’s efforts have already fulfilled this proposal’s essential objective of providing the public, regardless of income or education level, with information, including its Educational Materials, the MSA, the Foundation, cooperation with the FDA, links to cessation materials to assist tobacco users and other measures, regarding the health consequences of smoking the Company’s tobacco products.

Vote Required

Approval of this shareholder proposal requires the affirmative vote of the holders of a majority of the total number of shares of our Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote, provided that a quorum is present. Pursuant to applicable Delaware law, in determining whether the proposal has received the requisite number of affirmative votes, abstentions will have the same effect as negative votes. Pursuant to NYSE regulations, brokers do not have discretionary voting power with respect to this proposal, and broker non-votes will have no effect on the outcome of the vote.

FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL REGARDING ADDITIONAL DISCLOSURE OF THE HEALTH RISKS OF SMOKING.

SHAREHOLDER PROPOSALS FOR ANNUAL MEETING OF SHAREHOLDERS FOR 2015

Proposals from shareholders are given careful consideration by us in accordance with Rule 14a-8 under the Exchange Act (“Rule 14a-8”). We provide shareholders with the opportunity, under certain circumstances and consistent with our Amended and Restated By-Laws and the rules of the Securities and Exchange Commission, to participate in the governance of the Company by submitting shareholder proposals or director nominations that they believe merit consideration at the Annual Meeting of Shareholders for 2015. To enable management to analyze and respond to proposals or director nominations that shareholders wish to have included in the proxy statement and proxy card for the Annual Meeting of Shareholders for 2015, any such proposal or director nomination must be received by us in writing no later than December 5, 2014 consistent with Rule 14a-8. Any shareholder proposal or director nomination for the Annual Meeting of Shareholders for 2015 that is not intended for inclusion in the proxy statement and proxy card will be considered “untimely” if it is received by us earlier than January 15, 2015 or after February 14, 2015. An untimely proposal may not be brought before or considered at the Annual Meeting of Shareholders for 2015. Any shareholder proposal or director nomination submitted must also be made in compliance with our Amended and Restated By-Laws. For more information regarding our by-law procedures for director nominations, please refer to “Corporate Governance — Nomination Process and Qualifications for Director Nominees.”

Proxies solicited by the Board of Directors for the Annual Meeting of Shareholders for 2015 may confer discretionary authority to vote on any untimely shareholder proposals or director nominations without express direction from shareholders giving such proxies. All shareholder proposals and director nominations must be addressed to the attention of the Corporate Secretary at 714 Green Valley Road, Greensboro, North Carolina 27408. The Chairman of the annual meeting of shareholders may refuse to acknowledge the introduction of any shareholder proposal or director nomination not made in compliance with the foregoing procedures.

OTHER BUSINESS

As of April 4, 2014, our Board of Directors is not aware of any other business to come before the meeting. However, if any additional matters are presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on those matters.

By Order of the Board of Directors

Ronald S. Milstein Executive Vice President, Legal and External Affairs, General Counsel and Secretary

Appendix A

LORILLARD, INC.

2008 INCENTIVE COMPENSATION PLAN

(As Amended and Restated             , 2014)

1.	General.

1.1. Purpose. The Lorillard, Inc. 2008 Incentive Compensation Plan (the “Plan”) has been established by Lorillard, Inc. (the “Company”) to (i) attract and retain persons eligible to participate in the Plan, (ii) motivate Participants, by means of appropriate incentives, to achieve long-term goals of the Company, and reward Participants for achievement of those goals, and (iii) provide incentive compensation opportunities that are competitive with those of other companies, and thereby promote the financial interest of the Company and its Subsidiaries.

1.2. Operation and Administration. The operation and administration of the Plan shall be subject to the provisions of Section 2 (relating to operation and administration). Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Section 3 of the Plan).

2.	Operation and Administration of the Plan.

The Plan shall be administered by a Committee appointed by the Board of Directors. The Committee shall have the authority, in its sole discretion, subject to and not inconsistent with the express terms and provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the type and number of Awards to be granted (including whether an Option granted is an ISO or NQSO); to determine the number of shares of Company Stock to which an Award may relate and the terms, conditions, restrictions and performance criteria, if any, relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged or surrendered; to make adjustments in the Performance Goals that may be required for any ~~award~~Award in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company ~~(to the extent not inconsistent with Section 162(m) of the Code, if applicable),~~ or in response to changes in applicable laws, regulations, or accounting principles (to the extent not inconsistent with Section 162(m) of the Code, if applicable); to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Award Certificates; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

The Committee may, in its absolute discretion, without amendment to the Plan, (a) accelerate the date on which any Option granted under the Plan becomes exercisable, waive or amend the operation of Plan provisions respecting exercise after Termination or otherwise adjust any of the terms of such Option, and (b) accelerate the vesting date, or waive any condition imposed hereunder, with respect to any Award or otherwise adjust any of the terms applicable to any Award. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without shareholder approval.

Subject to Section 162(m) of the Code and except as required by Rule 16b-3 with respect to grants of Awards to individuals who are subject to Section 16 of the Exchange Act, or as otherwise required for compliance with Rule 16b-3, the Delaware General Corporation Law, or other applicable law, the Committee may delegate all or any part of its authority under the Plan to an employee, employees or committee of employees.

All decisions, determinations and interpretations of the Committee or the Board of Directors shall be final and binding on all persons with any interest in an Award, including the Company and the Participant (or any person claiming any rights under the Plan from or through any Participant). No member of the Committee or the Board of Directors shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award.

3.	Definitions.

3.1. “Affiliate” or “Affiliated” shall mean (i) any Subsidiary, (ii) any entity that directly or through one or more intermediaries, is controlled by the Company, or (iii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

3.2. ~~3.1~~ “Annual Incentive Award” shall mean a cash-based Performance Award described in Section 6.5 or an Other Cash-Based Award described in Section 6.6 hereof, in either case, where the amount of such award is based upon a performance period of one year or less.

3.3. ~~3.2~~ “Award” shall mean any Option, Restricted Stock, Restricted Stock Unit, Stock Bonus award, Stock Appreciation Right, Performance Award, Other Stock-Based Award or Other Cash-Based Award granted pursuant to the terms of the Plan.

3.4. ~~3.3~~ “Award Certificate” shall mean the written certificate setting forth the terms and conditions of an Award, in such form as the Committee may from time to time prescribe.

3.5. ~~3.4~~ “Board of Directors” shall mean the Board of Directors of the Company.

3.6. ~~3.5~~ “Cause” shall have the meaning set forth in the employment or engagement agreement between a Participant and the Company, its Subsidiaries or any of their successors, if such agreement exists and contains a definition of Cause; otherwise Cause shall mean (1) conviction of the Participant for committing (or the Participant’s plea of nolo contendere to) a felony under Federal law or the law of the state in which such action occurred, (2) dishonesty in the course of fulfilling a Participant’s employment, engagement or ~~directional~~director duties, (3) willful and deliberate failure on the part of a Participant to perform the Participant’s employment, engagement or ~~directional~~director duties in any material respect or (4) such other events as shall be determined in good faith by the Committee. The Committee shall, unless otherwise provided in the Award Certificate or any employment agreement with the Participant, have the sole discretion to determine whether Cause exists, and its determination shall be final and binding.

3.7. ~~3.6~~ “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(i) any Person is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 30% or more of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least a two-thirds of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) there is consummated a merger or consolidation of the Company with any other corporation (or other entity) other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a re-capitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least 70% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

3.8. ~~3.7~~ “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder. References in the Plan to specific sections of the Code shall be deemed to include any successor provisions thereto.

3.9. ~~3.8~~ “Committee” shall mean, at the discretion of the Board of Directors, a Committee of the Board of Directors, which shall consist of two or more persons, each of whom, unless otherwise determined by the Board of Directors, is intended to qualify as an “outside director” within the meaning of Section 162(m) of the Code ~~and~~, a “nonemployee director” within the meaning of Rule 16b-3 and an independent director meeting the independence requirements of the applicable stock exchange rules. Any action taken by the Committee shall be valid and effective, whether or not the members of the Committee at the time of such action are later determined not to have satisfied the requirements of Section 162(m), Rule 16b-3 or the applicable stock exchange rules.

3.10. ~~3.9~~ “Company” shall mean Lorillard, Inc., a Delaware corporation, and, where appropriate, each of its Subsidiaries.

3.11. ~~3.10~~ “Company Stock” shall mean the common stock of the Company, par value $.01 per share.

3.12. ~~3.11~~ “Disability” shall mean, unless otherwise provided by the Committee, (1) “Disability” as defined in any individual Award Certificate to which the Participant is a party, or (2) if there is no Award Certificate or it does not define “Disability,” permanent and total disability as determined under the Company’s long-term disability plan~~, the~~ or such other long-term disability plan maintained by any Subsidiary or ~~any company attributed to~~Affiliate of the Company ~~in the future applicable to~~under which the Participant~~.~~ is covered.

3.13. ~~3.12~~ “Effective Date” shall mean May 5, 2008, the date as of which this Plan ~~is~~was adopted by the Board of Directors.

3.14. ~~3.13~~ “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

3.15. ~~3.14~~ The “Fair Market Value” of a share of Company Stock, as of a date of determination, shall mean (1) the closing sales price per share of Company Stock on the national securities exchange on which such stock is principally traded on the date of determination ~~of such Award~~ (or the closing price on the last trading day prior to the date of determination if the date of determination was not a trading day), or (2) if the shares of Company Stock are not listed or admitted to trading on any such exchange, ~~the closing sales price per share of Company Stock as reported by the Nasdaq Stock Market on the date of determination, or if the date of determination is not a trading day, for the trading day immediately preceding the day of the determination of the Award, or (3) if the shares of Company Stock are not then listed on a national securities exchange or traded in an over-the-counter market~~ or the value of such shares is not otherwise determinable, such value as determined by the Committee in good faith~~.~~, subject to any restrictions imposed by Section 409A of the Code. In no event shall the fair market value of any share of Company Stock, the Option exercise price of any Option, or the exercise price per share of Company Stock under any Stock Appreciation Right~~, or the amount payable per share of Company Stock under any other Award,~~ be less than the par value per share of Company Stock.

~~3.15 “Full Value Award” means any Award, other than an Option or Stock Appreciation Right, which Award is settled in Stock.~~

3.16. “ISO” shall mean an Option that is an “incentive stock option” within the meaning of Section 422 of the Code, or any successor provision, and that is designated by the Committee as an ISO.

3.17. “Long Term Incentive Award” shall mean an Award described in Section 6.5 or Section 6.6 hereof that is based upon a performance period in excess of one year.

3.18. “Non-employee Director” shall mean a member of the Board of Directors who is not an employee of the Company.

3.19. “NQSO” shall mean a nonqualified stock option, which is an Option other than an ISO.

3.20. “Option” shall mean an option to purchase shares of Company Stock granted pursuant to Section 6.2.

3.21. “Other Cash-Based Award” shall mean a right or other interest granted to a Participant pursuant to Section 6.6 hereof, other than an Other Stock-Based Award.

3.22. “Other Stock-Based Award” shall mean a right or other interest granted to a Participant, valued in whole or in part by reference to, or otherwise based on, or related to, Company Stock pursuant to Section 6.6 hereof~~, including but not limited to (i) unrestricted Company Stock awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan, and (ii) a right granted to a Participant to acquire Company Stock from the Company containing terms and conditions prescribed by the Committee~~.

3.23. “Participant” shall mean an employee, consultant or director of the Company to whom an Award is granted pursuant to the Plan, and, upon the death of the employee, consultant or director, his or her successors, heirs, executors and administrators, as the case may be.

3.24. “Performance Award” shall mean an Award, granted in the form of Company Stock, with respect to Company Stock or in cash, in each case intended to qualify as performance-based compensation pursuant to Section 162(m) of the Code, and granted to a Participant pursuant to Section 6.5 hereof.

3.25. “Performance Goal(s)” shall mean the following business criteria applied to the Participant and/or a business unit or the Company and/or a Subsidiary: revenue, economic value added (EVA), net income, operating income, unit volume, return on shareholders’ equity, return on sales, stock price, earnings per share, growth in earnings per share, earnings before interest, taxes, depreciation and amortization (EBITDA), cash flow, sales growth, margin improvement, income before taxes (IBT), IBT margin, return on investment, return on capital, return on assets, values of assets, market share, market penetration goals, personnel ~~Performance Goals~~-related performance goals, business development goals (including without limitation regulatory submissions, product launches and other business development-related opportunities), regulatory compliance ~~goals, customer retention goals, customer satisfaction goals, goals relating to acquisitions or divestitures, gross or operating margins, operating efficiency, working capital performance, expense targets and/or productivity targets or ratios. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria, and may be applied to one or more of the Company, a Subsidiary, or affiliate, or a division of or strategic business unit of the Company or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee, and such other criteria as the shareholders of the Company may approve.~~ goals, customer retention goals, customer satisfaction goals, goals relating to acquisitions or divestitures, gross or operating margins, operating efficiency, working capital performance, expense targets and/or productivity targets or ratios. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria, a level relative to prior performance or to performance relative to a market index or a group of other companies, and/or a specified relationship between criteria, and may be applied to one or more of the Company, a Subsidiary, an Affiliate, or a division or strategic business unit of the Company, or a combination thereof, all as determined by the Committee.

3.26. “Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act as modified and used in Section 13(d) of such Act, except that such term shall not include (1) the Company, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

3.27. “Restricted Stock” shall mean a share of Company Stock which is granted pursuant to the terms of Section 6.4 hereof.

3.28. “Restricted Stock Unit” shall mean a unit representing the right to receive Company Stock in the future granted under Section 6.4.

3.29. “Retirement” shall mean retirement from active employment with the Company, its subsidiaries or any of their successors, pursuant to any retirement program of the Company, its subsidiaries, or any of their successors in which the Participant participates. A Termination by a consultant or non-employee director shall not be considered a Retirement unless otherwise specifically determined by the Committee.

3.30. “Rule 16b-3” shall mean the Rule 16b-3 promulgated under the Exchange Act, as amended from time to time.

3.31. “Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

3.32. “Stock Appreciation Right” shall mean the right, granted to a Participant under Section 6.3, to be paid an amount measured by the appreciation in the Fair Market Value of a share of Company Stock from the date of grant to the date of exercise of the right, with payment to be made in cash and/or shares of Company Stock, as specified in the Award Certificate or determined by the Committee.

3.33. “Stock Bonus” shall mean a bonus payable in shares of Company Stock granted pursuant to Section 6.4 hereof.

3.34. “Subsidiary” shall mean a “subsidiary corporation” within the meaning of Section 424(f) of the Code.

3.35. “Termination” shall mean that the Participant ceases, for any reason, to be an employee, consultant or non-employee director of the Company, its subsidiaries or any of their successors, including, without limitation, as a result of the fact that the entity by which the Participant is employed or engaged or of which he or she is a director has ceased to be ~~affiliated~~Affiliated with the Company, its subsidiaries or their successors. To the extent that any Award constitutes a deferral of compensation within the meaning of Section 409A~~(d)~~ of the Code, no amount payable pursuant to such Award upon Termination shall be paid unless and until the Participant shall have incurred a “separation from service” within the meaning of Section 409A~~(a)(2)(A)(i)~~ of the Code and the applicable guidance issued thereunder.

4.	Awards Subject to the Plan.

4.1. Shares Available for Awards. The maximum number of shares of Company Stock ~~reserved for issuance~~which may be issued under the Plan ~~shall be 3,000,000 shares (~~(from its inception) shall be 9,000,000 shares (which number represents the initial authorization of 3,000,000 shares in 2008, an adjustment for the Company’s 3-for-1 stock split effective January 15, 2013), subject to adjustment as provided herein~~)~~. Such shares may be authorized but unissued Company Stock or authorized and issued Company Stock held in the Company~~’~~’s treasury. The Committee may direct that any stock certificate evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares pursuant to the Plan. All references to issuance or delivery of certificates for Company Stock to a Participant shall be deemed to include recording the respective Participant as the owner of the shares on the books of the Company.

4.2. Individual Limitation. The total number of shares of Company Stock subject to Awards awarded during any calendar year to any one Participant ~~during any tax year of the Company,~~who is an employee or consultant shall not exceed ~~500,000~~1,500,000 shares (subject to adjustment as provided herein). The maximum number of shares of Company Stock subject to Awards awarded during any calendar year to any one Participant who is a Non-employee Director shall not exceed 25,000 shares (subject to adjustment as provided herein), whether payable in cash or in stock. This limitation shall not apply to director fees denominated in cash.

4.3. ISO Limitation. The maximum number of shares of Company Stock reserved for issuance of ISOs under the Plan shall be ~~1,000,000~~3,000,000 shares (subject to adjustment as provided herein).

4.4. ~~Annual Incentive~~Cash Award Limitation. The ~~annual~~ maximum value of the aggregate payment that may be granted during any calendar year to any Participant ~~may receive~~who is an employee or consultant with respect to any ~~Other Cash-Based~~cash-based Award that is an Annual Incentive Award is $10,000,000 (subject to adjustment as provided herein). The ~~annual~~ maximum value of the aggregate payment that may be granted during any calendar year to any Participant ~~may receive~~who is an employee or consultant with respect to any ~~such Other Cash-Based~~cash-based Award that is a Long Term Incentive Award is the amount set forth in the previous sentence above multiplied by a fraction, the numerator of which is the number of months in the performance period and the denominator of which is twelve.

4.5. Adjustment.

(a) In the event of a corporate transaction involving Company Stock and/or the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee shall make an equitable adjustment to preserve the benefits or potential benefits of the Plan and outstanding Awards. Action by the Committee shall include, as applicable: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares referred to in Sections 4.1, 4.2, and ~~4.2~~4.3; (iii) adjustment of the number and kind of shares or other property subject to outstanding Awards; (iv) adjustment of the exercise price, grant price or purchase price relating to any Award; (v) settlement in cash or Company Stock of an Award; and (vi) any other adjustments that the Committee determines to be equitable; provided that, except as the Committee may otherwise determine, with respect to ISOs, any such adjustment shall be made in accordance with Section 424 of the Code and no such adjustment shall cause any Award hereunder which is or could be subject to Section 409A of the Code to fail to comply with the requirements of such section.

(b) Upon (A) any reorganization, merger or consolidation as a result of which the Company is not the surviving corporation (or survives as a wholly-owned subsidiary of another corporation or entity), (B) a sale of substantially all the assets of the Company, (C) the dissolution or liquidation of the Company, or (D) the disposition of a Subsidiary, Affiliate or business unit of the Company, the Committee may take such action as it in its discretion deems appropriate to (1) accelerate the time when Awards vest, may be exercised and/or may be paid (subject to any limitations imposed by Section 409A of the Code); (2) cash out outstanding Awards through a payment of the in-the-money-value, if any, of the vested portion of such Awards (payable in cash, shares or other property) at or immediately prior to the date of such event; (3) cancel without consideration any Options and Stock Appreciation Rights with a per share exercise price that is greater than or equal to the Fair Market Value of a share of Company Stock at or immediately prior to the date of such event; (4) provide for the assumption of outstanding Awards (as adjusted to reflect the transaction) by surviving, successor or transferee corporations (or other entities); (5) provide that in lieu of Company Stock, Participants shall be entitled to receive the consideration they would have received in the transaction in exchange for such Company Stock (or the fair market value of such consideration in cash); and/or (6) provide that Options and Stock Appreciation Rights shall be exercisable for a period of at least ten business days from the date of receipt by Participants of a notice from the Company of such proposed event, following the expiration of which period any unexercised Options and Stock Appreciation Rights shall terminate.

4.6. Reuse of Shares. If any shares subject to an Award are forfeited, cancelled, or surrendered or if an Award terminates or expires without a distribution of shares to the Participant, the shares of Company Stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, surrender, withholding, termination or expiration, again be available for Awards under the Plan. Notwithstanding the foregoing, if (i) shares of Common Stock are withheld to satisfy the minimum tax withholding requirements with respect to exercise of an Option or Stock Appreciation Right or are tendered to the Company in payment of the exercise price of an Option, or (ii) if an Option is exercised on a net-settlement basis in which the Company withholds the amount of

Company Stock sufficient to satisfy the exercise price and tax withholding obligation or Stock Appreciation Right is exercised, then other Options or Stock Appreciation Rights may not be granted covering (x) the shares of Common Stock so withheld or tendered or (y) the shares of Common Stock that were subject to such Option or Stock Appreciation Right but were not delivered to the Participant because of the net settlement. Options or Stock Appreciation Rights may not be granted covering shares of Common Stock repurchased by the Company on the open market with proceeds, if any, received by the Company on account of the payment of the exercise price for an Option. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be cancelled to the extent of the number of shares of Company Stock as to which the Award is exercised and such number of shares shall no longer be available for Awards under the Plan.

5.	Eligibility.

The persons who shall be eligible to receive Awards pursuant to the Plan shall be individuals the Committee shall select from time to time, who are employees (including officers of the Company and its Subsidiaries, whether or not they are directors of the Company or its Subsidiaries), Non-employee Directors, and consultants of the Company and its Subsidiaries as the Committee shall select from time to time; provided, that ISOs shall be granted only to employees (including officers and directors who are also employees) of the Company or its Subsidiaries.

6.	Awards Under the Plan.

6.1. Award Certificate. The Committee may grant Awards (alone or in tandem with other Awards under the Plan) in such amounts and with such terms and conditions as the Committee shall determine in its sole discretion, subject to the terms and provisions of the Plan. Each Award intended to qualify as performance-based compensation under Section 162(m) of the Code shall comply with the requirements of Section 6.5 hereof. Each Award granted under the Plan (except an unconditional Stock Bonus) shall be evidenced by an Award Certificate as the Committee may in its sole discretion deem necessary or desirable and, unless the Committee determines otherwise, such Award Certificate must be signed, acknowledged and returned by the Participant to the Company. Unless the Committee determines otherwise, any failure by the Participant to sign and return the Award Certificate within such period of time following the granting of the Award as the Committee shall prescribe shall cause such Award to the Participant to be null and void. By accepting an Award or other benefits under the Plan (including participation in the Plan), each Participant shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, all provisions of the Plan and the Award Certificate.

6.2. Stock Options.

(a) Grant of Stock Options. The Committee may grant Options under the Plan to purchase shares of Company Stock in such amounts and subject to such terms and conditions as the Committee shall from time to time determine in its sole discretion, subject to the terms and provisions of the Plan. The exercise price of ~~the~~each share purchasable under an Option shall be determined by the Committee, but in no event shall (i) the exercise price be less than the Fair Market Value per share on the grant date of such Option, or (ii) the period to exercise the Option exceed ten (10) years as measured from the date of grant.

(b) Each Option shall be clearly identified in the applicable Award Certificate as either an ISO or a NQSO and shall state the number of shares of Company Stock to which the Option (and/or each type of Option) relates.

(c) Special Requirements for ISOs.

(i) To the extent that the aggregate Fair Market Value of shares of Company Stock with respect to which ISOs are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company shall exceed $100,000, such Options shall be treated as NQSOs. Such Fair Market Value shall be determined as of the date on which each such ISO is granted.

(ii) No ISO may be granted to an individual if, at the time of the proposed grant, such individual owns (or is deemed to own under the Code) stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company unless (A) the exercise price of such ISO is at least 110 percent of the Fair Market Value of a share of Company Stock at the time such ISO is granted and (B) such ISO is not exercisable after the expiration of five years from the date such ISO is granted.

6.3. Stock Appreciation Rights.

~~(a) The Committee may grant either unrelated Stock Appreciation Rights or related (tandem) Stock Appreciation Rights as follows:~~

(~~i~~a) The Committee may grant unrelated Stock Appreciation Rights in such amount and subject to such terms and conditions, as the Committee shall from time to time determine in its sole discretion, subject to the terms and provisions of the Plan, provided, however, that in no event shall (i) the exercise price of the shares of Company Stock subject to the Stock Appreciation Right be less than the Fair Market Value per share of Company Stock on the grant date of such Stock Appreciation Right, or (ii) the period to exercise the Stock Appreciation Right exceed ten (10) years as measured from the date of grant. The holder of a Stock Appreciation Right shall, subject to the terms and conditions of the Plan and the applicable Award Certificate, have the right to surrender to the Company for cancellation all or a portion of such Stock Appreciation Right, but only to the extent that such Stock Appreciation Right is then exercisable, and to be paid therefore, in either shares of Company Stock or cash, as the Committee shall determine in the Award Certificate or otherwise, an amount equal to the excess (if any) of (x) the aggregate Fair Market Value of the shares of Company Stock subject to the Stock Appreciation Right or portion thereof surrendered, determined as of the exercise date, over (y) the aggregate exercise price of the shares of Company Stock subject to the Stock Appreciation Right or portion thereof surrendered.

~~(ii) The Committee may grant a related Stock Appreciation Right in connection with all or any part of an Option granted under the Plan, either at the time such Option is granted or at any time thereafter prior to the exercise, termination or cancellation of such Option, and subject to such terms and conditions as the Committee shall from time to time determine in its sole discretion, consistent with the terms and provisions of the Plan, provided, however, that in no event shall the exercise price of the shares of Company Stock subject to the Stock Appreciation Right be less than the Fair Market Value per share on the grant date of such Stock Appreciation Right. The holder of a related Stock Appreciation Right shall, subject to the terms and conditions of the Plan and the applicable Award Certificate, have the right by exercise thereof to surrender to the Company for cancellation all or a portion of such related Stock Appreciation Right, but only to the extent that the related Option is then exercisable, and to be paid therefor, in either shares of Company Stock or cash, as the Committee shall determine in the Award Certificate or otherwise, an amount equal to the excess (if any) of (i) the aggregate Fair Market Value of the shares of Company Stock subject to the related Stock Appreciation Right or portion thereof surrendered, determined as of the exercise date, over (ii) the aggregate exercise price of the shares of Company Stock subject to the Stock Appreciation Right or portion thereof surrendered. Upon any exercise of a related Stock Appreciation Right or any portion thereof, the number of shares of Company Stock subject to the related Option shall be reduced by the number of shares of Company Stock in respect of which such Stock Appreciation Right shall have been exercised. Upon any exercise of an Option or portion thereof, the number of shares of Company Stock subject to any related Stock Appreciation Right shall be reduced by the number of shares of Company Stock in respect of which such Option shall have been exercised.~~

(b) The grant or exercisability of any Stock Appreciation Right shall be subject to such conditions as the Committee, in its sole discretion, shall determine.

6.4. Restricted Stock, Restricted Stock Units, and Stock Bonus.

(a) The Committee may grant Restricted Stock awards, consisting of such number of shares of Company Stock~~, alone or in tandem with other Awards under the Plan,~~ and subject to such restrictions, terms and conditions, as the Committee shall determine in its sole discretion and as shall be evidenced by the applicable Award Certificates. The vesting of a Restricted Stock award granted under the Plan may be conditioned upon the completion of a specified period of employment or service with the Company or any Subsidiary, upon the attainment of specified Performance Goals, and/or upon such other criteria as the Committee may determine in its sole discretion. The Committee may also grant Restricted Stock Unit awards representing the right to receive shares of Company Stock in the future. Such right may be subject to the achievement of one or more goals relating to the completion of service by the Participant and/or the achievement of performance or other objectives.

(b) The Committee may, upon such terms and conditions as the Committee determines in its sole discretion, provide that a certificate or certificates representing the shares underlying a Restricted Stock award shall be registered in the Participant’’s name and bear an appropriate legend specifying that such shares are not transferable and are subject to the provisions of the Plan and the restrictions, terms and conditions set forth in the applicable Award Certificate, or that such certificate or certificates shall be held in escrow by the Company on behalf of the Participant until such shares become vested or are forfeited. Except as provided in the applicable Award Certificate, no shares underlying a Restricted Stock award may be assigned, transferred, or otherwise encumbered or disposed of by the Participant until such shares have vested in accordance with the terms of such Award.

(c) If and to the extent that the applicable Award Certificate may so provide, a Participant shall have the right to vote and receive dividends on the shares underlying a Restricted Stock award granted under the Plan. Unless otherwise provided in the applicable Award Certificate, any stock or other property received as a dividend on or in connection with a stock split of the shares underlying a Restricted Stock award shall be subject to the same restrictions as the shares underlying such Restricted Stock award.

(d) Restricted Stock Unit awards shall be subject to the restrictions, terms and conditions contained in the Plan and the applicable Award Certificates entered into by the Participants. If and to the extent that the applicable Award Certificate may so provide, a Participant shall have the right to receive dividend equivalents with respect to the shares underlying a Restricted Stock Unit award granted under the Plan, and the Award Certificate may specify the time and any conditions for payment of such dividend equivalents. Unless otherwise provided in the applicable Award Certificate, dividend equivalents with respect to any dividend paid in stock or other property on or in connection with a stock split of the shares underlying a Restricted Stock Unit award shall be subject to the same restrictions as the shares underlying such Restricted Stock Unit award. Until the lapse or release of all restrictions applicable to an Award of Restricted Stock Units, no shares of Company Stock shall be issued in respect of such Awards and~~, unless otherwise provided by the Committee in the Award Certificate,~~ no Participant shall have any rights as a shareholder of the Company with respect to the shares of Company Stock covered by such Restricted Stock Unit award. Upon the lapse or release of all restrictions with respect to a Restricted Stock Unit award or at a later date if distribution has been deferred, in accordance with the provisions of Section 409A of the Code, one or more share certificates, registered in the name of the Participant, for an appropriate number of shares, free of any restrictions set forth in the Plan and the related Award Certificate (or, in the sole discretion of the Committee as set forth in the Award Certificate or otherwise, cash in the amount of the Fair Market Value of such shares) shall be delivered to the Participant.

(e) The Committee may grant Stock Bonus awards~~, alone or in tandem with other Awards under the Plan~~, subject to such terms and conditions as the Committee shall determine in its sole discretion and as may be evidenced by the applicable Award Certificate.

(f) Notwithstanding anything contained in this Section 6.4 to the contrary, the Committee may, in its sole discretion, waive the forfeiture period and any other conditions set forth in any Award Certificate under appropriate circumstances (including the death, disability or Retirement of the Participant or a material change in circumstances arising after the date of an Award) and subject to such terms and conditions (~~including~~which may include forfeiture of a proportionate portion of the Award) as the Committee shall deem appropriate.

6.5. Performance ~~Based~~ Awards.

(a) The Committee may grant Company Stock-and/or cash-based Performance Awards, ~~alone or in tandem with other Awards~~which may be in the form of performance units, performance shares, or any one or more types of Award authorized under the Plan~~,~~ to acquire shares of Company Stock or cash, intended to qualify as performance based compensation under Section 162(m) of the Code, in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine, subject to the terms of the Plan. To the extent necessary to satisfy the “short-term deferral” exception to Section 409A of the Code, unless the Committee shall determine otherwise, the Performance Awards shall provide that payment shall be made within 2 1/2 months after the end of the performance period to which the Award relates~~.~~ or any later vesting date applicable to the Award.

(b) In the event that the Committee grants a Performance Award (other than an Option or Stock Appreciation Right) that is intended to constitute qualified performance-based compensation within the meaning of Section 162(m) of the Code, the following rules shall apply (as such rules may be modified by the Committee to conform with Section 162(m) of the Code and the Treasury Regulations thereunder as may be in effect from time to time, and any amendments, revisions or successor provisions thereto): (a) payments (whether in cash or Company Stock) under the Performance Award shall be made solely on account of the attainment of one or more objective Performance Goals; (b) Performance Goals shall be established in writing by the Committee not later than 90 days after the commencement of the period of service to which the Performance Award relates (or such shorter period as may be required under Section 162(m) of the Code); and (c) the Committee may not have discretion to increase the amount payable under such Award with respect to any “covered employee” as defined in Section 162(m) of the Code after the Award is granted, provided, however, that whether or not a Performance Award is intended to constitute qualified performance-based compensation within the meaning of Section 162(m) of the Code, the Committee shall have the authority to make appropriate adjustments in Performance Goals under an Award to reflect the impact of extraordinary items not reflected in such Performance Goals~~.~~, so long as such adjustments do not cause an Award which is intended to qualify as performance-based compensation under Section 162(m) of the Code to fail to so qualify. For purposes of the ~~Plan~~preceding sentence, extraordinary items shall mean (1) any profit or loss attributable to acquisitions or dispositions of stock or assets, (2) any changes in accounting standards that may be required or permitted by the Financial Accounting Standards Board or adopted by the Company after the goal is established, (3) all items of gain, loss or expense for the year related to restructuring charges for the Company, (4) all items of gain, loss or expense for the year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business, (5) all items of gain, loss or expense for the year related to discontinued operations that do not qualify as a segment of a business as defined in APB Opinion No. 30, ~~and (6~~(6) all items of gain, loss or expense for the year related to litigation costs, interest and amounts paid in judgments or settlement, (7) all items attributable to the business operations of any entity acquired by the Company during the performance period, and (8) such other items as may be prescribed by Section 162(m) of the Code and the Treasury Regulations thereunder as may be in effect from time to time, and any amendments, revisions or successor provisions and any changes thereto. The Committee shall, prior to making payment under any award under this Section 6.5, certify in writing that all applicable Performance Goals have been attained. The Committee may establish such other rules applicable to Performance Awards to the extent not inconsistent with Section 162(m) of the Code.

6.6. Other Stock- or Other Cash-Based Awards.

(a) The Committee is authorized to grant Awards to Participants in the form of Other Stock-Based Awards or Other Cash-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. Other Stock-Based ~~awards, consisting of stock purchase rights, Awards of Company Stock, or Awards~~Awards may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on~~, Company Stock, may be granted either alone or in addition to or in conjunction with other Awards under the Plan. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of shares of Company Stock to be granted pursuant to such Awards, and all other conditions of the Awards.~~ or related to, Company Stock or factors that may influence the value of Company Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Company Stock, purchase rights for Company Stock, performance shares, Awards with value and/or payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of Company Stock or the value of securities (or the performance) of specified Subsidiaries or Affiliates or other business units. Other Cash-Based Awards are Awards denominated in cash, which may be settled in cash or Company Stock or other Awards at the discretion of the Committee, including, without limitation performance units. Unless otherwise determined by the Committee, any such Award shall be confirmed by an Award Certificate executed by the Company and the Participant, which Award Certificate shall set forth the terms and conditions of the Award and contain such other provisions as the Committee determines to be necessary or appropriate to carry out the intent of this Plan with respect to such Award.

(b) To the extent necessary to satisfy the “short-term deferral” exception to Section 409A of the Code, unless the Committee shall determine otherwise, the Awards shall provide that payment shall be made within 2 1/2 months after the end of the performance period to which the Award relates~~. With respect to Other Stock- or Other Cash-Based Awards intended to qualify as performance-based compensation under Section 162(m) of the Code, such Award shall comply with the requirements of Section 6.5 hereof~~ or any later vesting date applicable to the Award.

6.7. Exercisability of Awards; Cancellation of Awards in Certain Cases.

(a) Except as hereinafter provided, each Award Certificate with respect to an Option or Stock Appreciation Right shall set forth the period during which and the conditions subject to which the Option or Stock Appreciation Right evidenced thereby shall be exercisable, and each Award Certificate with respect to a Restricted Stock award, Restricted Stock Unit award, Stock Bonus award, Performance Award or other applicable award shall set forth the period after which and the conditions subject to which the shares underlying such Award shall vest or be deliverable, all such periods and conditions to be determined by the Committee in its sole discretion.

(b) Except as provided in Section 7 hereof, no Option or Stock Appreciation Right may be exercised and no shares of Company Stock underlying any other Award under the Plan may vest ~~or become deliverable~~ unless the Participant is at such time in the employ (for Participants who are employees) or service (for Participants who are Non-employee Directors or consultants) of the Company or a Subsidiary (or a company, or a parent or subsidiary company of such company, issuing or assuming the relevant right or award in a transaction) and has remained continuously so employed or in service since the relevant date of grant of the Award.

(c) An Option or Stock Appreciation Right shall be exercisable by the filing of a written notice of exercise or a notice of exercise in such other manner with the Company, on such form and in such manner as the Committee shall in its sole discretion prescribe, and by payment in accordance with Section 6.8 hereof.

(d) Unless the applicable Award Certificate provides otherwise, in the case of an Option or Stock Appreciation Right, at any time before or within two (2) business days after the ~~Company’s receipt of written notice of exercise of an Option or Stock Appreciation Right and prior to the~~ Option or Stock Appreciation Right exercise date (as defined in Section 6.7(~~e~~f)), and in the case of ~~a stock award or Performance~~any other Award payable in Company Stock (a “Stock Award”), at any time within the six (6) business days immediately preceding the otherwise applicable date on which the ~~previously Restricted Stock, stock award or Performance~~Stock Award would otherwise have become unconditionally vested or the shares subject thereto unconditionally deliverable, the Committee, in its sole discretion, shall have the right, by written notice to the Participant, to cancel such Award or any part thereof if the Committee, in its sole judgment, determines that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company~~’~~’s acquisition of Company Stock from, and/or the Participant~~’~~’s sale of Company Stock to, the public markets illegal, impracticable or inadvisable. If the Committee determines to cancel all or any part of an Award, the Company shall pay to the Participant an amount equal to the excess of (i) the aggregate Fair Market Value of the shares of Company Stock subject to the Award or part thereof canceled (determined as of the Option or Stock Appreciation Right exercise date, or the date that shares would have been unconditionally vested or delivered in the case of ~~Restricted~~ a Stock~~, Stock Bonus or Performance~~ Award), over (ii) the aggregate Option exercise price or the Stock Appreciation Right exercise price or part thereof canceled (in the case of an Option or Stock Appreciation Right) or any amount payable as a condition of delivery of shares (in the case of ~~Restricted~~a Stock~~, Stock Bonus or Performance~~ Award). Such amount shall be delivered to the Participant as soon as practicable after such Award or part thereof is canceled.

(e) The Committee may, in its discretion, suspend the right to exercise any Option or Stock Appreciation Right during any blackout period that is necessary or desirable to comply with securities law or when such exercise is otherwise prohibited by applicable securities law. In the event such suspension is in effect at any time within the 30-day period prior to the expiration date of the Option or Stock Appreciation Right, the Committee may, in its discretion, extend the period during which the Option or Stock Appreciation Right may be exercised for a period of up to 30 days after the exercise of such Option or Stock Appreciation Right would no longer violate applicable securities laws (or for such later period as would not violate Section 409A of the Code).

(f) Unless the applicable Award Certificate provides otherwise, the “Option exercise date” and the “Stock Appreciation Right exercise date” shall be the date that the written notice of exercise, together with payment, are received by the Company.

6.8. Payment of Award Price.

(a) Unless the applicable Award Certificate provides otherwise or the Committee in its sole discretion otherwise determines, any written notice of exercise of an Option or Stock Appreciation Right must be accompanied by payment of the full exercise price. ~~If Section 6.7(d) applies, and the six (6) business day delay for the Option exercise date is applied, the Participant shall have no right to pay the Option exercise price or to receive Company Stock with respect to the Option prior to the lapse of such six (6) business days.~~

(b) Payment of the Option exercise price and of any other payment required by the Award Certificate to be made pursuant to any other Award shall be made in any combination of the following: (a) by certified or official bank check payable to the Company (or the equivalent thereof acceptable to the Committee), (b) with the consent of the Committee in its sole discretion, by personal check (subject to collection) which may in the Committee’s discretion be deemed conditional, (c) unless otherwise provided in the applicable Award Certificate, and as permitted by the Committee, by delivery of previously-acquired shares of Company Stock owned by the Participant having a Fair Market Value (determined as of the Option exercise date, in the case of Options, or other relevant payment date as determined by the Committee, in the case of other Awards) equal to the portion of the exercise price being paid thereby; and/or (d) unless otherwise provided in the applicable Award Certificate, and as permitted by the Committee, on a net-settlement basis with the Company withholding the amount of Company Stock sufficient to cover the exercise price and tax withholding obligation. Payment in accordance with clause (a) of this Section 6.8(b) may be deemed to be satisfied, if and to the extent that the applicable Award Certificate so provides or the Committee permits, by delivery to the Company of an assignment of a sufficient amount of the proceeds from the sale of Company Stock to be acquired pursuant to the Award to pay for all of the Company Stock to be acquired pursuant to the Award and an authorization to the broker or selling agent to pay that amount to the Company and to effect such sale at the time of exercise or other delivery of shares of Company Stock.

7.	Termination of ~~An~~an Award.

(a) With respect to vested awards, unless the applicable Award Certificate provides otherwise or the Committee in its sole discretion otherwise determines, the term of each Award shall end on the earliest of the date on which (1) such Option or Stock Appreciation Right has been exercised in full, all restrictions on such Restricted Stock award have lapsed in full, shares in respect of such Restricted Stock Unit award have been delivered, or such Performance Award, Annual Incentive Award, Stock Bonus Award, Other Stock-Based Award, or Other Cash-Based Award has been paid or settled, (2) except as described in (3), (4) or (5) below, the date on which the Participant experiences a Termination, (3) with respect to an Option or Stock Appreciation Right that has vested and become exercisable, the one-year anniversary of the date on which the Participant dies or suffers a Disability, (4) with respect to an Option or Stock Appreciation Right that has vested and become exercisable, the three-year anniversary of the date on which the Participant experiences a Termination due to such Participant’s Retirement, (5) with respect to an Option or Stock Appreciation Right that has vested and become exercisable, the end of the ninety (90) day period following the date the Participant experiences a Termination for any reason not listed in (3) or (4) above, or (6) with respect to an Option or Stock Appreciation Right, the tenth (10th) anniversary of the date of grant.

(b) With respect to unvested awards, unless the applicable Award Certificate provides otherwise, or the Committee in its sole discretion otherwise determines, upon the occurrence of a Termination of a Participant for any reason, all outstanding Awards that are unvested, unexercisable, restricted or subject to any performance condition, as of the date of such Termination, shall be immediately forfeited, provided, however, that the Committee, in its sole discretion (but in a manner not inconsistent with Section 162(m) of the Code), may accelerate the vesting, extend the exercise period and remove any restriction or performance condition with respect to any outstanding Award (but with respect to an Option or Stock Appreciation Right, not beyond the ten (10) year anniversary of the date of grant).

8.	Effect of Change in Control.

~~(a) Unless the applicable Award Certificate provides otherwise or the Committee in its sole discretion determines otherwise, in the event of a Change of Control:~~

~~(i) any Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested; and~~

~~(ii)~~ The Committee shall have authority and discretion to determine, in the applicable Award Certificate or otherwise, the extent, if any, to which (i) outstanding Awards will become exercisable and/or vested, (ii) the restrictions, deferral limitations, payment conditions, and forfeiture conditions applicable to ~~any other~~an Award ~~granted under the Plan shall lapse and such Awards shall be deemed fully vested, and any Performance Goals imposed with respect to Awards shall be deemed to be fully achieved at the target level~~, and/or (iii) the Performance Goals applicable to an Award shall be deemed achieved, upon a Change in Control. In addition, to the extent permitted under Section 409A of the Code or with respect to awards that are not subject to Section 409A of the Code, the Committee shall have discretion to accelerate the payment date of Awards in the event of a Change in Control. Determinations of the Committee under this Section need not be uniform, and may be made selectively among Participants and types of Awards.

~~(b) Upon a Change in Control, the Committee may provide for the cancellation of all Options and Stock Appreciation Rights then outstanding. Upon such cancellation, the Company shall make, in exchange for each such Option or Stock Appreciation Right, a payment either in (i) cash, (ii) shares of the successor entity, or (iii) a combination of cash or shares, at the discretion of the Committee, and in each case as the Committee shall, in its sole discretion determine, in an amount per share subject to such Option or Stock Appreciation Right equal to the excess, if any, of the Fair Market Value of a share of Company Stock as of the date of the Change in Control over the per share exercise price of such Option or Stock Appreciation Right.~~

9.	Miscellaneous.

(a) Award Certificates evidencing Awards under the Plan shall contain such other terms and conditions, not inconsistent with the Plan, as the Committee may determine in its sole discretion, including penalties for the commission of competitive acts or other actions detrimental to the Company. Notwithstanding any other provision hereof, the Committee shall have the right at any time to deny or delay a Participant’s exercise of Options if the Committee reasonably believes the Participant (i) to be engaged in material conduct adversely affecting the Company or (ii) to be contemplating such conduct, unless and until the Committee shall have received reasonable assurance that the Participant is not engaged in, and is not contemplating, such material conduct adverse to the interests of the Company.

(b) Participants are and at all times shall remain subject to the trading window policies adopted by the Company from time to time throughout the period of time during which they may exercise Options, Stock Appreciation Rights or sell shares of Company Stock acquired pursuant to the Plan.

(c) All Awards granted under the Plan after the effective date of this Amendment and Restatement are subject to the Company’s Clawback Policy as from time to time in effect. Unless the Committee determines otherwise, all Awards, whether vested or unvested, then held by a Participant shall be forfeited upon such Participant’s Termination for Cause.

10.	No Special Employment Rights; No Right to Award.

(a) Nothing contained in the Plan or any Award Certificate shall confer upon any Participant any right with respect to the continuation of employment or service by the Company or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or service or to increase or decrease the compensation of the Participant.

(b) No person shall have any claim or right to receive an Award hereunder. The Committee’s granting of an Award to a Participant at any time shall neither require the Committee to grant any other Award to such Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other person.

11.	Securities Matters.

(a) The Company shall be under no obligation to effect the registration pursuant to the Securities Act of any interests in the Plan or any shares of Company Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Company Stock pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Company Stock are traded. The Committee may require, as a condition of the issuance and delivery of certificates evidencing shares of Company Stock pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.

(b) The transfer of any shares of Company Stock hereunder shall be effective only at such time as counsel to the Company shall have determined that the issuance and delivery of such shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Company Stock are traded. The Committee may, in its sole discretion, defer the effectiveness of any transfer of shares of Company Stock hereunder in order to allow the issuance of such shares to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Committee shall inform the Participant in writing of its decision to defer the effectiveness of a transfer. During the period of such deferral in connection with the exercise of an Award, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

12.	Withholding Taxes.

(a) Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto.

(b) Whenever shares of Company Stock are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. With the approval of the Committee, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery shares of Company Stock having a value equal to the minimum amount of tax required to be withheld. Such shares shall be valued at their Fair Market Value on the date of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash.

13.	Amendment or Termination of the Plan.

The Board of Directors or the Committee may, at any time, suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that shareholder approval shall be required if and to the extent the Board of Directors or Committee determines that such approval is appropriate or necessary for purposes of satisfying Sections 162(m) or 422 of the Code or Rule 16b-3 or other applicable law or stock exchange requirement. Awards may be granted under the Plan prior to, but subject to, the receipt of such shareholder approval of ~~the Plan but each such grant shall be subject in its entirety to such approval and no Award may be exercised, vested or otherwise satisfied prior to the receipt of such approval~~a Plan amendment. No amendment or termination of the Plan may, without the consent of a Participant, adversely affect the Participant’s rights under any outstanding Award.

14.	Transfers Upon Death; Nonassignability.

(a) A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, upon the death of a Participant, outstanding Awards granted to such Participant may be exercised only by the executor or administrator of the Participant~~’~~’s estate or by a person who shall have acquired the right to such exercise by will or by the laws of descent and distribution. No transfer of an Award by will or the laws of descent and distribution shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgments made by the Participant in connection with the grant of the Award.

(b) During a Participant’s lifetime, the Committee may, in its discretion, pursuant to the provisions set forth in this clause (b), permit the transfer, assignment or other encumbrance of an outstanding Option unless such Option is an ISO and the Committee and the Participant intends that it shall retain such status. Subject to the approval of the Committee and to any conditions that the Committee may prescribe, a Participant may, upon providing written notice to the General Counsel of the Company, elect to transfer any or all Options granted to such Participant pursuant to the Plan to members of his or her immediate family, including, but not limited to, children, grandchildren and spouse or to trusts for the benefit of such immediate family members or to partnerships in which such family members are the only partners; provided, however, that no such transfer by any Participant may be made in exchange for consideration. Any such transferee must agree, in writing, to be bound by all provisions of the Plan.

15.	Effective Date and Term of Plan.

The Plan ~~shall become effective on the Effective Date. Any Awards granted on or after the first regularly scheduled meeting of the shareholders of the Company that occurs more than twelve (12) months after the date the Company becomes a separate publicly-held corporation, within the meaning of Section 162(m) of the Code and the Treasury regulations promulgated thereunder (the “Separation Date”) shall be subject to approval of~~ became effective on the Effective Date. The Plan as amended and restated shall become effective upon approval by the shareholders of the Company~~. In the absence of such approval, Awards made after the Separation Date shall be null and void.~~ at the annual meeting of shareholders held in 2014. Unless earlier terminated by the Board of Directors, the right to grant Awards under the Plan shall terminate ~~on the first anniversary of the Effective Date if such shareholder approval is not obtained and on~~May 21, 2019, the tenth anniversary of the approval of the Plan by the Company’s shareholders ~~if such shareholder approval is obtained~~, except that no ISOs may be granted after the tenth anniversary of the Effective Date. Awards outstanding at Plan termination shall remain in effect according to their terms and the provisions of the Plan.

16.	Applicable Law.

Except to the extent preempted by any applicable federal law, the Plan shall be construed and administered in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of law.

17.	Rights With Respect to Awards Granted Pursuant to the Plan.

(a) No Person shall have any claim to be granted any award under the Plan. Except as provided specifically herein, a Participant or a transferee of an Award shall have no rights as a shareholder with respect to any shares covered by any award until the date of the issuance of a Company Stock certificate to him or her for such shares.

(b) Determinations by the Committee under the Plan relating to the form, amount and terms and conditions of grants and Awards need not be uniform, and may be made selectively among persons who receive or are eligible to receive grants and awards under the Plan, whether or not such persons are similarly situated.

18.	Unfunded Status of Awards.

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Certificate shall give any such Participant any rights that are greater than those of a general creditor of the Company.

19.	No Fractional Shares.

No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

20.	Interpretation.

The Plan is designed and intended to ~~the extent applicable, to~~authorize the grant of Awards that comply with Section 162(m) of the Code as well as Awards that do not comply with Section 162(m), and to provide for grants and other transactions which are exempt under Rule 16b-3, and all provisions hereof shall be construed in a manner ~~to so comply. Awards~~consistent therewith. All awards granted under the Plan are intended to ~~comply with Code Section 409A and all Awards shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of the Plan.~~be exempt from the requirements of Section 409A of the Code or, if not exempt, to satisfy the requirements of Section 409A, and the provisions of the Plan and of any Award granted under the Plan shall be construed in a manner consistent therewith.

Notwithstanding any provision of the Plan or any Award to the contrary, any amounts payable under the Plan on account of termination of employment to an Award holder who is a “specified employee” within the meaning of Section 409A of the Code which constitute “deferred compensation” within the meaning of Section 409A and which are otherwise scheduled to be paid during the first six months following the Award holder’s termination of employment (other than any payments that are permitted under Section 409A to be paid within six months following termination of employment of a specified employee) shall be suspended until the six-month anniversary of the Award holder’s termination of employment (or until the Award holder’s death, if earlier), at which time all payments that were suspended shall be paid to the Award holder in a lump sum. For purposes of Section 409A of the Code, the “specified employees” of the Company shall be determined in such manner as may be specified by resolution of the Committee in accordance with Section 409A of the Code. Notwithstanding any provision of the Plan or any Award Certificate to the contrary, in the event that the Committee determines that any Award may or does not comply with ~~Code~~ Section 409A of the Code, the Company may adopt such amendments to the Plan and the affected Award (without Participant consent) or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (i) exempt the Plan and any Award from the application of Code Section 409A and/or preserve the intended tax treatment of Awards or (ii) comply with the requirements of ~~Code~~ Section 409A of the Code.

21. Participants	in Other Countries.

The Committee shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable so that Awards to Participants who are resident or primarily employed outside the United States conform to laws, regulations and customs of the country where the Participant is resident or primarily employed, or so that the value and benefits of the Award to the Participant, as affected by foreign tax laws and other applicable foreign restrictions shall be comparable to the value of an Award to a Participant who is resident in the United States.

Appendix B

LORILLARD, INC.

INDEPENDENCE STANDARDS FOR DIRECTORS

The Board of Directors has adopted Corporate Governance Guidelines that contain director qualifications. No director will be considered “independent” unless the Board affirmatively determines that the director has no material relationship with Lorillard, Inc. or any of its subsidiaries (together, the “Company”), either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. When making independence determinations, the Board will consider all relevant facts and circumstances, as well as all applicable legal and regulatory requirements, including NYSE corporate governance requirements and the rules and regulations of any other regulatory or self-regulatory body with jurisdiction over the Company. Notwithstanding the foregoing, none of the following relationships shall automatically disqualify any director or nominee from being considered “independent”:

(a) More than three years ago, (i) the director was employed by the Company, or (ii) an immediate family member of the director was employed by the Company as an executive officer;

(b) (i) During any twelve-month period during the preceding three years, the director has received, or has an immediate family member who has received, less than $120,000 in direct compensation from the Company; or (ii) during any twelve-month period during the preceding three years the director has received, or has an immediate family member who has received, director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); or (iii) more than three years ago, the director has received, or has an immediate family member who has received, any such compensation (including amounts over $120,000 per year);

(c) The director or an immediate family member of the director is or was employed within the past three years as an executive officer of another organization for which any of the Company’s present executive officers at the same time serves or served on that organization’s board of directors (or similar body) or any committee thereof, except that the foregoing shall not apply to service by such executive officer on such organization’s compensation committee; or

(d) (i) The director is or was an employee, executive officer, partner (other than a limited partner) or significant equity holder of another organization that made payments to, or received payments from, the Company for property or services in an amount which, in any single fiscal year, is less than the greater of $1.0 million or 2% of such other organization’s consolidated gross revenues, or (ii) an immediate family member of the director is or was an executive officer of another company that made payments to, or received payments from, the Company for property or services in an amount which, in any single fiscal year, is less than the greater of $1.0 million or 2% of such other company’s consolidated gross revenues.

In addition to these guidelines, members of certain committees of the Board, such as the Audit Committee, are subject to heightened standards of independence under various rules and regulations.

For purposes of these guidelines: (1) compensation received by an immediate family member of a director for service as a non-executive employee of the Company shall not be considered in determining independence under (b), above; (2) in applying the test under (d), above, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year and the look-back provisions shall apply solely to the financial relationship between the Company and the director or immediate family member’s current employer and not to former employment of the director or immediate family member; (3) an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home, but in applying any lookback provisions, the Company will not consider individuals who are no longer immediate family members as a result of legal separation or divorce or those who have died or become incapacitated; (4) a significant equity holder of an organization will normally be considered a shareholder, limited partner or member owning 10% or more of the voting or equity interests in that organization; and (5) a director’s service as a non-employee Chairman of the Board of Directors of the Company shall not be deemed employment by the Company under (a) above.

B-1

Appendix C

LORILLARD, INC.

RECONCILIATION OF REPORTED (GAAP) TO ADJUSTED (NON-GAAP) RESULTS

(Amounts in millions, except per share data)

The reconciliation provided below reconciles the non-GAAP financial measures adjusted gross profit, adjusted operating income, adjusted net income and adjusted diluted earnings per share with the most directly comparable GAAP financial measures, reported gross profit, reported operating income, reported net income and reported diluted earnings per share available to Lorillard common shareholders, for the year ended December 31, 2013 and 2012. Lorillard management uses adjusted (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. Adjusted (non-GAAP) results are not, and should not be viewed as, substitutes for reported (GAAP) results.

The adjustments to reported results summarized below remove the following items: (1) the favorable impact of the reduction in Lorillard’s MSA payments as a result of the settlement to resolve certain MSA payment adjustment disputes approved by the arbitration panel in March 2013 included as an offset to tobacco settlement expense in cost of sales (including the addition of two more states in the second quarter of 2013); (2) estimated costs to comply with the U.S. Government Case judgment included in selling, general and administrative expenses; (3) accrued costs related to compensatory damages and statutory interest to dismiss the Evans case included in selling, general and administrative expenses; (4) expenses incurred in conjunction with the acquisition of SKYCIG included in selling, general and administrative expenses; (5) amortization of the SKYCIG brand included in selling, general and administrative expenses; (6) accrued costs related to certain Engle Progeny cases included in selling, general and administrative expenses; (7) expenses incurred in conjunction with the acquisition of blu eCigs included in selling, general and administrative expenses; (8) the favorable impact of mark-to-market pension adjustments recorded by Reynolds American in the fourth quarter of 2012 on Lorillard’s tobacco settlement expense; and (9) the unfavorable impact of adjustments to certain historical operating income data as reported in the years 2001 through 2005 by RJ Reynolds Tobacco Company (“RJRT”) in the first quarter of 2012 on Lorillard’s tobacco settlement expense included in cost of sales.

	Year ended December 31, 2013
	Operating Income	Net Income	Diluted EPS
Reported (GAAP) results	$2,054	$1,180	$3.15
GAAP results include the following:
(1) Settlement to resolve certain MSA payment adjustment disputes	(155)	(97)	(0.26)
(2) Estimated costs to comply with the U.S. Government Case judgment	20	13	0.03
(3) Accrued costs related to compensatory damages and statutory interest to dismiss Evans case	79	50	0.14
(4) SKYCIG acquisition expenses	4	4	0.01
(5) Amortization of SKYCIG brand	6	5	0.02
(6) Accrued costs related to Engle Progeny cases	22	13	0.03

Adjusted (Non-GAAP) results	$2,030	$1,168	$3.12

	Year ended December 31, 2012
	Operating Income	Net Income	Diluted EPS
Reported (GAAP) results	$1,878	$1,099	$2.81
GAAP results include the following:
(7) blu eCigs acquisition expenses	6	4	0.01
(8) Tobacco settlement expense impact of RAI mark-to-market pension accounting adjustments	(8)	(5)	(0.01)
(9) Tobacco settlement expense impact of RJRT adjustments to its 2001-2005 operating income and restructuring charges	7	5	0.01

Adjusted (Non-GAAP) results	$1,883	$1,103	$2.82

C-1

.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59p.m., Eastern Daylight Time, on May 14, 2014
Vote by Internet
• Go to www.investorvote.com/LO
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	The Board of Directors recommends a vote FOR Proposals 1 – 4 and AGAINST Proposals 5 and 6.

1. To elect the seven nominees named below to hold office until the Annual Meeting of Shareholders for 2015:								+
	For	Against	Abstain		For	Against	Abstain
01 - Dianne Neal Blixt	☐	☐	☐	2. Advisory vote to approve the Company’s executive compensation.	☐	☐	☐

02- Andrew H. Card, Jr.	☐	☐	☐	3. Approval of the 2008 Incentive Compensation Plan as amended and restated.	☐	☐	☐
03 - Virgis W. Colbert	☐	☐	☐	4. To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐

04 - David E.R. Dangoor	☐	☐	☐	5. Shareholder proposal on disclosure of lobbying policies and practices.	☐	☐	☐

05 - Murray S. Kessler	☐	☐	☐	6. Shareholder proposal on additional disclosure of the health risks of smoking.	☐	☐	☐

06 - Jerry W. Levin	☐	☐	☐

07 - Richard W. Roedel	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date this proxy and sign your name exactly as it appears on this form. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

LORILLARD, INC.

THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.

ADMISSION TICKET

Annual Meeting of Shareholders for 2014

May 15, 2014 at 10:00 a.m.

O.Henry Hotel

624 Green Valley Road

Greensboro, NC 27408

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders.

The Proxy Statement and the 2013 Annual Report to Shareholders are available at:

http://investors.lorillard.com/phoenix.zhtml?c=134955&p=irol-proxy

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Lorillard, Inc. +
This proxy is solicited on behalf of the Board of Directors of Lorillard, Inc. for the Annual Meeting of Shareholders for 2014 on May 15, 2014.

The undersigned hereby (1) acknowledges receipt of the Notice of Annual Meeting of Shareholders for 2014 of Lorillard, Inc. (“Lorillard” or the “Company”) and the accompanying Proxy Statement for the Annual Meeting of Shareholders for 2014 to be held on May 15, 2014 starting at 10:00 a.m., eastern daylight time, at the O.Henry Hotel, 624 Green Valley Road, Greensboro, North Carolina 27408, and (2) appoints David H. Taylor and Ronald S. Milstein, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution to vote all shares of common stock of Lorillard that the undersigned would be entitled to cast if personally present at the annual meeting and at any adjournment(s) or postponement(s) thereof, and with discretionary authority as to any other matters that may properly come before the annual meeting, all in accordance with, and as described in, the accompanying Notice of Annual Meeting of Shareholders for 2014.

The Board of Directors makes the following recommendation: (1) a vote “FOR” the election of each of the seven nominees named in the attached Proxy Statement to hold office until the Annual Meeting of Shareholders for 2015, and until their respective successors are duly elected and qualified; (2) a vote “FOR” the non-binding, advisory vote to approve the Company’s executive compensation; (3) a vote “FOR” approval of the 2008 Incentive Compensation Plan as amended and restated; (4) a vote “FOR” the proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014; (5) a vote “AGAINST” the shareholder proposal on disclosure of lobbying policies and practices; and (6) a vote “AGAINST” the shareholder proposal on additional disclosure of the health risks of smoking.

The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the common stock of Lorillard and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof. If one or more of the proxies named shall be present in person or by substitute at the meeting or at any adjournment(s) or postponement(s) thereof, the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given. Please date, sign exactly as your name appears on the form and promptly mail this proxy in the enclosed envelope. No postage is required.

(Continued and to be marked, dated and signed, on the other side)

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.	☐

■	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+